Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

RLJ LODGING TRUST

RLJ LODGING TRUST, L.P.

RANGERS SUB I, LLC

RANGERS SUB II, LP

FELCOR LODGING TRUST INCORPORATED

and

FELCOR LODGING LIMITED PARTNERSHIP

Dated as of April 23, 2017

i

Section 9.6	Entire Agreement	124
Section 9.7	No Third-Party Beneficiaries	124
Section 9.8	Specific Performance	124
Section 9.9	Counterparts	124
Section 9.10	Governing Law	125
Section 9.11	Consent to Jurisdiction	125
Section 9.12	WAIVER OF JURY TRIAL	125

EXHIBITS

Exhibit A — Form of Company Stockholders Voting Agreement

Exhibit B — Form of Parent Shareholders Voting Agreement

Exhibit C — Form of Amendment to CIC Agreement

Exhibit D — Form of Articles Supplementary of Parent

Exhibit E — Form of Amendment to Parent Partnership Agreement

Exhibit F — Form of REIT Opinion of Polsinelli PC

Exhibit G — Form of REIT Opinion of Hogan Lovells US LLP

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 23, 2017 (this “Agreement”), is made by and among RLJ Lodging Trust, a Maryland real estate investment trust (“Parent”), RLJ Lodging Trust, L.P., a Delaware limited partnership (“Parent LP”), Rangers Sub I, LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent LP (“REIT Merger Sub”), Rangers Sub II, LP, a Delaware limited partnership and an indirect wholly owned subsidiary of Parent LP (“Partnership Merger Sub”), FelCor Lodging Trust Incorporated, a Maryland corporation (the “Company”), and FelCor Lodging Limited Partnership, a Delaware limited partnership (“Company LP”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in Section 1.1.

W I T N E S S E T H:

WHEREAS, the parties hereto wish to effect a business combination transaction in which the Company shall merge with and into REIT Merger Sub, with REIT Merger Sub being the surviving entity (the “REIT Merger”), and each outstanding share of Company Common Stock will be converted into the right to receive from Parent LP the applicable REIT Common Merger Consideration and each outstanding share of Company Series A Preferred Stock will be converted into the right to receive from Parent LP the applicable REIT Preferred Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL and the MD LLC Act;

WHEREAS, prior to the REIT Merger, Partnership Merger Sub shall merge with and into Company LP, with Company LP continuing as the surviving entity and a wholly owned subsidiary of Parent LP (such merger transaction, the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), and outstanding partnership interests in Company LP will be converted into the right to receive partnership interests in Parent LP, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DRULPA;

WHEREAS, the board of trustees of Parent (the “Parent Board”) has determined that the Mergers are in the best interests of Parent and its shareholders, approved this Agreement and the issuance of Parent Common Shares contemplated by this Agreement (the “Parent Share Issuance”), directed that the Parent Share Issuance be submitted for consideration at a meeting of Parent’s shareholders and resolved to recommend that Parent’s shareholders vote to approve the Parent Share Issuance;

WHEREAS, the board of directors of the Company (the “Company Board”) has determined that the Mergers are in the best interests of the Company and its stockholders, approved this Agreement and the Mergers and the other transactions contemplated by this Agreement, directed that the REIT Merger and the other transactions contemplated by this Agreement be submitted for consideration at a meeting of the Company’s stockholders and resolved to recommend that the Company’s stockholders vote to approve the REIT Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Company is the sole general partner of Company LP and holds limited partner interests in Company LP through its wholly owned subsidiary, FelCor Holdings Trust, a Massachusetts business trust (“FelCor Holdings” ”));

WHEREAS, each of Parent, in its capacity as the general partner of Parent LP, Company, in its capacity as the general partner of Company LP, Parent LP, in its capacity as the sole member of REIT Merger Sub and in its capacities as the limited partner of Partnership Merger Sub and the sole member of the general partner of Partnership Merger Sub, has taken all actions required for the execution of this Agreement by Parent LP, Company LP, REIT Merger Sub and Partnership Merger Sub, respectively, and to adopt and approve this Agreement and to approve the consummation by REIT Merger Sub, Partnership Merger Sub and Company LP, as applicable, of the REIT Merger and the Partnership Merger, as applicable, and the other transactions contemplated by this Agreement;

WHEREAS, Parent, Parent LP and certain stockholders of the Company have entered into a Voting Agreement in the form attached hereto as Exhibit A (the “Company Stockholders Voting Agreement”) pursuant to which such stockholders have agreed to vote the shares of Company Common Stock beneficially owned by them, or the voting of which they have the power to direct, in favor of the REIT Merger, or cause such interests to be voted in favor of the REIT Merger, at any meeting of the stockholders of the Company at which it is proposed that such stockholders approve the REIT Merger;

WHEREAS, the Company, Company LP and certain shareholders of Parent have entered into a Voting Agreement in the form attached hereto as Exhibit B (the “Parent Shareholders Voting Agreement”) pursuant to which such shareholders have agreed to vote the Parent Common Shares beneficially owned by them, or the voting of which they have the power to direct, in favor of the Parent Share Issuance, or cause such interests to be voted in favor of the Parent Share Issuance at any meeting of the shareholders of Parent at which it is proposed that such shareholders approve the Parent Share Issuance;

WHEREAS, prior to the REIT Merger Effective Time, Parent shall transfer to Parent LP (or to the Exchange Agent on behalf of Parent LP) the Parent Common Shares and the Parent Series A Preferred Shares to be used by Parent LP to provide the Aggregate REIT Merger Consideration under this Agreement, and the parties intend that such transfers by Parent be treated as contributions of the Parent Common Shares and the Parent Series A Preferred Shares to Parent LP in exchange for a number of Parent LP Common Units equal to the number of Parent Common Shares transferred to Parent LP and a number of Parent LP Preferred Units equal to the number of Parent Series A Preferred Shares transferred to Parent LP, with terms of such Parent LP Preferred Units to be the same, in all material respects, as the terms of the Parent Series A Preferred Shares;

WHEREAS, for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), the parties intend that (i) the REIT Merger will be treated as a taxable sale by the Company of all of the Company’s assets to Parent LP in exchange for the Aggregate REIT Merger Consideration and the assumption of all of the Company’s liabilities (including the Company’s interests in Company LP, as determined under the applicable U.S. federal income tax regulations), immediately followed by a distribution of such consideration by the Company to the holders of equity interests in the Company in liquidation of the Company pursuant to Section 331 and Section 562 of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of liquidation” of the Company for U.S. federal income tax purposes, and (ii) to the extent the limited partners of Company LP other than the Company or any other Company Subsidiary receive New Parent LP Common Units, the Partnership Merger will be treated as contributions by those limited partners of their Company LP Common Units to Parent LP in exchange for the New Parent LP Common Units pursuant to Section 721(a) of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a material inducement to the willingness of Parent, Parent LP, REIT Merger Sub, and Partnership Merger Sub to enter into this Agreement, each of the Executive Employees are executing an amendment to his or her Change in Control and Severance Agreement with the Company and Company LP, to become effective upon the Closing; and

WHEREAS, each of the Company, Company LP, Parent, Parent LP, REIT Merger Sub and Partnership Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1              Definitions.

(a)           For purposes of this Agreement:

“Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement containing terms no less favorable to the Company or Parent, as the case may be, than the terms set forth in the Confidentiality Agreement; provided, however, that such confidentiality agreement shall not prohibit compliance by the Company or Parent, as the case may be, with any of the provisions of Section 6.5, and shall not include any standstill provisions.

“Action” shall mean any claim, action, suit, proceeding, arbitration, mediation or other investigation.

“Affiliate” of a specified Person shall mean a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Aggregate Cash Consideration” shall mean the aggregate amount paid with respect to fractional shares and fractional units in accordance with Section 3.9.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Company 2005 Plan” shall mean the Company’s 2005 Restricted Stock and Stock Option Plan, as it may be amended from time to time.

“Company 2014 Plan” shall mean the Company’s 2014 Equity Compensation Plan, as it may be amended from time to time.

“Company Benefit Plan” shall mean each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other plan, agreement, arrangement or policy (written or oral) relating to compensation, deferred compensation, bonus, commission, cash- or equity-based incentive, stock option, stock purchase, phantom stock, retention, change in control, golden parachute, severance, termination pay, salary continuation, supplemental unemployment, retirement, supplemental retirement, pension, savings, profit sharing, health, medical, dental, vision, disability, accident, life insurance, vacation, paid time off, education reimbursement, perquisite, fringe benefit or other employee benefit, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or the Company Subsidiaries, or pursuant to which the Company or any Company Subsidiary has or may have any liability, including contingent liability, other than any plan, agreement, arrangement or policy operated by a Governmental Authority.

“Company Bylaws” shall mean the Bylaws of FelCor Lodging Trust Incorporated restated through October 27, 2016, as it may be amended from time to time.

“Company Charter” shall mean the Articles of Amendment and Restatement of FelCor Lodging Trust Incorporated, dated May 19, 2015, with any articles of amendment or articles supplementary thereto, as it may be further amended and supplemented from time to time.

“Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company Employment Agreement” shall mean each contract or agreement of the Company or any Company Subsidiary with any individual who is rendering or has rendered services thereto as an employee or director pursuant to which the Company or any Company Subsidiary has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Company Equity Plans” shall mean the Company 2005 Plan and the Company 2014 Plan.

“Company LP Common Unit” shall mean a limited partnership interest in Company LP designated as a “Common Unit” under the Company Partnership Agreement.

“Company LP Preferred Unit” shall mean a limited partnership interest in Company LP designated as a “Series A Convertible Preferred Unit” under the Company Partnership Agreement.

“Company Material Adverse Effect” shall mean any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) that prevents or materially impairs the ability of the Company or Company LP to consummate the Mergers before the Outside Date; provided, however, that for purposes of clause (a) “Company Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of the Company to meet any projections or forecasts or any decrease in the market price of the Company Common Stock (it being understood and agreed that, subject to the other clauses of this proviso, any event, circumstance, change or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Company Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the lodging industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates or changes in global, national or regional political conditions, (iv) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (v) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Mergers or other transactions contemplated hereby, including the impact of any of the foregoing on relationships, contractual or otherwise, with customers, franchisors, managers, suppliers, lenders, investors, future partners or employees, (vi) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of Parent, (vii) earthquakes, hurricanes or other natural disasters, (viii) changes in Law or GAAP or interpretations or enforcement thereof or (ix) any stockholder or derivative litigation arising from allegations of a breach or violation of applicable Law relating to this Agreement or transactions contemplated thereby, which in the case of each of clauses (ii), (iii), (iv) and (viii) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the lodging industry in the United States, and in the case of clause (vii) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the lodging industry in the geographic regions in which the Company and the Company Subsidiaries operate or own or lease properties.

“Company Partnership Agreement” shall mean that certain Second Amended and Restated Agreement of Limited Partnership of FelCor Lodging Limited Partnership, dated as of December 31, 2001, as amended by that certain First Amendment, dated as of April 1, 2002, as further amended by that certain Second Amendment, dated as of August 31, 2002, as further amended by that certain Third Amendment, dated as of October 1, 2002, as further amended by that certain Fourth Amendment, dated as of July 1, 2003, as further amended by that certain Fifth Amendment, dated as of April 2, 2004, as further amended by that certain Sixth Amendment, dated as of August 23, 2004, as further amended by that certain Seventh Amendment, dated as of

April 7, 2005, as further amended by that certain Eighth Amendment, dated as of August 30, 2005, as it may be further amended from time to time.

“Company Partnership Certificate” shall mean the certificate of limited partnership of FelCor Lodging Limited Partnership, as it may be amended from time to time.

“Company Partnership Unit” shall mean a “Partnership Unit,” as defined in the Company Partnership Agreement, and shall include a Company LP Common Unit and a Company LP Preferred Unit.

“Company Preferred Stock” shall mean shares of preferred stock, par value $0.01 per share, of the Company, of any series or type as may be designated by the Company Board.

“Company Property Manager” shall mean any Third Party that manages or operates any of the Company Properties on behalf of the Company, Company LP or any other Company Subsidiary.

“Company Restricted Stock” shall mean any restricted shares of Company Common Stock granted pursuant to the Company Equity Plans.

“Company RSU” shall mean any restricted stock unit award with respect to Company Common Stock granted pursuant to the Company Equity Plans.

“Company Series A Preferred Stock” shall mean the $1.95 Series A Cumulative Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Company Stockholder Meeting” shall mean the meeting (including any postponement and adjournment thereof) of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval.

“Company Subsidiary” shall mean a Subsidiary of the Company.  A Company Subsidiary that is directly or indirectly wholly owned by the Company or Company LP shall be deemed a wholly owned Company Subsidiary.

“Company Termination Fee” shall mean $39,000,000.

“Company Title Insurance Policy” shall mean each policy of title insurance insuring the Company’s or the applicable Company Subsidiary’s (or the applicable predecessor’s) title to or leasehold interest in Company Properties, subject to the matters and printed exceptions set forth in the Company Title Insurance Policies.

“Confidentiality Agreement” shall mean the letter agreement, dated December 28, 2016, as amended from time to time, between Parent and the Company.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 or 4068(a) of ERISA, (c) under Section 430(k) or 4971 of the Code and (d) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code, in the case of each of the foregoing clauses (a) through (d), with respect to a Person or any of its ERISA Affiliates.

“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.

“DRULPA” shall mean the Delaware Revised Uniform Limited Partnership Act, as amended.

“Environmental Law” shall mean any Law relating to the pollution or protection of the indoor or outdoor environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Materials), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” shall mean any permit, approval, license or other authorization required under any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive Employees” shall mean Steven R. Goldman, Troy A. Pentecost, Michael Hughes, Thomas Hendrick and Jonathan Yellen.

“Expense Amount” shall mean $20,000,000.

“Expenses” shall mean all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, and filing of the Form S-4, the preparation, printing, filing and mailing of the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and the Joint Proxy Statement, the solicitation of stockholder and shareholder approvals, engaging the services of the Exchange Agent, obtaining third-party consents, any other filings with the SEC and all other matters related to the Closing of the Mergers and the other transactions contemplated by this Agreement.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, arbitration panel, or any governmental or quasi-governmental, regulatory, judicial or administrative authority, board, bureau, agency, commission or self-regulatory organization.

“Hazardous Materials” shall mean (i) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder:  the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, methane, asbestos, and radon; and (iv) mold that would reasonably be expected to have a material adverse effect on human health or property.

“Indebtedness” shall mean, with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Indemnitee” shall mean any individual who, on or prior to the REIT Merger Effective Time, was an officer, director, partner, member, trustee or employee of the Company or served on behalf of the Company as an officer, director, partner, member, trustee or employee of any of the Company Subsidiaries.

“Intellectual Property” shall mean all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Intellectual Property Registrations” shall mean all Intellectual Property subject to any issuance, registration, or application or filing by, to, or with any Governmental Authority or domain registrar in any jurisdiction, including patents and patent applications, trademark registrations and applications, copyright registrations and applications, and Internet domain names.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“IRS” shall mean the United States Internal Revenue Service.

“knowledge” shall mean the actual knowledge as of the date hereof, with respect to the Company or Parent, of the Persons listed on Section 1.1 of the Company Disclosure Letter and Section 1.1 of the Parent Disclosure Letter, respectively.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Lien” shall mean with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third-party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Maryland SDAT” shall mean the Maryland State Department of Assessments and Taxation.

“MD LLC Act” shall mean the Maryland Limited Liability Company Act, as amended.

“MGCL” shall mean the Maryland General Corporation Law, as amended.

“NYSE” shall mean the New York Stock Exchange.

“Order” shall mean a judgment, order or decree of a Governmental Authority.

“Parent Declaration of Trust” shall mean the Articles of Amendment and Restatement of Declaration of Trust of RLJ Lodging Trust, dated as of May 5, 2011, any articles of amendment or articles supplementary thereto and as it may be further amended and supplemented from time to time.

“Parent Benefit Plan” shall mean each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other material plan, agreement, arrangement or policy (written or oral) relating to employment, compensation, deferred compensation, bonus, commission, cash- or equity-based incentive, stock option, stock purchase, phantom stock, retention, change in control, golden parachute, severance, termination pay, salary continuation, supplemental unemployment, retirement, supplemental retirement, pension, savings, profit sharing, health, medical, dental, vision, disability, accident, life insurance, vacation, paid time off, education reimbursement, perquisite, fringe benefit or other employee benefit, in each case maintained or contributed to, or required to be maintained or contributed to, by Parent or the Parent Subsidiaries, or pursuant to which Parent or Parent Subsidiaries has or may have any liability, including contingent liability, other than any plan, agreement, arrangement or policy operated by a Governmental Authority.

“Parent Bylaws” shall mean the Third Amended and Restated Bylaws of RLJ Lodging Trust, dated as of April 29, 2016, as it may be amended from time to time.

“Parent Common Shares” shall mean the common shares of beneficial interest, par value $0.01 per share, of Parent.

“Parent Equity Plans” shall mean the Parent 2011 Equity Incentive Plan, as it may be amended from time to time, and the Parent 2015 Equity Incentive Plan, as it may be amended from time to time.

“Parent Lease” shall mean each lease and sublease that is in effect as of the date hereof and to which Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or the other Parent Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Parent Properties.

“Parent LP Common Unit” shall mean a limited partnership interest in Parent LP designated as a “Class A Unit” under the Parent Partnership Agreement.

“Parent LP Preferred Unit” shall mean a limited partnership interest in Parent LP to be designated as a “Series A Convertible Preferred Unit” under the Parent Partnership Agreement, as amended in accordance with Section 6.18 hereof.

“Parent Material Adverse Effect” shall mean any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub and the other Parent Subsidiaries, taken as a whole or (b) that prevents or materially impairs the ability of Parent, Parent LP, REIT Merger Sub or Partnership Merger Sub to consummate the Mergers before the Outside Date; provided, however, that for purposes of clause (a) “Parent Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of Parent to meet any projections or forecasts or any decrease in the market price of the Parent Common Shares (it being understood and agreed that, subject to the other clauses of this proviso, any event, circumstance, change or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Parent Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the lodging industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates or changes in global, national or regional political conditions, (iv) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (v) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Mergers or other transactions contemplated hereby, including the impact of any of the foregoing on relationships, contractual or otherwise, with customers, franchisors, managers, suppliers, lenders, investors, future partners or employees, (vi) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of the Company, (vii) earthquakes, hurricanes or other natural disasters, (viii) changes in Law or GAAP or interpretations or enforcement thereof or (ix) any stockholder or derivative litigation arising from allegations of a breach or violation of applicable Law relating to this Agreement or transactions contemplated thereby, which in the case of each of clauses (ii), (iii), (iv) and (viii) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other participants in the lodging industry in the United States, and in the case of clause (vii) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other participants in the lodging industry in the geographic regions in which Parent and the Parent Subsidiaries operate or own or lease properties.

“Parent Material Contract” shall mean each contract or agreement in effect as of the date of this Agreement to which Parent or any Parent Subsidiary is a party that is required to be filed as an exhibit to the Parent SEC Filings pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC, excluding (x) any contract or agreement that will no longer be in effect following the Closing and (y) any contract or agreement that is, or at the Closing will be, terminable-at-will (as defined below) or terminable upon not more than sixty (60) days’ notice by Parent or any Parent Subsidiary without penalty.  A contract or agreement is “terminable-at-will”, as that expression is used in this definition if it expressly provides that it is terminable-at-will, regardless of whether any covenant of good faith and fair dealing may be implied as a matter of law in connection with the termination thereof.

“Parent Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of RLJ Lodging Trust, L.P., dated May 13, 2011, as it may be amended from time to time.

“Parent Partnership Certificate” shall mean the certificate of limited partnership of RLJ Lodging Trust, L.P., as it may be amended from time to time.

“Parent Preferred Shares” shall mean the preferred shares of beneficial interest, par value $0.01 per share, of Parent, of any series or type as may be designated by the Parent Board.

“Parent Series A Preferred Shares” shall mean the Series A cumulative convertible preferred shares, par value $0.01 per share, of Parent, as designated by the Parent Board.

“Parent Shareholder Meeting” shall mean the meeting (including any postponement and adjournment thereof) of the holders of Parent Common Shares for the purpose of seeking the Parent Shareholder Approval.

“Parent Subsidiary” shall mean a Subsidiary of Parent.

“Parent Termination Fee” shall mean $95,000,000.

“Parent Title Insurance Policy” shall mean each policy of title insurance insuring Parent’s or the applicable Parent Subsidiary’s (or the applicable predecessor’s) title to or leasehold interest in Parent Properties, subject to the matters and printed exceptions set forth in the Parent Title Insurance Policies.

“Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or a government or a political subdivision, agency or instrumentality of a government.

“Representative” shall mean, with respect to any Person, any of such Person’s trustees, directors, officers, employees, consultants, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission (including the staff thereof).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Surviving Entity” shall mean, (x) with respect to the Partnership Merger, Company LP, and (y) with respect to the REIT Merger, REIT Merger Sub.

“Subsidiary” shall mean, with respect to any Person (a) any corporation of which at least fifty percent (50%) of the outstanding voting securities is directly or indirectly owned (b) any partnership, limited liability company, joint venture or other entity of which at least fifty percent (50%) of the total equity interest is directly or indirectly owned by such Person or of which such Person or any of its Subsidiaries is a general partner, manager, managing member or the equivalent.

“Tax” or “Taxes” shall mean any federal, state, local or foreign or other taxes of any kind, together with any interest, penalties and additions to tax, imposed by any Governmental Authority, including taxes on or with respect to income, franchises, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment and net worth, and taxes in the nature of excise, withholding, and value added taxes.

“Tax Return” shall mean any return, report or similar statement, together with any attached schedule, that is required to be provided to a Governmental Authority with respect to Taxes, including information returns, refunds claims, amended returns and declarations of estimated Tax.

“Third Party” shall mean (i) in the case of the Company, Company LP or a Company Subsidiary, any Person or group of Persons other than Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub and their respective Affiliates or (ii) in the case of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or a Parent Subsidiary, any Person or group of Persons other than the Company, Company LP and their respective Affiliates.

“VWAP of Parent Common Shares” shall mean the volume weighted average price of Parent Common Shares for the ten (10) trading days immediately prior to the Closing

Date, starting with the opening of trading on the first trading day to the closing of the last trading day prior to the Closing Date, as reported by Bloomberg.

The following terms shall have the respective meanings set forth in the Section set forth below opposite such term:

Acquisition Proposal	Section 6.5(k)(i)
Adverse Recommendation Change	Section 6.5(d)
Aggregate REIT Merger Consideration	Section 3.5(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.5(a)
BAML	Section 4.19
Barclays	Section 5.19
Book-Entry Share	Section 3.1(b)(i)
Certificate	Section 3.1(b)(i)
Claim	Section 4.13
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Common Exchange Ratio	Section 3.1(b)(i)
Company	Preamble
Company Board	Recitals
Company Common Quarterly Dividend	Section 6.1(b)(iii)
Company Designee	Section 6.19
Company Disclosure Letter	ARTICLE IV
Company Employees	Section 6.10(a)
Company Franchise Agreement	Section 4.16(i)
Company Ground Lease	Section 4.16(g)
Company Insurance Policies	Section 4.18
Company LP	Preamble
Company Major Leases	Section 4.16(f)
Company Management Agreement	Section 4.16(h)
Company Material Contract	Section 4.12(a)
Company Permits	Section 4.6(a)
Company Permitted Liens	Section 4.16(b)
Company Property	Section 4.16(a)
Company Recommendation	Section 4.4(a)
Company SEC Filings	Section 4.7(a)
Company Stockholder Approval	Section 4.21
Company Stockholders Voting Agreement	Recitals
Company Subsidiary Partnership	Section 4.17(f)
Company Tax Letter	Section 6.11(c)
Company Tax Protection Agreements	Section 4.17(f)
D&O Insurance	Section 6.9(c)
Exchange Agent	Section 3.5(a)
Exchange Fund	Section 3.5(a)

Existing Indemnification Right	Section 6.9(e)
FelCor Holdings	Recitals
Form S-4	Section 4.5(b)
Inquiry	Section 6.5(a)
Interim Period	Section 6.1(a)
Joint Proxy Statement	Section 4.5(b)
JV Agreement	Section 4.12(a)
Letter of Transmittal	Section 3.5(c)(i)
Losses	Section 6.14
Material Parent Leases	Section 5.16(f)
Mergers	Recitals
New Parent LP Common Units	Section 3.2(a)
New Plans	Section 6.10(b)
Notice of Superior Proposal	Section 6.5(e)
Outside Date	Section 8.1(b)(i)
Parent	Preamble
Parent Board	Recitals
Parent Common Quarterly Dividend	Section 6.2(b)(iii)
Parent Disclosure Letter	ARTICLE V
Parent Insurance Policies	Section 5.18
Parent LP	Preamble
Parent Permits	Section 5.6(a)
Parent Permitted Liens	Section 5.16(b)
Parent Property	Section 5.16(a)
Parent Recommendation	Section 5.4(a)
Parent SEC Filings	Section 5.7(a)
Parent Share Issuance	Recitals
Parent Shareholders Voting Agreement	Recitals
Parent Subsidiary Partnership	Section 5.17(f)
Parent Tax Letter	Section 6.11(b)
Parent Tax Protection Agreements	Section 5.17(f)
Partnership Merger	Recitals
Partnership Merger Certificate of Merger	Section 2.3(a)
Partnership Merger Effective Time	Section 2.3(a)
Partnership Merger Sub	Preamble
Qualifying Income	Section 8.3(e)
REIT Common Merger Consideration	Section 3.1(b)(i)
REIT Merger	Recitals
REIT Merger Articles of Merger	Section 2.3(b)
REIT Merger Effective Time	Section 2.3(b)
REIT Merger Sub	Preamble
REIT Preferred Merger Consideration	Section 3.1(b)(ii)
Superior Proposal	Section 6.5(k)(ii)
Transfer Taxes	Section 6.11(a)
WARN Act	Section 4.11

ARTICLE II

THE MERGERS

Section 2.1              The Mergers.

(a)           Partnership Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, Partnership Merger Sub shall merge with and into Company LP, whereupon the separate existence of Partnership Merger Sub shall cease, and Company LP shall continue under the name “FelCor Lodging Limited Partnership” as the Surviving Entity in the Partnership Merger.  The Partnership Merger shall have the effects provided in this Agreement and as specified in the DRULPA.

(b)           REIT Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the MGCL and the MD LLC Act, at the REIT Merger Effective Time, the Company shall be merged with and into REIT Merger Sub, whereupon the separate existence of the Company shall cease, and REIT Merger Sub shall continue under the name “Rangers Sub I, LLC” as the Surviving Entity in the REIT Merger.  The REIT Merger shall have the effects provided in this Agreement and as specified in the MGCL and the MD LLC Act.

Section 2.2              Closing.  The closing of the Mergers (the “Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VII (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”).  The Closing shall take place at the offices of Hogan Lovells US LLP, 555 13th Street NW, Washington, D.C., or at such other place as agreed to by the parties hereto.

Section 2.3              Effective Time.

(a)           Partnership Merger Effective Time.  At the Closing, Company LP and Partnership Merger Sub shall (i) cause the certificate of merger with respect to the Partnership Merger (the “Partnership Merger Certificate of Merger”) to be duly executed and filed with the Delaware Secretary as provided under the DRULPA and (ii) make any other filings, recordings or publications required to be made by Company LP or Partnership Merger Sub under the DRULPA in connection with the Partnership Merger.  The Partnership Merger shall become effective upon such time as the Partnership Merger Certificate of Merger has been filed with the Delaware Secretary, or such later time that the parties hereto shall have agreed upon and designated in the Partnership Merger Certificate of Merger in accordance with the DRULPA as the effective time of the Partnership Merger (the “Partnership Merger Effective Time”).

(b)           REIT Merger Effective Time.  The Company and REIT Merger Sub shall cause the REIT Merger to be consummated as soon as practicable on the

Closing Date immediately after the Partnership Merger Effective Time, and shall (i) cause articles of merger with respect to the REIT Merger (the “REIT Merger Articles of Merger”) to be duly executed and filed with the Maryland SDAT as provided under the MGCL and the MD LLC Act and (ii) make any other filings, recordings or publications required to be made by the Company or REIT Merger Sub under the MGCL or the MD LLC Act in connection with the REIT Merger.  The REIT Merger shall become effective upon such time as the REIT Merger Articles of Merger have been accepted for record by the Maryland SDAT, or such later time which the parties hereto shall have agreed upon and designated in the REIT Merger Articles of Merger in accordance with the MGCL and the MD LLC Act as the effective time of the REIT Merger (the “REIT Merger Effective Time”), it being understood and agreed that the parties shall cause the REIT Merger Effective Time to occur as soon as practicable following the Partnership Merger Effective Time.

(c)           The Partnership Merger shall have the effects set forth in the DRULPA and this Agreement.  Without limiting the generality of the foregoing, and subject thereto, from and after the Partnership Merger Effective Time, the Surviving Entity of the Partnership Merger shall possess all properties, rights, privileges, powers and franchises of Company LP and Partnership Merger Sub, and all of the claims, obligations, liabilities, debts and duties of Company LP and Partnership Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity of the Partnership Merger.

(d)           The REIT Merger shall have the effects set forth in the MGCL, the MD LLC Act and this Agreement.  Without limiting the generality of the foregoing, and subject thereto, from and after the REIT Merger Effective Time, the Surviving Entity of the REIT Merger shall possess all properties, rights, privileges, powers and franchises of the Company, and all of the claims, obligations, liabilities, debts and duties of the Company shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity of the REIT Merger.

Section 2.4              Organizational Documents.

(a)           The agreement of limited partnership of Partnership Merger Sub, as in effect immediately prior to the Partnership Merger Effective Time, except for such changes as may be necessary to reflect any change of name of the Surviving Entity of the Partnership Merger, shall be the limited partnership agreement of the Surviving Entity of the Partnership Merger immediately following the Partnership Merger Effective Time, until thereafter amended in accordance with the applicable provisions thereof and in accordance with applicable Law.

(b)           The limited liability company agreement of REIT Merger Sub, as in effect immediately prior to the REIT Merger Effective Time, except for such changes as may be necessary to reflect any change of name of the Surviving Entity of the REIT Merger, shall be the limited liability company agreement of the Surviving Entity of the REIT Merger immediately following the REIT Merger Effective Time, until thereafter amended in accordance with the applicable provisions thereof and in accordance with applicable Law.

Section 2.5              Tax Consequences.  It is intended that, for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), (i) Parent’s transfers to Parent LP (or to the Exchange Agent on behalf of Parent LP) of the Parent Common Shares and the Parent Series A Preferred Shares will be treated as contributions of the Parent Common Shares and the Parent Series A Preferred Shares to Parent LP in exchange for a number of Parent LP Common Units equal to the number of Parent Common Shares transferred to Parent LP and a number of Parent LP Preferred Units equal to the number of Parent Series A Preferred Shares transferred to Parent LP, with terms of such Parent LP Preferred Units to be the same, in all material respects, as the terms of the Parent Series A Preferred Shares; (ii) the REIT Merger will be treated as a taxable sale by the Company of all of the Company’s assets (including all of the Company’s interests in Company LP, as determined under the applicable U.S. federal income tax regulations) to Parent LP in exchange for the Aggregate REIT Merger Consideration and the assumption of all of the Company’s liabilities, immediately followed by a distribution of the Aggregate REIT Merger Consideration by the Company to the holders of equity interests in the Company in liquidation of the Company pursuant to Section 331 and Section 562 of the Code, and that this Agreement shall constitute a “plan of liquidation” of the Company for U.S. federal income tax purposes, and (iii) to the extent the limited partners of Company LP other than the Company or any other Company Subsidiary receive New Parent LP Common Units in the Partnership Merger, the Partnership Merger will be treated as contributions by those limited partners of their Company LP Common Units to Parent LP in exchange for the New Parent LP Common Units pursuant to Section 721(a) of the Code.  If the Partnership Merger, either alone or taken together with the REIT Merger, is treated as a merger of the Company LP with Parent LP for purposes of Section 708(b)(2)(A) of the Code and Treasury Regulations Section 1.708-1(c), then such deemed merger of Company LP with Parent LP shall be treated as an “assets-over” form of merger under Treasury Regulations 1.708-1(c)(3)(i), with (x) the Company treated as selling its interests in Company LP to Parent LP in exchange for the Aggregate REIT Merger Consideration and the assumption of all of the Company’s liabilities (y) any Minority Limited Partner electing to receive Parent Common Shares treated as selling its interests in Company LP to Parent LP in exchange for such Parent Common Shares, and (z) Company LP immediately thereafter contributing all of its assets, subject to all of its liabilities, to Parent LP, in exchange for interests in Parent LP which are distributed to the Minority Limited Partners electing to receive New Parent LP Common Units.  The Company, as a party to this Agreement, hereby consents to the characterization set forth in the immediately preceding sentence, and each Minority Limited Partner electing to receive Parent Common Shares will consent to such characterization as a condition to such election being effective.  All Tax Returns shall be prepared in a manner consistent with this Section.

ARTICLE III

EFFECT OF THE MERGERS

Section 3.1              Effect on Shares.  At the REIT Merger Effective Time, by virtue of the REIT Merger and without any action on the part of the Company, REIT Merger Sub or the holders of any securities of the Company or REIT Merger Sub:

(a)           Cancellation of Company Securities.  Each share of Company Common Stock issued and outstanding immediately prior to the REIT Merger Effective

Time that is held by any wholly owned Company Subsidiary, by Parent or by any Parent Subsidiary shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(b)           Conversion of Company Securities.

(i)            Each share of Company Common Stock issued and outstanding immediately prior to the REIT Merger Effective Time (other than shares to be canceled in accordance with Section 3.1(a)) shall automatically be converted into the right to receive 0.362 Parent Common Shares (the “Common Exchange Ratio”), subject to adjustment as provided in Section 3.4 (the “REIT Common Merger Consideration”).  All shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share registered in the transfer books of the Company (a “Book-Entry Share”) with respect to such Company Common Stock that immediately prior to the REIT Merger Effective Time represented shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive the REIT Common Merger Consideration, in accordance with Section 3.5, including the right, if any, to receive, pursuant to Section 3.9, cash in lieu of fractional Parent Common Shares into which such shares of Company Common Stock have been converted pursuant to this Section 3.1(b)(i), together with the amounts, if any, payable pursuant to Section 3.5(d).  Subject to Section 6.20, the issuance of the REIT Common Merger Consideration shall be subject to the restrictions on ownership and transfer set forth in the Parent Declaration of Trust.

(ii)           Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the REIT Merger Effective Time shall automatically be converted into the right to receive from Parent LP a number of Parent Series A Preferred Shares equal to one (1) Parent Series A Preferred Share (such share, the “REIT Preferred Merger Consideration”).  All shares of Company Series A Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate or Book-Entry Share with respect to such Company Series A Preferred Stock that immediately prior to the REIT Merger Effective Time represented shares of Company Series A Preferred Stock shall cease to have any rights with respect to such Company Series A Preferred Stock other than the right to receive the REIT Preferred Merger Consideration, as the case may be, in accordance with Section 3.5.  Subject to Section 6.20, the issuance of the REIT Preferred Merger Consideration shall be subject to the restrictions on ownership and transfer set forth in the Parent Declaration of Trust.

(c)           REIT Merger Sub Membership Interests.  All membership interests of REIT Merger Sub issued and outstanding immediately prior to the REIT Merger Effective Time shall remain issued and outstanding following the REIT Merger Effective Time.

Section 3.2              Effect on Partnership Interests.

(a)           Conversion of Partnership Merger Sub Interests.  At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Parent LP, Partnership Merger Sub, Company LP or the holders of Company LP Common Units, Parent LP Common Units or partnership interests of Partnership Merger Sub, (i) the partnership interests of Partnership Merger Sub held by Parent LP and issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be cancelled and no payment shall be made with respect thereto, and (ii) the partnership interests in Partnership Merger Sub held by the general partner of Partnership Merger Sub and issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into one (1) Company LP Common Unit, and the general partner of Partnership Merger Sub shall be admitted as the sole general partner of Company LP.

(b)           Conversion of Company Partnership Units.  At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Parent LP, Partnership Merger Sub, Company LP or the holders of Company LP Common Units or Parent LP Common Units, (i) the Company’s general partner interests in Company LP shall be cancelled and no payment shall be made with respect thereto; (ii) all of the Company LP Preferred Units held by the Company shall be cancelled and no payment shall be made with respect thereto; (iii) all of the Company LP Common Units held by FelCor Holdings and issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into ninety-nine (99) Company LP Common Units, and FelCor Holdings shall continue as the sole limited partner of Company LP; and (iv) each Company LP Common Unit held by a limited partner of Company LP other than the Company or any other Company Subsidiary (each a “Minority Limited Partner”) and issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into validly issued Parent LP Common Units in Parent LP (“New Parent LP Common Units”) in an amount equal to (x) one (1), multiplied by (y) the Common Exchange Ratio, and each holder of New Parent LP Common Units shall be admitted as a limited partner of Parent LP in accordance with the terms of the Parent Partnership Agreement; provided that in lieu of receiving New Parent LP Common Units in the Partnership Merger, each Minority Limited Partner shall have the right to elect to receive for each Company LP Common Unit held by such Minority Limited Partner a number of Parent Common Shares equal to (x) one (1), multiplied by (y) the Common Exchange Ratio, and any Minority Limited Partner so electing shall be deemed to have elected to redeem its Company LP Common Units pursuant to Section 7.5 of the Company Partnership Agreement, effective immediately prior to the Partnership Merger Effective Time and shall be treated as having received in exchange for its Company LP Common Units an equal number of Company Common Stock as of such time, without any further action being required by such Minority Limited Partner.  No fractional New Parent LP Common Units or fractional Parent Common Shares will be issued in the Partnership Merger.  Each Minority Limited Partner shall have the right, if any, to receive, pursuant to Section 3.9, cash in lieu of fractional New Parent LP Common Units or Parent Common Shares into which such Minority Limited Partner’s Company LP Common Units have been converted pursuant to this Section 3.2(b).

Section 3.3              Company Restricted Stock; Company RSUs.  All of the provisions of this Section 3.3 shall be effectuated without any action on the part of the holder of any Company Restricted Stock and/or Company RSU.

(a)           Treatment of Company Restricted Stock.   As of the Business Day immediately preceding the REIT Merger Effective Time, each share of Company Restricted Stock that is outstanding as of immediately prior to the REIT Merger Effective Time (whether or not then vested) shall automatically become fully vested, and all restrictions with respect thereto shall lapse.  Each share of Company Common Stock resulting from the vesting of the shares of Company Restricted Stock in accordance with the preceding sentence (less the number of shares of Company Common Stock withheld to satisfy the withholding Tax obligations with respect to such vesting) shall be treated as a share of Company Common Stock issued and outstanding immediately prior to the REIT Merger Effective Time and shall be converted into the right to receive the REIT Common Merger Consideration in accordance with Section 3.1(b)(i).  As of the REIT Merger Effective Time, each holder of shares of Company Restricted Stock shall cease to have any rights with respect thereto, except the right to receive the REIT Common Merger Consideration in accordance with this Agreement including the right, if any, to receive, pursuant to Section 3.9, cash in lieu of fractional Parent Common Shares into which such shares of Company Common Stock have been converted pursuant to Section 3.1(b)(i).

(b)           Treatment of Company RSUs.  As of the Business Day immediately preceding the REIT Merger Effective Time, each Company RSU that is outstanding as of immediately prior to the REIT Merger Effective Time (whether or not then vested or subject to any performance condition that has not been satisfied) shall automatically become vested to the extent determined as set forth in the award agreement or other Company Benefit Plan governing such Company RSU, and all restrictions with respect to such vesting Company RSUs shall lapse.  Each share of Company Common Stock resulting from the vesting of the Company RSUs in accordance with the preceding sentence (less the number of shares of Company Common Stock withheld to satisfy the withholding Tax obligations with respect to such vesting) shall be treated as a share of Company Common Stock issued and outstanding immediately prior to the REIT Merger Effective Time and shall be converted into the right to receive from Parent LP the REIT Common Merger Consideration in accordance with Section 3.1(b)(i).  As of the Business Day immediately preceding the REIT Merger Effective Time, any dividend equivalent rights associated with the Company RSUs that vest in accordance with this Section 3.3(b) (the “Company Dividend Equivalents”) shall automatically become fully vested and converted into the right to receive an amount in cash equal to the value of such Company Dividend Equivalents as of immediately prior to the REIT Merger Effective Time, less applicable withholding Tax obligations (the “Company Dividend Equivalent Payment”).  As of the REIT Merger Effective Time, each holder of Company RSUs shall cease to have any rights with respect thereto, except the right to receive from Parent LP the REIT Common Merger Consideration (including the right, if any, to receive, pursuant to

Section 3.9, cash in lieu of fractional Parent Common Shares into which such shares of Company Common Stock have been converted pursuant to Section 3.1(b)(i)) and the Company Dividend Equivalent Payment in accordance with this Agreement.

(c)           Termination of Company Equity Plans.  As of the REIT Merger Effective Time, the Company Equity Plans shall be terminated, and no further shares of Company Restricted Stock, Company RSUs or other rights with respect to the Company Common Stock shall be granted thereunder.

(d)           Manner of Effecting.  Prior to the REIT Merger Effective Time, the Company and Parent LP agree that the Company shall, and shall be permitted under this Agreement to, take all corporate action necessary to effectuate the provisions of this Section 3.3.

Section 3.4              Adjustments.  Without limiting the other provisions of this Agreement and subject to Section 6.1(b)(ii) and Section 6.1(b)(iii), if at any time during the period between the date of this Agreement and the REIT Merger Effective Time, the Company should split, combine or otherwise reclassify the Company Common Stock, or make a distribution in Company Common Stock, or otherwise change the Company Common Stock into any other securities (including any dividend or other distribution of securities convertible into Company Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of Parent hereunder), the Common Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change.  Without limiting the other provisions of this Agreement and subject to Section 6.2(b)(ii) and Section 6.2(b)(iii), if at any time during the period between the date of this Agreement and the REIT Merger Effective Time, Parent should split, combine or otherwise reclassify the Parent Common Shares, or make a distribution in Parent Common Shares, or otherwise change the Parent Common Shares into other securities (including any dividend or other distribution of securities convertible into Parent Common Shares), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then the Common Exchange Ratio shall be ratably adjusted to reflect any such change.

Section 3.5              Exchange Fund; Exchange Agent.

(a)           Prior to the REIT Merger Effective Time, Parent LP shall appoint a bank or trust company reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the REIT Common Merger Consideration, the REIT Preferred Merger Consideration, and the Aggregate Cash Consideration, as provided in Section 3.1(b), Section 3.4 and Section 3.9.  On or before the REIT Merger Effective Time, (i) Parent shall transfer to Parent LP, and Parent LP shall deposit, or cause to be deposited, with the Exchange Agent evidence of book-entry Parent Common Shares and Parent Series A Preferred Shares sufficient to pay the REIT Common Merger Consideration and the REIT Preferred Merger Consideration, and (ii) Parent LP shall deposit, or cause to be deposited, with the Exchange Agent, cash in immediately available funds in an amount sufficient to pay the Aggregate Cash Consideration (such evidence of book-entry Parent Common Shares and book-entry Parent Series A Preferred Shares and cash amounts, the “Aggregate REIT Merger Consideration” and such Aggregate REIT Merger Consideration as deposited with the

Exchange Agent, the “Exchange Fund”), in each case, for the benefit of the holders of shares of Company Common Stock, shares of Company Series A Preferred Stock, shares of Company Restricted Stock, and Company RSUs.  In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.9, Parent LP shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payments.  Parent LP shall cause the Exchange Agent to make, and the Exchange Agent shall make, payments of the REIT Common Merger Consideration and the REIT Preferred Merger Consideration and any amounts payable in respect of dividends or distributions on Parent Common Shares in accordance with Section 3.5(d) or otherwise payable pursuant to Section 3.9 out of the Exchange Fund in accordance with this Agreement and the REIT Merger Articles of Merger.  The Exchange Fund shall not be used for any other purpose.  Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity of the REIT Merger.

(b)           Share Transfer Books.  At the REIT Merger Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock or Company Series A Preferred Stock.  From and after the REIT Merger Effective Time, persons who held shares of Company Common Stock immediately prior to the REIT Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein.  On or after the REIT Merger Effective Time, any Certificates presented to the Exchange Agent or the Surviving Entity of the REIT Merger for any reason shall be exchanged for the REIT Common Merger Consideration or REIT Preferred Merger Consideration with respect to the shares of Company Common Stock or Company Series A Preferred Stock, respectively, formerly represented thereby.

(c)           Exchange Procedures.

(i)            As promptly as practicable following the REIT Merger Effective Time (but in no event later than two (2) Business Days thereafter), the Surviving Entity of the REIT Merger shall cause the Exchange Agent to mail (and to make available for collection by hand):

(A)          to each holder of record of one or more Certificates evidencing Company Common Stock, (x) a letter of transmittal (a “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of such Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and which Letter of Transmittal shall be in such form and have such other provisions as the Surviving Entity of the REIT Merger may reasonably specify, and (y) instructions for use in effecting the surrender of the Certificates in exchange for the REIT Common Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificates shall have been converted pursuant to this Agreement, together with any amounts payable in respect of dividends or distributions on Parent Common Shares in accordance with Section 3.5(d) (which instructions shall provide that, at the election of the surrendering holder, (i) Certificates may be surrendered by hand delivery or otherwise or (ii) the REIT Common Merger Consideration in exchange therefor, together with any amounts payable in respect of dividends or distributions on Parent Common Shares in accordance with Section 3.5(d), may be collected by hand by the surrendering holder or by check or wire transfer to the surrendering holder),

(B)          to each holder of record of one or more Certificates evidencing Company Series A Preferred Stock, (x) a Letter of Transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and which Letter of Transmittal shall be in such form and have such other provisions as the Surviving Entity of the REIT Merger may reasonably specify, and (y) instructions for use in effecting the surrender of the Certificates in exchange for the REIT Preferred Merger Consideration into which the number of shares of Company Series A Preferred Stock previously represented by such Certificates shall have been converted pursuant to this Agreement, together with any amounts payable in respect of dividends or distributions on Parent Series A Preferred Shares in accordance with Section 3.5(d) (which instructions shall provide that, at the election of the surrendering holder, (i) Certificates may be surrendered by hand delivery or otherwise or (ii) the REIT Preferred Merger Consideration in exchange therefor, together with any amounts payable in respect of dividends or distributions on Parent Common Shares in accordance with Section 3.5(d), may be collected by hand by the surrendering holder or by check or wire transfer to the surrendering holder),

(C)          to each holder of a share of Company Restricted Stock, a certificate or, at Parent’s option, evidence of book-entry Parent Common Shares representing the REIT Common Merger Consideration into which the number of shares of Company Common Stock previously represented by such award shall have been converted pursuant to this Agreement, and

(D)          to each holder of a Company RSU, a certificate or, at Parent’s option, evidence of book-entry Parent Common Shares representing the REIT Common Merger Consideration into which the number of shares of Company Common Stock previously represented by such award shall have been converted pursuant to this Agreement.

(ii)           Upon surrender of a Certificate of Company Common Stock or Company Series A Preferred Stock (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or, at Parent’s option, evidence of book-entry Parent Common Shares representing the REIT Common Merger Consideration for each share of Company Common Stock or a certificate representing the REIT Preferred Merger Consideration for each share of Company Series A Preferred Stock, as applicable, formerly represented by such Certificate pursuant to the provisions of this Article III, plus, with respect to Company Common Stock, any cash such holder is entitled to receive in lieu of fractional Parent Common Shares that such holder has the right to receive pursuant to the provisions of Section 3.9 and any amounts that such holder has the right to receive in respect of dividends or distributions on Parent Common Shares or Parent Series A Preferred Shares, as applicable, in accordance with Section 3.5(d), to be mailed, made available for collection by hand or delivered by wire transfer, within two (2) Business Days following the later to occur of (A) the REIT Merger Effective Time or (B) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), and the Certificate or Company Common Stock or Company Series A Preferred Stock (or affidavit of loss in lieu thereof) so surrendered shall be forthwith canceled.  The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  Until surrendered as contemplated by this Section 3.5, each Certificate of Company Common Stock or Company Series A Preferred Stock shall be deemed, at any time after the REIT Merger Effective Time, to represent only the right to receive, upon such surrender, the REIT Common Merger Consideration or the REIT Preferred Merger Consideration, as applicable, as contemplated by this Article III.  No interest shall be paid or accrued for the benefit of holders of the Certificates on the REIT Common Merger Consideration or the REIT Preferred Merger Consideration payable upon the surrender of the Certificates.

(iii)          As promptly as practicable following the REIT Merger Effective Time (but in no event later than two (2) Business Days thereafter), the Surviving Entity shall cause the Exchange Agent (A) to issue to each holder of Book-Entry Shares that whole number of uncertificated Parent Common Shares or Parent Series A Preferred Shares, as applicable, that such holder is entitled to receive pursuant to Section 3.1(b) in respect of such Book-Entry Shares, and (B) to issue and deliver to each holder of Book-Entry Shares a check or wire transfer for any amounts payable in respect of dividends or distributions on Parent Common Shares or Parent Series A Preferred Shares in accordance with Section 3.5(d) and any other amount such holder is entitled to receive in lieu of fractional Parent Common Shares that such holder has the right to receive pursuant to the provisions of Section 3.9, in each case, without such holder being required to deliver a Certificate or an executed Letter of Transmittal to the Exchange Agent, and such Book-Entry Shares shall then be canceled.  No interest shall be paid or accrued for the benefit of holders of Book-Entry Shares on the REIT Common Merger Consideration or REIT Preferred Merger Consideration, as applicable, payable in respect of the Book-Entry Shares.

(iv)          In the event of a transfer of ownership of shares of Company Common Stock or Company Series A Preferred Stock that is not registered in the transfer records of the Company, it shall be a condition of payment that any Certificate surrendered in accordance with the procedures set forth in this Section 3.5(c) shall be properly endorsed or shall be otherwise in proper form for transfer, or any Book-Entry Share shall be properly transferred, and that the Person requesting such payment shall have paid any Transfer Taxes and other Taxes required by reason of the payment of the REIT Common Merger Consideration or the REIT Preferred Merger Consideration, as applicable, to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent LP that such Tax either has been paid or is not applicable.

(d)           Dividends with Respect to Parent Common Shares and Parent Series A Preferred Shares.  No dividends or other distributions with respect to Parent Common Shares or Parent Series A Preferred Shares with a record date after the REIT Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Shares or the Parent Series A Preferred Shares, as applicable, issuable hereunder, and all such dividends and other distributions shall be paid by Parent to Parent LP and by Parent LP to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement.  Subject to applicable Law, following surrender of any such Certificate (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof in addition to the other amounts payable hereunder, without interest, (i)  the amount of dividends or other distributions with a record date after the REIT Merger Effective Time theretofore paid with respect to such whole Parent Common Shares or Parent Series A Preferred Shares, as the case may be, to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the REIT Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole Parent Common Shares or Parent Series A Preferred Shares.

(e)           Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former holders of shares of Company Common Stock and Company Series A Preferred Stock on the first (1st) anniversary of the REIT Merger Effective Time shall be delivered to Parent LP, upon demand, and any former holders of shares of Company Common Stock and Company Series A Preferred Stock who have not theretofore received any REIT Common Merger Consideration or REIT Preferred Merger Consideration, as the case may be, to which they are entitled under this Article III shall thereafter look only to the Surviving Entity of the REIT Merger for payment of such REIT Common Merger Consideration or REIT Preferred Merger Consideration.

(f)            No Liability.  None of Parent, Parent LP, the Company, Company LP, the Surviving Entity of the REIT Merger, or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any holder of shares of Company Common Stock or Company Series A Preferred Stock or Minority Limited Partner in respect of any part of the REIT Common Merger Consideration or REIT Preferred Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity of the REIT Merger, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(g)           Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent LP or, after the REIT Merger Effective Time, the Surviving Entity of the REIT Merger; provided, however, that (i) no such investment shall relieve Parent LP or the Exchange Agent from making the payments required by this Article III and, to the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Aggregate REIT Merger Consideration as contemplated hereby, Parent LP shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America.  Any net profit resulting from, or interest or income produced by, such investments, shall be property of, and paid to, the Surviving Entity of the REIT Merger.

Section 3.6              Withholding Rights.  Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub (and any Affiliate of the foregoing), the Surviving Entity and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the REIT Common Merger Consideration, the REIT Preferred Merger Consideration and any amounts otherwise payable pursuant to this Agreement (including consideration described in Section 3.2(b) and amounts payable pursuant to Section 3.9) to Parent LP and to any holder of shares of Company Common Stock, shares of Company Series A Preferred Stock and shares of Company Restricted Stock (or otherwise pursuant to this Agreement), such amounts as any such Person is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Law.  To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority pursuant to this Section 3.6, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.7              Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity of the REIT Merger, the posting by such Person of a bond in such reasonable amount as the Surviving Entity of the REIT Merger may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the REIT Common Merger Consideration or REIT Preferred Merger Consideration, as the case may be, to which the holder thereof is entitled pursuant to this Article III.

Section 3.8              No Rights of Objection or Appraisal.  No rights of an objecting stockholder or appraisal rights shall be available with respect to the REIT Merger or the other transactions contemplated by this Agreement, so long as the provisions of Section 3-202(c) of the MGCL are applicable to the transaction.

Section 3.9              Fractional Shares and Units.

(a)           Fractional Shares.  No certificate or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates or with respect to Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.  Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the REIT Merger who would otherwise have been entitled to receive a fraction of a Parent Common Share, shall be entitled to receive from Parent LP, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a Parent Common Share multiplied by the VWAP of Parent Common Shares.

(b)           Fractional Units.  No certificate or scrip representing fractional New Parent LP Common Units or Parent Common Shares shall be issued upon the exchange of Company LP Common Units, and such fractional partnership interests and share interests shall not entitle the owner thereof to vote or to any other rights of a unitholder of Parent LP or a shareholder of Parent, as applicable.  Notwithstanding any other provision of this Agreement, each holder of shares of Company LP Common Units converted pursuant to the Partnership Merger who would otherwise have been entitled to receive a fraction of a New Parent LP Common Unit or a fraction of a Parent Common Share, shall be entitled to receive from Parent LP, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a New Parent LP Common Unit or a Parent Common Share, as applicable, multiplied by the VWAP of Parent Common Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND COMPANY LP

Except (a) as set forth in the corresponding sections of the disclosure letter that has been prepared by the Company and delivered by the Company to Parent immediately prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”), it being agreed that disclosure of any item in any Section of the Company Disclosure Letter with respect to any Section or subsection of Article IV of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article IV of this Agreement to the extent the relevance of such item is reasonably apparent from the face of such disclosure, provided, however, that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein, or (b) as disclosed in Company SEC Filings publicly available or filed with, as applicable, the SEC on or after January 1, 2017 and prior to the date of this Agreement (excluding any disclosure set forth in any section of a Company SEC Filing entitled “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similarly titled section in any other disclosures included in the Company SEC Filings, in each case, to the extent that such disclosure is cautionary, predictive or forward-looking in nature), the Company and Company LP hereby jointly and severally represent and warrant to Parent, Parent LP, REIT Merger Sub and Partnership Merger Sub that:

Section 4.1              Organization and Qualification; Subsidiaries.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and Company LP is a partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and each has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.  Each of the Company and Company LP is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)           Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.  Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)           Section 4.1(c) of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary, (ii) the type of and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary, (iii) the names of and the type of and percentage of interest held by any Person other than the Company or a Company Subsidiary in each Company Subsidiary, and (iv) the classification for U.S. federal income tax purposes of each Company Subsidiary.

(d)           None of the Company, Company LP or any Company Subsidiary directly or indirectly owns any interest in or of, or investment in, whether equity or debt, any Person (other than equity interests in the Company Subsidiaries and investments in short-term investment securities set forth on Section 4.1(d) of the Company Disclosure Letter).  Except as set forth on Section 4.1(d) of the Company Disclosure Letter Company, no Company Subsidiary has guaranteed, or pledged assets to secure, the Indebtedness of the Company or any other Company Subsidiary.

Section 4.2              Organizational Documents.  The Company has made available to Parent complete and correct copies of (i) the Company Charter and the Company Bylaws, (ii) the Company Partnership Certificate and the Company Partnership Agreement, as in effect on the date hereof and (iii) the organizational documents of each Company Subsidiary, each as in effect on the date hereof.

Section 4.3              Capital Structure.

(a)           The authorized capital stock of the Company consists of 220,000,000 shares of capital stock, which have been classified as 200,000,000 shares of Company Common Stock and 20,000,000 shares of Company Preferred Stock.  At the close of business on April 21, 2017, (i) 138,421,154 shares of Company Common Stock were issued and outstanding, (ii) 12,879,475 shares of Company Series A Preferred Stock were issued and outstanding, (iii) 2,467,447 shares of Company Common Stock were reserved for issuance pursuant to awards outstanding under the Company Equity Plans, (iv) 2,424,707 shares of Company Common Stock were available for grant under the Company Equity Plans, and (v) 610,183 shares of Company Common Stock reserved for issuance upon conversion of Company Partnership Units.  All issued and outstanding shares of the capital stock of the Company are and all shares of Company Common Stock reserved for issuance as noted above, shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, and free of preemptive rights.  There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Company Common Stock or other equity holders of such Company Subsidiary may vote.  There are no other rights to purchase or receive the Company Common Stock granted under the Company Equity Plans, the Company Benefit Plans or otherwise other than the Company Restricted Stock and Company RSUs.

(b)           The Company is the sole general partner of Company LP, and the Company owns, directly or indirectly, all of the general partner interests in Company LP.  Section 4.3(b) of the Company Disclosure Letter sets forth, as of the date hereof, the name of, and the number and class of limited partnership interests held by, each partner in Company LP.

(c)           All of the outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable.  All equity interests in each of the Company Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued.  All shares of capital stock of (or other ownership interests in) each of the Company Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable.  Except as set forth in Section 4.1(c) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other equity interests of each of the Company Subsidiaries, free and clear of all encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other equity interests of any Company Subsidiary or which would require any Company Subsidiary to issue or sell any shares of its capital stock, equity interests or securities convertible into or exchangeable for shares of its capital stock or equity interests.

(d)           Except as set forth in this Section 4.3, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Company Common Stock, shares of Company Preferred Stock, shares of Company Series A Preferred Stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity interest of the Company or any of the Company Subsidiaries or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking.  As of the date of this Agreement, except as expressly provided in the Company Partnership Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock, shares of Company Preferred Stock, shares of Company Series A Preferred Stock, Company Partnership Units or other equity interests of the Company or any Company Subsidiary (other than in satisfaction of withholding Tax obligations pursuant to certain awards outstanding under the Company Equity Plans in the event the grantees fail to satisfy withholding Tax obligations).  Except as set forth on Section 4.3(d) of the Company Disclosure Letter, none of the Company, Company LP or any Company Subsidiary is a party to or, to the knowledge of the Company, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock or other equity interest of the Company or any of the Company Subsidiaries.

(e)           Section 4.3(e) of the Company Disclosure Letter sets forth a true, complete and correct list of all Persons who, as of the close of business on April 21, 2017, held outstanding Company Restricted Stock or Company RSUs, indicating, with respect to each share of Company Restricted Stock or Company RSU then outstanding, the type of award granted, the number of shares of Company Common Stock subject to such Company Restricted Stock or Company RSU, the date of grant, and the vesting schedule.  All shares of Company Restricted Stock and Company RSUs, as applicable, were (i) granted, accounted for, reported and disclosed in accordance with the applicable Laws, accounting rules and stock exchange requirements and (ii) validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the Company’s financial statements in accordance with GAAP. Without limiting the generality of the preceding sentence, the Company has not engaged in any back dating, forward dating or similar activities with respect to the Company Restricted Stock or Company RSUs, and has not been the subject of any investigation by the SEC, whether current, pending or closed (in the case of any such pending investigation, to the knowledge of the Company), with respect to any such activities.

(f)            All dividends or distributions on the outstanding shares of Company Common Stock, Company Series A Preferred Stock, Company Partnership Units and any dividends or distributions on any securities of any Company Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.4              Authority.

(a)           Each of the Company and Company LP has the requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by each of the Company and Company LP and the consummation by the Company and Company LP of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or partnership action, and no other corporate or partnership proceedings on the part of the Company or Company LP are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby, subject, (x) with respect to the REIT Merger, to receipt of the Company Stockholder Approval and the filing and acceptance for record of the REIT Merger Articles of Merger with the Maryland SDAT and (y) with respect to the Partnership Merger, to the filing and acceptance for record of the Partnership Merger Certificate of Merger with the Delaware Secretary.  The Company Board at a duly held meeting has, by unanimous vote, (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the consummation of the REIT Merger and the other transactions contemplated hereby, (ii) determined that the Mergers and the transactions contemplated by this Agreement are fair to and in the best interest of the Company and its stockholders and to Company LP and its limited partners, (iii) directed that the REIT Merger be submitted for consideration at the Company Stockholder Meeting, and (iv) resolved to recommend that the stockholders of the Company vote in favor of the approval of the REIT Merger and the other transactions contemplated by this Agreement (the “Company Recommendation”) and to include such recommendation in the Joint Proxy Statement, subject to Section 6.5.

(b)           This Agreement has been duly executed and delivered by the Company and Company LP and, assuming due authorization, execution and delivery by each of Parent, Parent LP, REIT Merger Sub and Partnership Merger Sub, constitutes a legally valid and binding obligation of each of the Company and Company LP, enforceable against the Company and Company LP in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.5              No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by each of the Company and Company LP does not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by the Company and Company LP will not, (i) assuming receipt of the Company Stockholder Approval, conflict with or violate any provision of the Company Charter, Company Bylaws, Company Partnership Certificate, Company Partnership Agreement or any equivalent organizational or governing documents of any Company Subsidiary, (ii) assuming that consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company, Company LP or any Company Subsidiary or by which any property or asset of the Company, Company LP or any Company Subsidiary is bound, or (iii) except as set forth on Section 4.5(a) of the Company Disclosure Letter, require any consent or approval, result in any breach of or any loss of any benefit or material increase in any cost or obligation of the Company, Company LP or any Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Company, Company LP or any Company Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which the Company, Company LP or any Company Subsidiary is a party, except, as to clauses (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)           The execution and delivery of this Agreement by each of the Company and Company LP does not, and the performance of this Agreement by the Company and Company LP will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) a joint proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting and the Parent Shareholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and of a registration statement on Form S-4 pursuant to which the offer and sale of Parent Common Shares in the Mergers will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included as a prospectus (together with any amendments or supplements thereto, the “Form S-4”), and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities

Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of the REIT Merger Articles of Merger and the acceptance thereof for record by the Maryland SDAT pursuant to the MGCL and the MD LLC Act, (iv) the filing of the Partnership Merger Certificate of Merger and the acceptance thereof for record by the Delaware Secretary pursuant to the DRULPA, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) such filings as may be required in connection with state and local Transfer Taxes, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.6              Permits; Compliance with Law.

(a)           The Company, Company LP and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for the Company, Company LP and each Company Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  None of the Company, Company LP or any Company Subsidiary has received as of the date hereof, any claim or notice nor has any knowledge indicating that the Company or any Company Subsidiary is currently not in compliance with the terms of any such Company Permits, except where the failure to be in compliance with the terms of any such Company Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)           None of the Company, Company LP or any Company Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (ii) any Company Permits (except for the Company Permits addressed in Section 4.14, which are the subject of the representations and warranties made therein), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.7              SEC Filings; Company Financial Statements.

(a)           The Company has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after January 1, 2014 (collectively, the “Company SEC Filings”).  Each Company SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, no Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b)           Each of the consolidated financial statements contained or incorporated by reference in the Company SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c)           The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act and the provisions of the Exchange Act and Securities Act relating thereto which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to the Company. Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Filings. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The records, systems, controls, data and information of the Company and the Company Subsidiaries that are used in the system of internal accounting controls described in the following sentence are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or the

Company Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls.  The Company and the Company Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that:  (i) transactions are executed only in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and the Company Subsidiaries and to maintain accountability for the assets of the Company and the Company Subsidiaries; (iii) access to such assets is permitted only in accordance with management’s authorization; (iv) the reporting of such assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  The Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and the Company has made available to Parent copies of any material written materials relating to the foregoing.  The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated subsidiaries, is recorded, processed, summarized and made known to the Company’s principal executive officer and its principal financial officer by others within those entities, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.  The Company has delivered or made available to Parent complete and accurate copies of notices received as of the date hereof by the Company from its independent auditor of any significant deficiencies or material weaknesses in the Company’s internal control over financial reporting since January 1, 2014 and any other management letter or similar correspondence received as of the date hereof by the Company since January 1, 2014 from any independent auditor of the Company or any of the then-existing Subsidiaries of the Company. Since the enactment of the Sarbanes-Oxley Act, none of the Company or any Company Subsidiary has made any prohibited loans to any director or executive officer of the Company (as defined in Rule 3b-7 promulgated under the Exchange Act).

(d)           None of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) reflected or reserved against on the consolidated balance sheet of the Company and Company Subsidiaries included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (including any notes thereto), (ii) expressly contemplated by or under this Agreement, including Section 6.1 hereof, (iii) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Company SEC Filings made through and including the date of this Agreement, (iv) described in any section of the Company Disclosure Letter, (v) arising or resulting from a current Company Employment Agreement or (vi) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e)           To the knowledge of the Company, none of the Company SEC Filings is the subject of ongoing SEC review and the Company has not received as of the date hereof any comments from the SEC with respect to any of the Company SEC Filings which remain unresolved, nor has it received as of the date hereof any inquiry or information request from the SEC as to any matters affecting the Company which has not been adequately addressed.  The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2014 through the date of this Agreement relating to the Company SEC Filings and all written responses of the Company thereto through the date of this Agreement. None of the Company SEC Filings is the subject of any confidential treatment request by the Company.

Section 4.8              Disclosure Documents.

(a)           None of the information supplied or to be supplied by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and shareholders of Parent, respectively, at the time of the Company Stockholder Meeting and the Parent Shareholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the REIT Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or any Company Subsidiary or other information supplied by or on behalf of the Company or any Company Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b)           The representations and warranties contained in this Section 4.8 shall not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent.

Section 4.9              Absence of Certain Changes or Events.  Since December 31, 2016, except as contemplated by this Agreement or as set forth in Section 4.9 of the Company Disclosure Letter:

(a)           each of the Company, Company LP and each Company Subsidiary has conducted its business in the ordinary course consistent with past practice, and prior to the date hereof there has not been:

(i)            any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock or other equity interests of the Company or any Company Subsidiary, other than regular quarterly dividends consistent with past practice;

(ii)           any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any shares of capital stock or other equity interests of the Company or any Company Subsidiary or any securities or other equity interests convertible into or exercisable for any shares of capital stock or other equity interests, of the Company or any Company Subsidiary, other than (A) the withholding of shares of Company Common Stock to satisfy withholding Tax obligations with respect to shares of Company Restricted Stock and Company RSUs, and (B) the acquisition by the Company in the ordinary course of business consistent with past practice in connection with the forfeiture of shares of Company Restricted Stock and Company RSUs pursuant to the terms of the Company Equity Plans upon termination of employment or service of an award holder;

(iii)          any split, combination, subdivision or reclassification of any capital stock or other equity interests, or any issuance of any other securities or equity interests in respect of, in lieu of or in substitution for shares of capital stock or other equity interests, of the Company or any Company Subsidiary;

(iv)          (A) any amendment to the Company Charter, Company Bylaws or other organizational documents of the Company; or (B) any amendment to the articles or certificates of incorporation, bylaws or other organizational documents of any Company Subsidiary;

(v)           except as required to comply with Law, any Company Employment Agreement or any Company Benefit Plan, (A) any grant of any severance, termination pay, retention, or change in control benefits to any current or former director, employee or other individual service provider of the Company or any Company Subsidiary, (B) any entry into any employment, change in control, deferred compensation or other similar agreement, plan, arrangement or policy (or any material amendment to any such agreement, plan arrangement or policy) with any current or former director or employee of the Company or any Company Subsidiary, (C) any increase in the compensation or benefits payable under any Company Benefit Plan other than increases in the ordinary course of business consistent with past practice, (D) recognition by the Company, Company LP or any Company Subsidiary of any labor union, (E) any establishment, adoption, entry into, amendment, modification or termination of any collective bargaining agreement, (F) any establishment, adoption, entry into, termination or amendment or modification in any material respect, of any material Company Benefit Plan or (G) the taking of any action to accelerate any material compensation or benefits, including vesting, funding and payment or the making of any material determinations, under any collective bargaining agreement, Company Equity Plan or Company Benefit Plan;

(vi)          any material change in the Company’s method of accounting or accounting principles or policies, except for any such change required by reason of a change in GAAP or by Regulation S-X under the Exchange Act, as approved by the Company’s independent accountants; or

(vii)         any settlement or remediation of any material Claim against or affecting the Company or a Company Subsidiary; and

(b)           there has not been any Company Material Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Company Material Adverse Effect.

Section 4.10            Employee Benefit Plans.

(a)           Section 4.10(a) of the Company Disclosure Letter sets forth a true and correct list of each Company Benefit Plan, including each material Company Employment Agreement (it being understood that any Company Employment Agreement that includes severance is material).  Neither the Company nor any Company Subsidiary has any formal plan or commitment to create any additional Company Benefit Plans or to modify, change, or terminate any existing Company Benefit Plan.  The Company has delivered or made available to Parent a copy of each material Company Benefit Plan and each material Company Employment Agreement (or a written description of the material provisions of each unwritten Company Benefit Plan) and, with respect thereto, as applicable, (A) all amendments, and currently effective trust (or other funding vehicle) agreements, (B) the most recent summary plan description (and all summaries of material modifications thereto) and actuarial report (or other financial statement relating to such Company Benefit Plan), (C) the three (3) most recently filed Forms 5500 (with all schedules and attachments), (D) the results of non-discrimination and coverage testing for the three (3) most recently completed plan years, (E) the most recent determination (or, if applicable, opinion or advisory) letter from the IRS and (F) all material correspondence from a Governmental Authority during the past three (3) years.

(b)           Each Company Benefit Plan and Company Employment Agreement has been established, administered and funded in all material respects in accordance with its terms and applicable Laws.

(c)           Each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan, in each case, that has not been revoked, and, to the Company’s knowledge, no event has occurred that would adversely affect the qualified status of any such Company Benefit Plan.  Neither the Company nor any Company Subsidiary has engaged in a non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan that could result in material liability to the Company and the Company Subsidiaries.  No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company, is threatened against or with respect to any such Company Benefit Plan or the assets thereof (other than routine benefits claims).

(d)           Except as set forth in Section 4.10(d) of the Company Disclosure Letter, none of the Company, any Company Subsidiaries or any of their ERISA Affiliates maintains, contributes to, is required to contribute to, or participates in, or has ever during the past six (6) years maintained, contributed to, been required to contribute to, or participated in, or otherwise has any obligation or liability (including contingent liability) in connection with: (i) an employee pension benefit plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) any plan or arrangement which provides post-employment medical or welfare benefits, except as required by applicable Law or that provides for continued benefits during any post-termination severance period; or (iv) any plan established or maintained outside of the United States or for the benefit of current or former directors, employees or other individual service providers of the Company or any Company Subsidiaries residing outside the United States.  None of the Company, any Company Subsidiaries or any of their ERISA Affiliates has incurred any Controlled Group Liability that has not been satisfied in full, nor do any circumstances exist that could reasonably be expected to result in any Controlled Group Liability becoming a liability of Parent or any of its Affiliates at or after the REIT Merger Effective Time.

(e)           Except as set forth in Section 4.10(e) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in conjunction with another event, will: (A) increase any compensation or benefits otherwise payable under any Company Benefit Plan or Company Employment Agreement with any current or former director, employee or other individual service provider of the Company or any Company Subsidiary, (B) accelerate the time of payment, vesting or funding or result in any payment of compensation or benefits to any current or former director, employee, or other individual service provider of the Company or any Company Subsidiary, (C) result in an obligation to fund benefits under any Company Benefit Plan or Company Employment Agreement or limit or restrict the right to merge, amend, terminate, or receive a reversion of assets from any Company Benefit Plan or Company Employment Agreement, (D) result in payments or benefits under a Company Benefit Plan or Company Employment Agreement which would not be deductible under Section 280G of the Code, or (E) result in the Company or any Company Subsidiary having an obligation to “gross up” or reimburse any person for any excise Tax imposed under Section 409A or Section 4999 of the Code.

(f)            Except as set forth in Section 4.10(f) of the Company Disclosure Letter, there are no material funded benefit obligations of the Company or the Company Subsidiaries under a Company Benefit Plan or Company Employment Agreement for which contributions have not been timely made or properly accrued and there are no material unfunded benefit obligations under a Company Benefit Plan or Company Employment Agreement that have not been accounted for by reserves or otherwise reflected as may be required in the consolidated financial statements in the Company SEC Filings made through and including the date of this Agreement.

(g)           Neither the Company nor any of the Company Subsidiaries has used the services of workers provided by third-party contract labor suppliers, temporary employees, “leased employees” (within the meaning of Section 414(n) of the Code) or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any Company Benefit Plan or the imposition of penalties or excise Taxes with respect to any Company Benefit Plan by the IRS, the Department of Labor, or any other Governmental Authority.

Section 4.11            Labor and Other Employment Matters.  Each of the Company, Company LP and each Company Subsidiary is in compliance in all material respects with all applicable Laws with respect to labor, employment, employee classification, fair employment practices, unfair labor practices, terms and conditions of employment, workers’ compensation, occupational safety and health, plant closings, wages and hours, immigration, leasing and supply of temporary and contingent staff, and engagement of independent contractors, including proper classification of same.  Except as set forth in Section 4.11 of the Company Disclosure Letter, none of the Company, Company LP or any Company Subsidiary or, to the knowledge of the Company, any Company Property Manager, is (or has been in the past five (5) years) a party to or bound by any collective bargaining agreement, or party to or bound by any other agreement with a labor union that contains a neutrality or accretion clause, and no labor union has in the past five (5) years been certified to represent any employee of the Company, Company LP or any Company Subsidiary or, to the knowledge of the Company, any Company Property Manager (or individual over whom the Company, Company LP, any Company Subsidiary or any Company Property Manager has a joint employment relationship), or has demanded, applied, or threatened to demand or apply, to represent or is attempting to organize so as to represent such employees, including any representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.  There is no pending or, to the knowledge of the Company, threatened work stoppage, slowdown, lockout, material arbitration, or material grievance, labor strike, picketing, or other material labor disputes against the Company, Company LP or any Company Subsidiary, or, to the knowledge of the Company, any Company Property Manager, or at any Company Property, and no such activity has occurred in the past three (3) years. None of the Company, Company LP or any Company Subsidiary has any material outstanding liabilities under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), as a result of any action taken by the Company, Company LP or a Company Subsidiary.  None of the Company, Company LP or any Company Subsidiary has any outstanding material liability in connection with the termination of employment of its employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any employee and none of the Company, Company LP or any Company Subsidiary has any outstanding material liability for failure to provide information or to consult with employees under any employment Laws.

Section 4.12            Material Contracts.

(a)           Section 4.12(a) of the Company Disclosure Letter sets forth a list of each contract to which the Company, Company LP or any Company Subsidiary is a party to or bound by, in effect as of the date of this Agreement, and that (each, a “Company Material Contract”):

(i)            is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC;

(ii)           (A) with respect to the Company or any Company Subsidiary that is not an owner or tenant of any Company Property, has resulted, is expected to result, or is reasonably likely to result, in annual revenues or expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within ninety (90) days without penalty to the Company or such Company Subsidiary or (B) with respect to any Company Subsidiary that is an owner or tenant of a Company Property, has resulted, is expected to result, or is reasonably likely to result, in annual revenues or expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $2,000,000 and is not cancelable within ninety (90) days without penalty to such Company Subsidiary, in each case of clauses (A) and (B), except for any Company Major Lease, Company Management Agreement, Company Ground Lease, Company Franchise Agreement or any agreement entered into in connection any capital expenditure project set forth in the budget previously provided to Parent by the Company;

(iii)          contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the Company or any Company Subsidiary, or that otherwise restricts the lines of business conducted by the Company or any Company Subsidiary or the geographic area in which the Company or any Company Subsidiary may conduct business;

(iv)          is an agreement that obligates the Company or any Company Subsidiary to indemnify (A) any past or present directors, officers, trustees and employees of the Company or any Company Subsidiary pursuant to which the Company or Company Subsidiary is the indemnitor, other than any operating agreements or property management agreements or any similar agreement pursuant to which a Company Subsidiary that is not wholly owned, directly or indirectly, by the Company provides such an indemnification to any such directors, officers, trustees, employees or agents in connection with the indemnification by such non-wholly owned Company Subsidiary or another Company Subsidiary thereunder or (B) other Third Parties for obligations of or losses or damages incurred by such Third Parties, where such indemnification obligations are material to the Company and Company Subsidiaries, taken as a whole, and not made in the ordinary course of business;

(v)           pursuant to which the Company or any Company Subsidiary acquired (A) a Company Property or (B) any other assets or businesses of any other person, in each case since January 1, 2014 where the purchase price therefor exceeded $10,000,000;

(vi)          constitutes a letter of credit, similar arrangement or debt obligation or guaranty or other contingent obligation of the Company or any Company Subsidiary with a principal amount outstanding (or, in the case of a guaranty or other contingent obligation, with a principal amount of the underlying obligation outstanding) as of the date hereof greater than $2,500,000;

(vii)         would prohibit or materially delay the consummation of the Mergers as contemplated by this Agreement;

(viii)        requires the Company or any Company Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Company Major Lease) with a fair market value in excess of $10,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(ix)          constitutes an interest rate cap, interest rate collar, interest rate swap, forward purchasing contract or other contract or agreement relating to a hedging transaction;

(x)           sets forth the operational terms of a joint venture, partnership, joint development agreement, limited liability company or strategic alliance of the Company or any Company Subsidiary (each, a “JV Agreement”);

(xi)          [Intentionally Omitted];

(xii)         contains restrictions with respect to payment of dividends or any other distribution in respect of the equity interests of the Company or any Company Subsidiary;

(xiii)        relates to the acquisition or divestiture of the capital stock or other equity interests of any Person (other than the Company of a Company Subsidiaries) by the Company or a Company Subsidiary;

(xiv)        is a stockholder or equityholder agreement, investor rights agreement, registration rights agreement or other similar contract between the Company or any Company Subsidiary, on one hand, and any stockholder or equityholder of the Company or a Company Subsidiary, on the other, granting any Person investor rights, registration rights, director designation rights or similar rights;

(xv)         constitutes a Company Tax Protection Agreement;

(xvi)        constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary (other than advances made pursuant to and expressly disclosed in the Company Major Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Major Lease with respect to the development, construction, or equipping of Company Properties or the funding of improvements to Company Properties) in an amount in excess of $5,000,000;

(xvii)       constitutes a Company Ground Lease;

(xviii)      constitutes a Company Management Agreement; or

(xix)        constitutes a Company Franchise Agreement.

(b)           Each Company Material Contract is legal, valid, binding and enforceable on the Company, Company LP and each Company Subsidiary to the extent such Person is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).  Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company, Company LP and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract.  None of the Company, Company LP or any Company Subsidiary has received as of the date hereof notice of any violation or default under any Company Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company has made true and correct copies of each Company Material Contract available to Parent.

Section 4.13            Litigation.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, (a) there is no suit, arbitration, inquiry, claim, action or proceeding (each, a “Claim”), pending or, to the knowledge of the Company, threatened by or before any

Governmental Authority, nor, to the knowledge of the Company, is there any investigation pending by any Governmental Authority, in each case, against or affecting the Company, Company LP, any other Company Subsidiary or any of their respective properties at law or in equity, and (b) none of the Company, Company LP or any other Company Subsidiary, nor any of their respective properties, is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority at law or in equity.

Section 4.14            Environmental Matters.  Except as set forth on Section 4.14 of the Company Disclosure Letter and as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a)           The Company, Company LP and each Company Subsidiary and their respective corporate predecessors, if any, are and, except with respect to matters that have been fully and finally resolved, have been in compliance with all applicable Environmental Laws, possess all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits.

(b)           None of the Company, Company LP or any Company Subsidiary has received as of the date hereof any written or, to the knowledge of the Company, oral notice, demand, letter or claim alleging that the Company or any such Company Subsidiary is in violation of, or liable under, any Environmental Law, that the Company or any Company Subsidiary is obligated to conduct investigations or clean-up activities under Environmental Law or that any judicial, administrative or compliance order has been issued against the Company or any Company Subsidiary which remains unresolved.  There is no litigation, request for information or other proceeding pending, or, to the knowledge of the Company, threatened against the Company and any Company Subsidiary under any applicable Environmental Law.  To the knowledge of the Company, there is no investigation pending or threatened against the Company or any Company Subsidiary under any applicable Environmental Law.

(c)           None of the Company, Company LP or any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials which remains unresolved.

(d)           None of the Company, Company LP or any Company Subsidiary has assumed, by contract or operation of Law, any liability under any Environmental Law or relating to any Hazardous Materials, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

(e)           None of the Company, Company LP or any Company Subsidiary has caused, and to the knowledge of the Company, no Third Party has caused any release of a Hazardous Material that would be required to be investigated or remediated by the Company or any Company Subsidiary under any Environmental Law.

This Section 4.14 and Sections 4.5(b), 4.7-4.9, and 4.12 contain the sole representations and warranties of the Company and Company LP with regard to Hazardous Materials, Environmental Laws or other environmental matters.

Section 4.15            Intellectual Property.

(a)           Section 4.15(a) of the Company Disclosure Letter sets forth a correct and complete list of all Intellectual Property Registrations, in each case owned by the Company or a Company Subsidiary.  The Company or a Company Subsidiary is the sole and exclusive owner of all Intellectual Property Registrations. Such Intellectual Property Registrations have not been cancelled, abandoned or dedicated to the public domain.  All registration, maintenance and renewal fees necessary to preserve the rights of the Company or the Company Subsidiaries in connection with such Intellectual Property Registrations have been paid in a timely manner and, to the knowledge of the Company, such Intellectual Property Registrations are valid and in full force and effect.

(b)           Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company, Company LP and the other Company Subsidiaries own, free and clear of any Liens (which, for the avoidance of doubt, shall not be deemed to include license agreements) or has a valid and enforceable license, free and clear of any Liens, or otherwise possess valid and enforceable rights to use all Intellectual Property necessary to conduct the business of the Company, Company LP and the other Company Subsidiaries as it is currently conducted, (ii) the conduct of the business of the Company, Company LP and the other Company Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (iii) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Intellectual Property rights owned by the Company, Company LP or any other Company Subsidiary, (iv) none of the Company, Company LP or any Company Subsidiary (nor any of their respective predecessors) has received any written notice since January 1, 2014 from any Third Party (A) asserting the infringement or other violation of any Intellectual Property by the Company or a Company Subsidiary or (B) pertaining to or challenging the validity, enforceability, or registrability of, any right, title or interest of the Company or the Company Subsidiaries with respect to, any material Intellectual Property, and (v) to the knowledge of the Company, no Third Party is currently infringing or misappropriating Intellectual Property owned by the Company, Company LP or any other Company Subsidiary.  The Company, Company LP and the Company Subsidiaries have implemented commercially reasonable measures to maintain and protect each material item of Intellectual Property that they own, and to the knowledge of the Company, there has not been any disclosure or compromise of any confidential or proprietary information of the Company or the Company Subsidiaries (including any information of any other Person disclosed in confidence to the Company or the Company Subsidiaries) to any Third Party in a manner that has resulted or is likely to result in the loss of trade secrets or other proprietary rights in and to such information.

Section 4.16            Properties.

(a)           Section 4.16(a) of the Company Disclosure Letter sets forth a list of the common name and address of each hotel and other parcel of real property owned or leased, including ground leased by the Company, Company LP or any other Company Subsidiary as lessee or sublessee, as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Company Property”).  As of the date hereof, each of the Company Properties is owned or leased by the Company, Company LP or Company Subsidiary indicated on Section 4.16(a) of the Company Disclosure Letter.   Except as set forth in Section 4.16(a) of the Company Disclosure Letter, there are no real properties that the Company, Company LP or any other Company Subsidiary is obligated to buy, lease or sublease at some future date.

(b)           The Company, Company LP or another Company Subsidiary owns good and valid fee simple title or leasehold title (as applicable) to each of the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens, none of which Company Permitted Liens have had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  For the purposes of this Agreement, “Company Permitted Liens” shall mean any (i) Liens relating to any Indebtedness set forth on Section 4.16(b) of the Company Disclosure Letter, (ii) statutory or other Liens for Taxes or assessments which are not yet due and delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, (iii) Company Major Leases, Company Ground Leases, air rights affecting any Company Property or any other leases or licenses entered into in the ordinary course of business, (iv) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (v) Liens that are disclosed on the existing Company Title Insurance Policies made available by or on behalf of the Company or any Company Subsidiary to Parent prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (vi) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are related to obligations not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings, and (vii) any other Liens, limitations, restrictions or title defects that do not materially impair the value of the applicable Company Property or the continued use and operation of the applicable Company Property as currently used and operated.  Section 4.16(b) of the Company Disclosure Letter describes the material Company Permitted Liens which are being contested in good faith by appropriate proceedings.

(c)           The Company Properties are, to the knowledge of the Company (x) supplied with utilities and other services as necessary to permit their continued operation as they are now being operated, (y) in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to Parent, and (z) adequate and suitable for the purposes for which they are presently being used.  Since January 1, 2014, to the knowledge of the Company, none of the Company, Company LP or any Company Subsidiary has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not valid or in full force and effect as of the date of this Agreement, except for such failures to be valid or in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Company Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(d)           To the knowledge of the Company, each of the Company Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

(e)           There are no pending or, to the knowledge of the Company, threatened condemnation, expropriation, eminent domain or rezoning proceedings affecting all or any portion of any of the Company Properties.  The Company and the Company Subsidiaries have all material certificates, variances, permits, licenses or rights required by applicable Law for use and occupancy as are necessary to conduct the business of the Company and the Company Subsidiaries thereon as presently conducted or currently intended by the Company and Company Subsidiaries to be conducted, and to the knowledge of the Company, none of the Company, Company LP or any Company Subsidiary has received written notice of any outstanding threat of modification, suspension or cancellation of any such material certificate, variance, permit, license or right, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(f)            Section 4.16(f) of the Company Disclosure Letter sets forth a list of each lease or sublease, to which the Company or any Company Subsidiary is a lessor or sublessor with respect to any of the Company Properties together with all amendments, modifications, supplements, renewals and extensions related thereto, which lease or sublease (excluding antenna leases and license agreements) (i) (A) provides for monthly rent in excess of $6,000 and (B) has a term of twelve (12) months or longer or (ii) is for a net rentable area in excess of 5,000 square feet (the “Company Major Leases”).  The Company has made available to Parent correct and complete (in all material respects) copies of all Company Major Leases which are in effect as of the date hereof.  To the knowledge of the Company, as of the date hereof, each Company Major Lease is valid and in full force and effect, and none of the Company, Company LP or any Company Subsidiary has received written notice that it is in default under any Company Major Lease as of the date of this Agreement, except for violations or defaults that have been cured or are disclosed or that would not be material.

(g)           Section 4.16(g) of the Company Disclosure Letter sets forth a list of each ground lease or other agreement pursuant to which the Company, Company LP or any other Company Subsidiary is a lessee or sublessee with respect to any of the Company Properties that is subject to such ground lease, together with all amendments, modifications, supplements, renewals and extensions related thereto (each, a “Company Ground Lease”), and identifies each Company Property that is subject to such Company Ground Lease, the Company, Company LP or each other Company Subsidiary that is a party to such agreement, the date of such agreement and each amendment relating thereto. The Company has made available to Parent correct and complete (in all material respects) copies of all Company Ground Leases which are in effect as of the date hereof.

(h)           Section 4.16(h) of the Company Disclosure Letter sets forth a list of each management agreement pursuant to which any Third Party manages or operates any of the Company Properties on behalf of the Company, Company LP or any other Company Subsidiary, together with each amendment, guaranty or other agreement or document binding on the Company, Company LP or applicable Company Subsidiary and relating thereto (each, a “Company Management Agreement”), and identifies each Company Property that is subject to such Company Management Agreement, the Company, Company LP or each other Company Subsidiary that is a party to such agreement, the date of such agreement and each amendment relating thereto.  The Company has made available to Parent correct and complete (in all material respects) copies of all Company Management Agreements which are in effect as of the date hereof.

(i)            Section 4.16(i) of the Company Disclosure Letter sets forth a list of each franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any of the Company Properties or by the Company, Company LP or any other Company Subsidiary, together with each amendment, guaranty or other agreement or document binding on the Company, Company LP or applicable Company Subsidiary and relating thereto (each, a “Company Franchise Agreement”), and identifies each Company Property that is subject to such Company Franchise Agreement, the Company, Company LP or each other Company Subsidiary that is a party to such agreement, the date of such agreement and each amendment relating thereto.  The Company has made available to Parent correct and complete (in all material respects) copies of all Company Management Agreements which are in effect as of the date hereof.

(j)            To the knowledge of the Company, except as set forth on Section 4.16(j) of the Company Disclosure Letter, there are no Tax abatements or exemptions specifically affecting the Company Properties, and the Company and the Company Subsidiaries have not received any written notice of (and the Company and the Company Subsidiaries do not have any knowledge of) any proposed increase in the assessed valuation of any of the Company Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing, except in each case for any such Taxes or assessment that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(k)           Except as set forth in Section 4.16(k) of the Company Disclosure Letter, no purchase option has been exercised under any Company Major Lease or Company Material Contract for which the purchase has not closed prior to the date of this Agreement.

(l)            Except as set forth in Section 4.16(l) of the Company Disclosure Letter, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any portion thereof (other than a tenant’s right to lease space), and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by any Company Subsidiary, which, in each case, is in favor of any Third Party.

(m)          With respect to each Company Property, there is issued and outstanding a Company Title Insurance Policy, a copy of which, together with all exception documents referenced therein other than such documents pertaining to utility easements, right of way easements, and other easements for the benefit or use of the public or that do not impose any monetary obligations, has been made available to Parent.  No written claim has been made against any Company Title Insurance Policy, which individually or in the aggregate, has had or would be reasonably expected to have a Company Material Adverse Effect.

(n)           The Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  None of the Company’s or any of the Company Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Company Permitted Liens and Liens that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.17            Taxes.

(a)           The Company, Company LP and each Company Subsidiary has timely filed with the appropriate Governmental Authority all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, subject in each case to such exceptions as, individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company, Company LP and each Company Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them, whether or not shown on any Tax Return.

(b)           The Company (i) for all taxable years commencing with the Company’s taxable year ended December 31, 1994 through December 31, 2016, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT; (ii) has operated since January 1, 2017 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT until the REIT Merger Effective Time; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and, the knowledge of the Company, no such challenge is pending or has been threatened in writing.

(c)           (i)  There are no audits, investigations by any Governmental Authority or other proceedings ongoing or, to the knowledge of the Company, threatened with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary; (ii) no deficiency for Taxes of the Company or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (iii) none of the Company, Company LP or any Company Subsidiary has waived any statute of limitations with respect to Taxes (other than in connection with any extension of time to file any Tax Return) or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; and (iv) neither the Company nor any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)           None of the Company, Company LP or any Company Subsidiary holds any asset, the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code or the “prohibited transactions” Tax under Section 857(b)(6) of the Code.

(e)           The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any foreign Laws) and have duly and timely withheld and have paid over to the appropriate Governmental Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(f)            The Company Tax Protection Agreements listed in Section 4.17(f) of the Company Disclosure Letter are the only such agreements in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the knowledge of the Company, threatened to raise a material claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreements.  As used herein, “Company Tax Protection Agreements” means any written agreement to which Company, or any Company Subsidiary is a party:  (i) pursuant to which any liability to holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) that was entered into in connection with or related to the deferral of income Taxes of a holder of interests in a Company Subsidiary Partnership, and that requires the Company, or any Company Subsidiaries (A) to maintain a minimum level of debt or continue a particular debt, (B) to retain or not dispose of assets for a period of time that has not since expired, (C) to make or refrain from making Tax elections (other than an election pursuant to Section 754 of the Code), and/or (D) only dispose of assets in a particular manner.  As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for U.S. federal income tax purposes.  All guaranty, indemnification, contribution, or similar arrangements or deficit restoration obligations, or other agreements or arrangements entered into pursuant to any Company Tax Protection Agreement are set forth on Section 4.17(f) of the Company Disclosure Letter.

(g)           There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except for Company Permitted Liens.

(h)           None of the Company, Company LP or any Company Subsidiary has requested, has received or is subject to any written ruling or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(i)            There are no Tax allocation or sharing agreements or similar arrangements with respect to, binding, or otherwise involving the Company or any Company Subsidiary.

(j)            To the knowledge of the Company, the Company does not have and will not have, as of the REIT Merger Effective Time, any current or accumulated “earnings and profits” for U.S. federal income tax purposes which would constitute “earnings and profits accumulated in any non-REIT year” (determined for purposes of Section 857(a)(2)(B) of the Code).

(k)           None of the Company, Company LP or any Company Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(l)            None of the Company, Company LP or any Company Subsidiary has participated in any “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4(b)).

(m)          Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(n)           Neither the Company nor any of the Company Subsidiaries has been a party to a “conversion transaction” (within the meaning of Treasury Regulation Section 1.337(d)-7(f)(3)(iii)).

(o)           None of the Company or any of its Subsidiaries is, will be (regardless of whether the REIT Merger occurs) or would be, as a result of the transactions contemplated herein, required to include amounts in income, or exclude items of deduction (in either case for Tax purposes), for any Tax period as a result of (i) a change in method of Tax accounting or period; (ii) an installment sale or “open transaction” disposition; (iii) a prepaid amount received, accrued, or paid; (iv) deferred income or gain; (v) an election under Section 108(i) of the Code; (vi) Section 481 of the Code, or, in the case of each of the foregoing, any corresponding or similar provision of state, local, or non-U.S. Law; (vii) the recapture of any tax credit or other special tax benefit; or (viii) the use of any special accounting method (such as the long-term method for accounting for long-term contracts). None of the Company or any of its Subsidiaries has pending a transaction under Section 1031 or 1033 of the Code or other tax-deferral transactions for which deferral will not be available as a result of the transactions contemplated herein.

(p)           Company LP is not an investment company for purposes of Section 721(b) of the Code.

(q)           To the knowledge of the Company, the issuance by Parent LP of the REIT Common Merger Consideration and REIT Preferred Merger Consideration pursuant to this Agreement will not cause any “Person” (as defined in the Parent Declaration of Trust) to “Beneficially Own” or “Constructively Own” “Equity Stock” of Parent (as the foregoing terms are each defined in the Parent Declaration of Trust, and, for the sake of clarity, including any Parent Series A Preferred Shares issued as REIT Preferred Merger Consideration as “Equity Stock” (as defined in the Parent Declaration of Trust)) in excess of the “Common Share Ownership Limit” (as defined in the Parent Declaration of Trust).

(r)            Except as set forth in Section 4.17(r) of the Company Disclosure Letter, no written power of attorney that has been granted by Company or any of Company Subsidiary (other than to Company or a Company Subsidiary) currently is in force with respect to any matter relating to Taxes.

(s)            Except as set forth in Section 4.1(c) of the Company Disclosure Letter, no Company Subsidiary that is not a domestic corporation has ever been treated as other than a partnership or disregarded entity for U.S. federal income tax purposes, or has ever made an election on IRS Form 8832 with respect to its classification for U.S. federal income tax purposes.  Without limitation of the foregoing, Company LP is and always has been taxable as a partnership (and not as an association or publicly traded partnership taxable as a corporation) for U.S. federal income tax purposes.

(t)            All of the liabilities of Company LP are “qualified liabilities” (within the meaning of Treasury Regulation Section 1.707-5(a)(6)).

(u)           Immediately prior to the consummation of the transactions contemplated by this Agreement, the net operating losses of the Company for U.S. federal income tax purposes will be at least $500 million.  The amount of the Company’s liabilities that REIT Merger Sub is assuming from the Company and taking the assets subject to in the REIT Merger exceeds the aggregate U.S. federal income tax basis (as determined immediately prior to the consummation of the transactions contemplated pursuant to this Agreement) of the assets that will be transferred to REIT Merger Sub, as determined for U.S. federal income tax purposes, by not more than $200 million.

(v)           For the taxable year during which the REIT Merger occurs, Company LP, and each other Company Subsidiary that is classified as a partnership for U.S. federal income tax purposes, has in effect an election under Section 754 of the Code.

Section 4.18            Insurance.  The Company has made available to Parent copies of all material insurance policies maintained by the Company or the Company Subsidiaries and all material fidelity bonds or other insurance service contracts in the Company’s possession providing coverage for all material Company Properties (the “Company Insurance Policies”).  Except for those matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no claim for coverage by the Company or any Company Subsidiary pending under any of the Company Insurance Policies that has been denied or disputed by the insurer.  Except for those matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, all premiums payable under all Company Insurance Policies have been paid, and the Company and the Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Company Insurance Policies.  To the knowledge of the Company, such Company Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect.  No written notice of cancellation or termination has been received as of the date hereof by the Company or any Company Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.19            Opinion of Financial Advisor.  The Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BAML”), the Company’s financial advisor, to the effect that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, the Common Exchange Ratio is fair from a financial point of view to the holders of shares of Company Common Stock.

Section 4.20            Takeover Statutes.  Assuming the accuracy of the representations and warranties set forth in Section 5.24, the Company Board has taken all action necessary to render inapplicable to the REIT Merger the restrictions on business combinations contained in Section 3-602 of the MGCL.  No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law is applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement.

Section 4.21            Vote Required.  The affirmative vote of the holders of not less than a majority of all outstanding shares of Company Common Stock to approve the REIT Merger (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of shares of capital stock of the Company required to consummate the transactions contemplated by this Agreement.

Section 4.22            No Rights Plan.  There is no stockholders rights plan, “poison pill” anti-takeover plan or other similar arrangement in effect, to which the Company is party or otherwise bound.

Section 4.23            Brokers.  No broker, finder or investment banker (other than BAML) is entitled to any brokerage, finder’s or other fee or commission in connection with or upon consummation of the Mergers based upon arrangements made by or on behalf of the Company or any Company Subsidiary.  The Company has made available to Parent a true and complete copy of the Company’s engagement letter with BAML, together with any amendment, modification, supplement, renewal, extension or other document related thereto, with respect to the transactions contemplated by this Agreement.

Section 4.24            Investment Company Act.  None of the Company, Company LP or any other Company Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 4.25            Ownership of Parent Common Shares.  None of the Company, Company LP, any Company Subsidiary or, to the knowledge of the Company, their respective Affiliates or “associates” (as defined in Section 3-601(c) of the MGCL) is, nor at any time during the last three years has been, an “interested stockholder” of Parent as defined in Section 3-601(j) of the MGCL.

Section 4.26            Affiliate Transactions.  Except as set forth in the Company SEC Filings made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2014 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.27            Transaction Expenses.  Section 4.27 of the Company Disclosure Letter sets forth the Company’s good faith estimate, as of the date of this Agreement, of the total Expenses to be incurred by the Company, Company LP and the Company Subsidiaries prior to Closing in connection with the transactions contemplated by this Agreement.

Section 4.28            No Other Representations or Warranties.  Except for the representations and warranties contained in Article V, the Company acknowledges that neither Parent nor any other Person or entity on behalf of Parent has made, and the Company has not relied upon, any representation or warranty, whether express or implied, with respect to Parent or any of the Parent Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company by or on behalf of Parent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT, PARENT LP, REIT MERGER SUB AND PARTNERSHIP MERGER SUB

Except (a) as set forth in the corresponding sections of disclosure letter that has been prepared by Parent and delivered by Parent to the Company immediately prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”), it being agreed that disclosure of any item in any Section of the Parent Disclosure Letter with respect to any Section or subsection of Article V of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article V of this Agreement to the extent the relevance of such item is reasonably apparent from the face of such disclosure, provided, however, that nothing in the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of Parent, Parent LP, REIT Merger Sub or Partnership Merger Sub made herein, or (b) as disclosed in Parent SEC Filings publicly available or filed with, as applicable, the SEC on or after January 1, 2017 and prior to the date of this Agreement (excluding any disclosure set forth in any section of a Parent SEC Filing entitled “Risk Factors”  or “Cautionary Note Regarding Forward-Looking Statements” or similarly titled section in any other disclosures included in the Parent SEC Filings, in each case to the extent that such disclosure is cautionary, predictive or forward-looking in nature), Parent, Parent LP, REIT Merger Sub and Partnership Merger Sub hereby jointly and severally represent and warrant to the Company and Company LP that:

Section 5.1              Organization and Qualification; Subsidiaries.

(a)           Parent is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland, and Parent LP is a partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and each has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.  Each of Parent and Parent LP is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)           REIT Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority to carry on its business as it is now being conducted.  REIT Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(c)           Partnership Merger Sub is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite organizational power and authority to carry on its business as it is now being conducted.  Partnership Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(d)           Each Parent Subsidiary (other than REIT Merger Sub and Partnership Merger Sub) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Each Parent Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(e)           None of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any Parent Subsidiary directly or indirectly owns any interest in or of, or investment in, whether equity or debt, any Person (other than equity interests in the Parent Subsidiaries and investments in short-term investment securities set forth on Section 5.1(e) of the Parent Disclosure Letter).

Section 5.2              Organizational Documents.  Parent has made available to the Company complete and correct copies of (i) the Parent Declaration of Trust and Parent Bylaws (ii) the Parent Partnership Certificate and Parent Partnership Agreement, as in effect on the date hereof and (iii) the organizational documents of each of Parent’s “significant subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X), each as in effect on the date hereof.

Section 5.3              Capital Structure.

(a)           As of the date of this Agreement, the authorized capital stock of Parent consists of 450,000,000 Parent Common Shares and 50,000,000 Parent Preferred Shares.  At the close of business on April 21, 2017, (i) 123,753,274 Parent Common Shares were issued and outstanding, (ii) no Parent Preferred Shares were issued and outstanding, (iii) 854,215 Parent Common Shares were reserved for issuance pursuant to awards outstanding under the Parent Equity Plans and (iv) 3,610,370 Parent Common Shares were available for grant under the Parent Equity Plans.  All issued and outstanding shares of the beneficial interests of Parent are, and all Parent Common Shares reserved for issuance as noted above, shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, and all Parent Common Shares and Parent Preferred Shares to be issued to Parent LP and provided by Parent LP as the REIT Common Merger Consideration or the REIT Preferred Merger Consideration, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.  There are no outstanding bonds, debentures, notes or other indebtedness of Parent or any Parent Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Parent Common Shares or other equity holders of such Parent Subsidiary may vote.

(b)           Parent is the sole general partner of Parent LP, and Parent owns, directly or indirectly, all of the general partner interests in Parent LP.  Section 5.3(b) of the Parent Disclosure Letter sets forth, as of the date hereof, the name of, and the number and class of partnership interests held by, each partner in Parent LP.

(c)           All of the REIT Merger Sub membership interests are owned directly or indirectly by Parent LP.  All of the REIT Merger Sub membership interests are duly authorized and validly issued, and are not entitled to preemptive rights.  There are no outstanding bonds, debentures, notes or other indebtedness of REIT Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holder of REIT Merger Sub membership interests may vote.

(d)           All of the Partnership Merger Sub partnership interests are owned directly or indirectly by Parent LP.  All of the Partnership Merger Sub partnership interests are duly authorized and validly issued, and are not entitled to preemptive rights.  There are no outstanding bonds, debentures, notes or other indebtedness of Partnership Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holder of Partnership Merger Sub partnership interests may vote.

(e)           All of the outstanding shares of capital stock of each of the Parent Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable.  All equity interests in each of the Parent Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued.  All shares of capital stock of (or other ownership interests in) each of the Parent Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable.

(f)            Except as set forth in Section 5.3(f) of the Parent Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary is a party or by which any of them is bound, obligating Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional Parent Common Shares or REIT Merger Sub or Partnership Merger Sub partnership interests or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity interest of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any of the other Parent Subsidiaries or obligating Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking.  As of the date of this Agreement, except as expressly provided in the Parent Partnership Agreement, there are no outstanding contractual obligations of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Common Shares, or other equity interests of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary (other than in satisfaction of withholding Tax obligations pursuant to certain awards outstanding under the Parent Equity Plan).  None of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary is a party to or, to the knowledge of Parent, bound by any agreements or understandings concerning the voting of any capital stock or other equity interests of Parent, REIT Merger Sub, Partnership Merger Sub or any of the other Parent Subsidiaries.

(g)           All dividends or distributions on the Parent Common Shares and any dividends or distributions on any securities of any Parent Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 5.4              Authority.

(a)           Each of Parent, Parent LP, REIT Merger Sub and Partnership Merger Sub has the requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Parent Shareholder Approval, to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by each of Parent, Parent LP, REIT Merger Sub and Partnership Merger Sub and the consummation by each of Parent, Parent LP, REIT Merger Sub and Partnership Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate or limited partnership proceedings on the part of Parent, Parent LP, REIT Merger Sub or Partnership Merger Sub, as applicable, are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby, subject (x) with respect to the REIT Merger, to receipt of the Parent Shareholder Approval and the filing and acceptance for record of the REIT Merger Articles of Merger with the Maryland SDAT and (y) with respect to the Partnership Merger, to the filing and acceptance for record of the Partnership Merger Certificate of Merger with the Delaware Secretary.  The Parent Board at a duly held meeting has, by unanimous vote, (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the consummation of the Mergers and the other transactions contemplated hereby, (ii) determined that the Mergers and the transactions contemplated by this Agreement are fair to and in the best interest of Parent and its shareholders, (iii) directed that the Parent Share Issuance be submitted for consideration at the Parent Shareholder Meeting, and (iv) resolved to recommend that the shareholders of the Parent vote in favor of the Parent Share Issuance (the “Parent Recommendation”) and to include such recommendation in the Joint Proxy Statement.

(b)           This Agreement has been duly executed and delivered by each of Parent, Parent LP, REIT Merger Sub and Partnership Merger Sub and, assuming due authorization, execution and delivery by each of the Company and Company LP, constitutes a legally valid and binding obligation of each of Parent, Parent LP, REIT Merger Sub and Partnership Merger Sub, enforceable against Parent, Parent LP, REIT Merger Sub and Partnership Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.5              No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by each of Parent, Parent LP, REIT Merger Sub and Partnership Merger Sub does not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by each of Parent, Parent LP, REIT Merger Sub and Partnership Merger Sub will not, (i) conflict with or violate any provision of the Parent Declaration of Trust, Parent Bylaws, Parent Partnership Certificate, Parent Partnership Agreement or the organizational documents of REIT Merger Sub or Partnership Merger Sub or any equivalent organizational or governing documents of any other Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained, all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary or by which any property or asset of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary is bound, or (iii) to the extent not obtained prior to the date hereof, require any consent or approval under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of Parent or any Parent Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary is a party, except, as to clauses (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)           The execution and delivery of this Agreement by each of Parent, Parent LP, REIT Merger Sub and Partnership Merger Sub does not, and the performance of this Agreement by each of Parent, Parent LP, REIT Merger Sub and Partnership Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement, the Form S-4, and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of the REIT Merger Articles of Merger and the acceptance thereof for record by the Maryland SDAT pursuant to the MGCL and the MD LLC Act, (iv) the filing of the Partnership Merger Certificate of Merger and the acceptance thereof for record by the Delaware Secretary pursuant to the DRULPA, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) such filings as may be required in connection with state and local Transfer Taxes, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.6              Permits; Compliance with Law.

(a)           Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub and each other Parent Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub and each other Parent Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Parent Permits”), and all such Parent Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. All applications required to have been filed for the renewal of Parent Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Parent Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  None of Parent, Parent LP or any Parent Subsidiary has received as of the date hereof, any claim or notice nor has any knowledge indicating that Parent or any Parent Subsidiary is currently not in compliance with the terms of any such Parent Permits, except where the failure to be in compliance with the terms of any such Parent Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)           None of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary or by which any property or asset of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary is bound (except for Laws addressed in Section 5.10, Section 5.11, Section 5.14, Section 5.15 or Section 5.17, which are the subject of the representations made therein), or (ii) any Parent Permits (except for Parent Permits addressed in Section 5.14, which are the subject of the representations made therein), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.7              SEC Filings; Financial Statements.

(a)           Parent has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after January 1, 2014 (collectively, the “Parent SEC Filings”).  Each Parent SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, neither REIT Merger Sub nor Partnership Merger Sub nor any other Parent Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b)           Each of the consolidated financial statements contained or incorporated by reference in the Parent SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Parent and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c)           Parent is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act and the provisions of the Exchange Act and Securities Act relating thereto which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to Parent. Each of the principal executive officer of Parent and the principal financial officer of Parent has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Filings. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.  The records, systems, controls, data and information of Parent and the Parent Subsidiaries that are used in the system of internal accounting controls described in the following sentence are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Parent or the Parent Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls.  Parent and the Parent Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that:  (i) transactions are executed only in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of Parent and the Parent Subsidiaries and to maintain accountability for the assets of Parent and the Parent Subsidiaries; (iii) access to such assets is permitted only in accordance with management’s authorization; (iv) the reporting of such assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of the Parent Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls, and Parent has made available to the Company copies of any material written materials relating to the foregoing.  Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that material information relating to Parent required to be included in reports filed under the Exchange Act, including its consolidated subsidiaries, is recorded, processed, summarized and made known to Parent’s principal executive officer and its principal financial officer by others within those entities, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of Parent, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and its principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.  Parent has delivered or made available to the Company complete and accurate copies of notices received as of the date hereof by Parent from its independent auditor of any significant deficiencies or material weaknesses in Parent’s internal control over financial reporting since January 1, 2014 and any other management letter or similar correspondence received as of the date hereof by Parent since January 1, 2014 from any independent auditor of Parent or any of the then-existing Parent Subsidiaries.  Since the enactment of the Sarbanes-Oxley Act, none of Parent, Parent LP or any other Parent Subsidiary has made any prohibited loans to any director or executive officer of Parent (as defined in Rule 3b-7 promulgated under the Exchange Act).

(d)           None of Parent or any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) reflected or reserved against on the consolidated balance sheet of Parent and Parent Subsidiaries included in Parent’s Annual Report on Form 10-K for the year ended December 31, 2016 (including any notes thereto), (ii) expressly contemplated by or under this Agreement, including Section 6.2 hereof, (iii) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Parent SEC Filings made through and including the date of this Agreement, (iv) described in any section of the Parent Disclosure Letter or (v) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(e)           To the knowledge of Parent, none of the Parent SEC Filings is the subject of ongoing SEC review and Parent has not received as of the date hereof any comments from the SEC with respect to any of the Parent SEC Filings which remain unresolved, nor has it received as of the date hereof any inquiry or information request from the SEC as to any matters affecting Parent which has not been adequately addressed.  Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2014 through the date of this Agreement relating to the Parent SEC Filings and all written responses of Parent thereto through the date of this Agreement.  None of the Parent SEC Filings is the subject of any confidential treatment request by Parent.

Section 5.8              Disclosure Documents.

(a)           None of the information supplied or to be supplied by or on behalf of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and shareholders of Parent, respectively, at the time of the Company Stockholder Meeting and the Parent Shareholder Meeting, at the time the Form S-4, is declared effective by the SEC or at the REIT Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to Parent or any Parent Subsidiary or other information supplied by or on behalf of Parent or any Parent Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b)           The representations and warranties contained in this Section 5.8 shall not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to Parent by or on behalf of the Company.

Section 5.9              Absence of Certain Changes or Events.  Since December 31, 2016, except as contemplated by this Agreement or as set forth on Section 5.9 of the Parent Disclosure Letter:

(a)           each of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub and each other Parent Subsidiary has conducted its business in the ordinary course consistent with past practice, and, prior to the date hereof there has not been:

(i)            any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock or other equity interests of Parent or any Parent Subsidiary, other than regular quarterly dividends consistent with past practice;

(ii)           any repurchase, redemption or other acquisition by Parent or any Parent Subsidiary of any shares of capital stock or other equity interests of Parent or any Parent Subsidiary or any securities or other equity interests convertible into or exercisable for any shares of capital stock or other equity interests of Parent or any Parent Subsidiary, other than (A) the redemption or exchange of Parent Partnership Units pursuant to and in accordance with the provisions of the Parent Partnership Agreement, (B) the withholding of Parent Common Shares to satisfy withholding Tax obligations with respect to any restricted shares and RSUs under the Parent Equity Plans, and (C) the acquisition by Parent in the ordinary course of business consistent with past practice pursuant to the terms of the Parent Equity Plans upon termination of employment or service of an award holder;

(iii)          any split, combination, subdivision or reclassification of any capital stock or other equity interests, or any issuance of any other securities or equity interests in respect of, in lieu of or in substitution for share of capital stock or other equity interests, of Parent or any Parent Subsidiary;

(iv)          (A) any amendment to the Parent Declaration of Trust, Parent Bylaws or other organizational documents of Parent; or (B) any amendment to the articles or certificates of incorporation, bylaws or other organizational documents of any Parent Subsidiary;

(v)           except as required to comply with Law or any Parent Benefit Plan, (A) any grant of any severance, termination pay, retention, or change in control benefits to any current or former director, employee or other individual service provider of Parent or any Parent Subsidiary, (B) any entry into any employment, change in control, deferred compensation or other similar agreement, plan, arrangement or policy (or any material amendment to any such agreement, plan arrangement or policy) with any current or former director or employee of the Parent or any Parent Subsidiary, (C) any increase in the compensation or benefits payable under any Parent Benefit Plan other than increases in the ordinary course of business consistent with past practice, (D) recognition of any labor union; (E) any establishment, adoption, entry into, amendment, modification or termination of any collective bargaining agreement, (F) any establishment, adoption, entry into, termination or amendment or modification in any material respect, of any material Parent Benefit Plan or (G) the taking of any action to accelerate any material compensation or benefits, including vesting, funding and payment or the making of any material determinations, under any collective bargaining agreement, Parent Equity Plan or Parent Benefit Plan;

(vi)          any material change in Parent’s method of accounting or accounting principles or policies, except for any such change required by reason of a change in GAAP or by Regulation S-X under the Exchange Act, as approved by Parent’s independent accountants; or

(vii)         any settlement or remediation of any material Claim against or affecting Parent or a Parent Subsidiary; and

(b)           there has not been any Parent Material Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.10            Certain ERISA Matters.

(a)           Each Parent Benefit Plan has been established, administered and funded in all material respects in accordance with its terms and applicable Laws, other than as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Each Parent Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan, in each case, that has not been revoked, and, to the knowledge of Parent, no event has occurred that would adversely affect the qualified status of any such Parent Benefit Plan.

Neither Parent nor any Parent Subsidiary has engaged in a non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Parent Benefit Plan that could result in material liability to Parent and the Parent Subsidiaries.  No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Parent, is threatened against or with respect to any such Parent Benefit Plan or the assets thereof (other than routine benefits claims).

(c)           Except as set forth in Section 5.10(c) of the Parent Disclosure Letter, none of Parent, any Parent Subsidiaries or any of their ERISA Affiliates maintains, contributes to, is required to contribute to, or participates in, or has ever during the past six (6) years maintained, contributed to, been required to contribute to, or participated in, or otherwise has any obligation or liability (including contingent liability) in connection with: (i) an employee pension benefit plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) any plan or arrangement which provides post-employment medical or welfare benefits, except as required by applicable Law or that provides for continued benefits during any post-termination severance period; or (iv) any plan established or maintained outside of the United States or for the benefit of current or former directors, employees or other individual service providers of Parent or any Parent Subsidiaries residing outside the United States.  None of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub, or any other Parent Subsidiary has incurred any Controlled Group Liability that has not been satisfied in full, nor do any circumstances exist that could reasonably be expected to result in any Controlled Group Liability becoming a liability of Parent or any of its Affiliates at or after the REIT Merger Effective Time.

Section 5.11            Labor and Other Employment Matters.  Each of Parent and each Parent Subsidiary is in compliance in all material respects with all applicable Laws with respect to labor, employment, employee classification, fair employment practices, unfair labor practices, terms and conditions of employment, workers’ compensation, occupational safety and health, plant closings, wages and hours, immigration, leasing and supply of temporary and contingent staff, and engagement of independent contractors, including proper classification of same.  Except as set forth in Section 5.11 of the Parent Disclosure Letter, none of Parent or any Parent Subsidiary is (or has been in the past five (5) years) a party to or bound by any collective bargaining agreement, or party to or bound by any other agreement with a labor union that contains a neutrality or accretion clause, and no labor union has in the past five (5) years been certified to represent any employee of Parent or any Parent Subsidiary, or has demanded or applied, or threatened to demand or apply, to represent or is attempting to organize so as to represent such employees, including any representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.  There is no pending or, to the knowledge of Parent, threatened work stoppage, slowdown, lockout, material arbitration or material grievance, labor strike, picketing, or other material labor disputes against Parent or any Parent Subsidiary, and no such activity has occurred in the past three (3) years. None of Parent or any Parent Subsidiary has any outstanding material liabilities under the WARN Act as a result of any action taken by Parent or a Parent Subsidiary.  None of Parent or any Parent Subsidiary has any outstanding material liability in connection with the termination of employment of its employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any employee and none of Parent or any Parent Subsidiary has any outstanding material liability for failure to provide information or to consult with employees under any employment Laws.

Section 5.12            Material Contracts.  All Parent Material Contracts have been filed as exhibits to the Parent SEC Filings made through and including the date of this Agreement. Each Parent Material Contract is in full force and effect and is valid, binding and enforceable against Parent and/or any Parent Subsidiary party thereto, and, to the knowledge of Parent, each other party thereto in accordance with its terms.  None of Parent or any Parent Subsidiary, nor, to the knowledge of Parent, any other party thereto, is in material breach or violation of, or default under, any Parent Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Parent Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent or any Parent Subsidiary has received as of the date hereof any written notice of any violation or default pursuant to the terms of any Parent Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.13            Litigation.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, (a) there is no Claim pending or, to the knowledge of Parent, threatened by or before any Governmental Authority, nor, to the knowledge of Parent, is there any investigation pending by any Governmental Authority, in each case, against or affecting Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub, any other Parent Subsidiary or any of their respective properties at law or in equity, and (b) none of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary, nor any of their respective properties, is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority at law or in equity.

Section 5.14            Environmental Matters.  Except as set forth on Section 5.14 of the Parent Disclosure Letter and as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(a)           Parent, Parent LP and each Parent Subsidiary and their respective corporate predecessors are and, except with respect to matters that have been fully and finally resolved, have been in compliance with all applicable Environmental Laws, possess all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits.

(b)           None of Parent, Parent LP or any Parent Subsidiary has received as of the date hereof any written or, to the knowledge of Parent, oral notice, demand, letter or claim alleging that Parent or any such Parent Subsidiary is in violation of, or liable under, any Environmental Law, that the Parent or any Parent Subsidiary is obligated to conduct investigations or clean-up activities under any Environmental Law, or that any judicial, administrative or compliance order has been issued against Parent or any Parent

Subsidiary which remains unresolved.  There is no litigation, request for information or other proceeding pending, or, to the knowledge of Parent, threatened against Parent and any Parent Subsidiary under any applicable Environmental Law.  To the knowledge of Parent, there is no investigation pending or threatened against Parent, Parent LP or any Parent Subsidiary under any applicable Environmental Law.

(c)           None of Parent, Parent LP or any Parent Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials which remains unresolved.

(d)           None of Parent, Parent LP or any Parent Subsidiary has assumed, by contract or operation of Law, any liability under any Environmental Law or relating to any Hazardous Materials, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

(e)           None of Parent, Parent LP or any Parent Subsidiary has caused, and to the knowledge of Parent, no Third Party has caused any release of a Hazardous Material that would be required to be investigated or remediated by Parent or any Parent Subsidiary under Environmental Law.

This Section 5.14 and Sections 5.5(b), 5.7-5.9, and 5.12 contain the sole representations and warranties of Parent, Parent LP, REIT Merger Sub and Partnership Merger Sub with regard to Hazardous Materials, Environmental Laws or other environmental matters.

Section 5.15            Intellectual Property.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub and the other Parent Subsidiaries own, free and clear of any Liens (which, for the avoidance of doubt, shall not be deemed to include license agreements) or has a valid and enforceable license, free and clear of any Liens, or otherwise possess valid and enforceable rights to use all Intellectual Property necessary to conduct the business of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub and the other Parent Subsidiaries as it is currently conducted, (ii) the conduct of the business of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub and the other Parent Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (iii) there are no pending or, to the knowledge of Parent, threatened claims with respect to any of the Intellectual Property rights owned by Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary, (iv) none of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any Parent Subsidiary (nor any of their respective predecessors) has received any written notice since January 1, 2014 from any Third Party (A) asserting the infringement or other violation of any Intellectual Property by Parent or a Parent Subsidiary or (B) pertaining to or challenging the validity, enforceability, or registrability of, any right, title or interest of Parent or the Parent Subsidiaries with respect to, any material Intellectual Property, and (v) to the knowledge of Parent, no Third Party is currently infringing or misappropriating Intellectual Property owned by

Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary.  Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub and the other Parent Subsidiaries have implemented commercially reasonable measures to maintain and protect each material item of Intellectual Property that they own, and to the knowledge of Parent, there has not been any disclosure or compromise of any confidential or proprietary information of Parent or the Parent Subsidiaries (including any information of any other Person disclosed in confidence to Parent or the Parent Subsidiaries) to any Third Party in a manner that has resulted or is likely to result in the loss of trade secrets or other proprietary rights in and to such information.

Section 5.16            Properties.

(a)           Section 5.16(a) of the Parent Disclosure Letter sets forth a list of the common name and address of each hotel and other parcel of real property owned or leased, including ground leased by Parent or any Parent Subsidiary as lessee or sublessee, as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Parent Property”).  As of the date hereof, each of the Parent Properties is owned or leased by Parent or the Parent Subsidiary indicated on Section 5.16(a) of the Parent Disclosure Letter.  Except as set forth in Section 5.16(a) of the Parent Disclosure Letter, there are no real properties that the Parent, or any Parent Subsidiary is obligated to buy, lease or sublease at some future date.

(b)           Parent or a Parent Subsidiary owns good and valid fee simple title or leasehold title (as applicable) to each Parent Property, in each case, free and clear of Liens, except for Parent Permitted Liens, none of which Parent Permitted Liens have had and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. For the purposes of this Agreement, “Parent Permitted Liens” shall mean any (i) Liens relating to any Indebtedness set forth on Section 5.16(b) of the Parent Disclosure Letter, (ii) statutory or other Liens for Taxes or assessments which are not yet due and delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, (iii) Parent Leases or ground leases or air rights affecting any Parent Property that are set forth in Section 5.16(b) of the Parent Disclosure Letter, (iv) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (v) Liens that are disclosed on existing title policies and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (vi) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are related to obligations not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings, and (vii) any other Liens, limitations, restrictions or title defects that do not materially impair the value of the applicable Parent Property or the continued use and operation of the Parent Property as currently used and operated.  Section 5.16(b) of the Parent Disclosure Letter describes the material Parent Permitted Liens which are being contested in good faith by appropriate proceedings.

(c)           The Parent Properties are, to the knowledge of Parent, (x) supplied with utilities and other services as necessary to permit their continued operation as they are now being operated, (y) in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to the Company, and (z) adequate and suitable for the purposes for which they are presently being used. Since January 1, 2014, to the knowledge of Parent, none of Parent, Parent LP or any Parent Subsidiary has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Parent Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Parent Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Parent Properties which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(d)           To the knowledge of Parent, each of the Parent Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

(e)           There are no pending or, to the knowledge of Parent, threatened condemnation, expropriation, eminent domain or rezoning proceedings affecting all or any portion of any of the Parent Properties.  Except as set forth on Section 5.16(e) of the Parent Disclosure Letter, Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub and the other Parent Subsidiaries have all material certificates, variances, permits, licenses or rights required by applicable Law for use and occupancy as are necessary to conduct the business of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub and the other Parent Subsidiaries thereon as presently conducted or currently intended by Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub and the other Parent Subsidiaries to be conducted, except for those that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, and to the knowledge of Parent, none of Parent, Parent LP or any Parent Subsidiary has received notice of any outstanding threat of modification, suspension or cancellation of any such material certificate, variance, license or right that would reasonably be expected to have a Parent Material Adverse Effect.

(f)            True and complete in all material respects copies of all ground leases affecting the interest of Parent or any Parent Subsidiary in the Parent Properties and all leases and subleases to which Parent or the other Parent Subsidiaries are parties that are required to be filed as exhibits to the Parent SEC Filings pursuant to Item

601(b)(10) of Regulation S-K promulgated by the SEC (the “Material Parent Leases”) in effect as of the date hereof, have been made available to the Company.  To the knowledge of Parent, as of the date hereof, each Material Parent Lease is in full force and effect and none of Parent, Parent LP or any Parent Subsidiary has received written notice that it is in default under any Material Parent Lease as of the date of this Agreement, except for violations or defaults that have been cured or are disclosed in the rent rolls or that would not be material.

(g)           Section 5.16(g) of Parent Disclosure Letter sets forth a list of each management agreement pursuant to which any Third Party manages or operates any of Parent Properties on behalf of Parent or any Parent Subsidiary, together with each amendment, guaranty or other agreement or document binding on Parent or applicable Parent Subsidiary and relating thereto, and identifies each Parent Property that is subject to such agreement, Parent or each Parent Subsidiary that is a party to such agreement, the date of such agreement and each amendment relating thereto.  Parent has made available to the Company correct and complete (in all material respects) copies of all each agreement listed in Section 5.16(g) of Parent Disclosure Letter which are in effect as of the date hereof.

(h)           Section 5.16(h) of Parent Disclosure Letter sets forth a list of each franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any of Parent Properties or by Parent or any Parent Subsidiary, together with each amendment, guaranty or other agreement or document binding on Parent or applicable Parent Subsidiary and relating thereto, and identifies each Parent Property that is subject to such agreement, Parent or each Parent Subsidiary that is a party to such agreement, the date of such agreement and each amendment relating thereto.  Parent has made available to the Company correct and complete (in all material respects) copies of all each agreement listed in Section 5.16(h) of Parent Disclosure Letter which are in effect as of the date hereof.

(i)            To the knowledge of Parent, except as set forth on Section 5.16(i) of the Parent Disclosure Letter, there are no Tax abatements or exemptions specifically affecting Parent Properties, and Parent and the Parent Subsidiaries have not received any written notice of (and Parent and the Parent Subsidiaries do not have any knowledge of) any proposed increase in the assessed valuation of any of the Parent Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing, except in each case for any such Taxes or assessment that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(j)            No purchase option has been exercised under any Parent Lease for which the purchase has not closed prior to the date of this Agreement.

(k)           No written claim has been made against any Parent Title Insurance Policy, which individually or in the aggregate, has had or would be reasonably expected to have a Parent Material Adverse Effect.

(l)            Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub and the other Parent Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  None of Parent’s or any other Parent Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Parent Permitted Liens and Liens that have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.17            Taxes.

(a)           Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub and each other Parent Subsidiary has timely filed with the appropriate Governmental Authority all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, subject in each case to such exceptions as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Parent and each Parent Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them, whether or not shown on any Tax Return.

(b)           Parent (i) for all taxable years commencing with Parent’s taxable year ended December 31, 2011 through December 31, 2016, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT; (ii) has operated since January 1, 2017 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending December 31, 2017; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and, the knowledge of Parent, no such challenge is pending or has been threatened in writing.

(c)           Except as set forth in Section 5.17(c) of the Parent Disclosure Letter: (i) there are no audits, investigations by any Governmental Authority or other proceedings ongoing or, to the knowledge of Parent, threatened with regard to any Taxes or Tax Returns of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary; (ii) no deficiency for Taxes of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; (iii) none of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary has waived any statute of limitations with respect to Taxes (other than in connection with any extension of time to file any Tax Return), or agreed to any extensions of time with respect to any Tax assessment or deficiency for any open tax year; and (iv) none of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any of the other Parent Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)           Except as may be acquired pursuant to the Mergers, none of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code or the “prohibited transactions” Tax under Section 857(b)(6) of the Code.

(e)           Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub and the other Parent Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any foreign Laws) and have duly and timely withheld and have paid over to the appropriate Governmental Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(f)            There are no Parent Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the knowledge of Parent threatened to raise, a material claim against Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary for any breach of any Parent Tax Protection Agreements.  As used herein, “Parent Tax Protection Agreements” means any written agreement to which Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary is a party:  (i) pursuant to which any liability to holders of limited partnership interests in a Parent Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) that was entered into in connection with or related to the deferral of income Taxes of a holder of limited partnership interests in a Parent Subsidiary Partnership, and that requires the Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or the other Parent Subsidiaries (A) to maintain a minimum level of debt or continue a particular debt, (B) to retain or not dispose of assets for a period of time that has not since expired, (C) to make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner.  As used herein, “Parent Subsidiary Partnership” means a Parent Subsidiary that is a partnership for U.S. federal income tax purposes.

(g)           There are no Tax Liens upon any property or assets of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary except for Parent Permitted Liens.

(h)           None of Parent, Parent LP or any Parent Subsidiary has requested, has received or is subject to any written ruling or has entered into any written agreement with a Governmental Authority with respect to Taxes.

(i)            There are no Tax allocation or sharing agreements or similar agreements with respect to, binding, or otherwise involving the Parent or any Parent Subsidiary.

(j)            To the knowledge of  Parent, Parent does not have and will not have, as of the REIT Merger Effective Time, any current or accumulated “earnings and profits” for U.S. federal income tax purposes which would constitute “earnings and profits accumulated in any non-REIT year” (determined for purposes of Section 857(a)(2)(B) of the Code).

(k)           None of Parent, Parent LP or any Parent Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (B) has any liability for the Taxes of any Person (other than the Parent or any Parent Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

(l)            None of Parent, Parent LP or any Parent Subsidiary has participated in any “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4(b)).

(m)          Neither Parent nor any of the Parent Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(n)           Except as set forth in Section 5.17(n) of the Parent Disclosure Letter, no Parent Subsidiary that is not a domestic corporation has ever been treated as other than a partnership or disregarded entity for U.S. federal income tax purposes, or has ever made an election on IRS Form 8832 with respect to its classification for U.S. federal income tax purposes.  Without limitation of the foregoing, Parent LP is and always has been taxable as a partnership (and not as an association or publicly traded partnership taxable as a corporation) for U.S. federal income tax purposes.

Section 5.18            Insurance.  Except for those matters that have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no claim for coverage by Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary pending under the material insurance policies and the material fidelity bonds or other insurance service contracts in Parent’s possession providing coverage for all material Parent Properties (the “Parent Insurance Policies”) that has been denied or disputed by the insurer.  Except for those matters that have not had and would not reasonably be expected to have a Parent Material Adverse Effect, all premiums payable under all Parent Insurance Policies have been paid, and Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub and the other Parent Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Parent Insurance Policies.  To the knowledge of Parent, such Parent Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect and no written notice of cancellation or termination has been received as of the date hereof by the Parent or any Parent Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 5.19            Opinion of Financial Advisor.  Parent Board has received the opinion of Barclays Capital Inc. (“Barclays”), Parent’s financial advisor, to the effect that, as of the date of such opinion and based on and subject to the assumptions and limitations set forth therein, the Common Exchange Ratio is fair from a financial point of view to Parent.

Section 5.20            Vote Required.

(a)           The only vote of the holders of any class or series of shares of capital stock of Parent required in connection with the execution, delivery and performance of this Agreement and the Mergers, is the affirmative vote of a majority of the votes cast on the Parent Share Issuance at the Parent Shareholder Meeting (the “Parent Shareholder Approval”).

(b)           The only vote of the holders of any class or series of membership interests of REIT Merger Sub necessary to adopt this Agreement and the REIT Merger is the affirmative vote of Parent LP in its capacity as the sole member of REIT Merger Sub, which adoption shall be provided by the written consent of Parent LP at or immediately following the execution of this Agreement.

Section 5.21            Brokers.  No broker, finder or investment banker (other than Barclays) is entitled to any brokerage, finder’s or other fee or commission in connection with or upon consummation of the Mergers based upon arrangements made by or on behalf of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary.

Section 5.22            Investment Company Act.  None of Parent, Parent LP or any other Parent Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 5.23            Ownership of REIT Merger Sub and Partnership Merger Sub; No Prior Activities.

(a)           REIT Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  All of the interests of REIT Merger Sub are owned directly or indirectly by Parent LP.

(b)           Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, REIT Merger Sub has not, and will not have prior to the REIT Merger Effective Time, incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(c)           Partnership Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  All of the interests of Partnership Merger Sub are owned directly or indirectly by Parent LP.

(d)           Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Partnership Merger Sub has not, and will not have prior to the Partnership Merger Effective Time, incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.24            Ownership of Company Common Stock.  None of Parent, Parent LP, any Parent Subsidiary or, to the knowledge of Parent, any of their Affiliates or “associates” (as defined in Section 3-601(c) of the MGCL) is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 3-601(j) of the MGCL.

Section 5.25            Takeover Statutes.  The Parent Board has taken all action necessary to render the Maryland Control Share Acquisition Act inapplicable to the issuance of any Parent Common Shares attendant to the Mergers.  The issuance of Parent Common Shares as REIT Common Merger Consideration, or to Minority Limited Partners in lieu of New Parent LP Common Units in the Partnership Merger, shall not result in a “control share acquisition” as defined in Section 3-701(d) of the MGCL.  No shareholder of Parent is an “interested stockholder” (as defined in Section 3-601(j) of the MGCL) and the Parent Board has taken all action necessary to render inapplicable to the Merger (including the issuance of the Parent Common Shares) the restrictions on business combinations contained in Section 3-602 of the MGCL.

Section 5.26            No Rights Plan.  There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar arrangement in effect, to which the Parent is party or otherwise bound.

Section 5.27            Affiliate Transactions.  Except as set forth in the Parent SEC Filings made through and including the date of this Agreement or as permitted by this Agreement and as set forth in the Parent Disclosure Letter, from January 1, 2014 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Parent or any Parent Subsidiary, on the one hand, and any Affiliates (other than Parent Subsidiaries) of Parent or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.28            No Other Representations or Warranties.  Except for the representations and warranties contained in Article IV, each of Parent, Parent LP, REIT Merger Sub and Partnership Merger Sub acknowledges that neither the Company nor any other Person or entity on behalf of the Company has made, and none of Parent, REIT Merger Sub and Partnership Merger Sub has relied upon, any representation or warranty, whether express or implied, with respect to the Company or any of the Company Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent, REIT Merger Sub or Partnership Merger Sub by or on behalf of the Company.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1              Conduct of Business by the Company.

(a)           The Company and Company LP covenant and agree that, between the date of this Agreement and the earlier to occur of the REIT Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the “Interim Period”), except to the extent required by Law, as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company and Company LP shall, and shall cause each of the Company Subsidiaries, to (i) conduct their businesses and operations in the ordinary course and in a manner consistent with past practice in all material respects, and (ii) use commercially reasonable efforts to: (A)  maintain the material assets and properties of the Company and Company Subsidiaries in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of the Company’s or the Company Subsidiaries’ control excepted), (B) preserve intact in all material respects their current business organization, goodwill, ongoing businesses and relationships with Third Parties, (C) keep available the services of its present officers and key employees and consultants and (D) maintain, in all material respects, satisfactory relationships with significant customers, franchisors, managers and suppliers and with other Persons with whom they have significant business relations.

(b)           Without limiting the foregoing, the Company and Company LP covenant and agree that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned, except with respect to clauses (ii), (iii), (iv), (xxiv) or (xxxi) below, as to which Parent may grant or withhold its consent in its sole discretion), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company and Company LP shall not, and shall not cause or permit any Company Subsidiary to, do any of the following:

(i)            amend or propose to amend the Company Charter, Company Bylaws, Company Partnership Certificate or Company Partnership Agreement (or such equivalent organizational or governing documents of any other Company Subsidiary);

(ii)           split, combine, reclassify or subdivide any shares of stock or other voting securities or equity interests of the Company or any Company Subsidiary or, except as contemplated by Section 6.1(b)(iv), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other voting securities or equity interests;

(iii)          declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any Company Subsidiary or other equity securities or ownership interests in the Company or any Company Subsidiary, except for (A) the declaration and payment by the Company of regular quarterly dividends with respect to shares of Company Common Stock at a rate not to exceed $0.06 per share of Company Common Stock (each a “Company Common Quarterly Dividend”), (B) the declaration and payment by the Company of regular quarterly dividends with respect to shares of Company Series A Preferred Stock shall be made in accordance with the terms of such Company Series A Preferred Stock as set forth in the Company Charter, (C) the declaration and payment of regular distributions that are required to be made in respect of Company Partnership Units, (D) the declaration and payment of dividends or distributions by any directly or indirectly wholly owned Company Subsidiary to its parent entity, (E) the declaration and payment of dividends or distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, in accordance with the requirements of the organizational documents of such Company Subsidiary, and (F) the payment of accrued dividend equivalent rights upon the vesting of Company RSUs.  Notwithstanding the foregoing, the Company and any Company Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Parent to maintain its status as a REIT under the Code and avoid or reduce the imposition of any corporate level tax or excise Tax under the Code;

(iv)          redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of the Company or a Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (A) the redemption or exchange of Company Partnership Units pursuant to and in accordance with the provisions of the Company Partnership Agreement, (B) the withholding of shares of Company Common Stock to satisfy withholding Tax obligations with respect to shares of Company Restricted Stock and Company RSUs, and (C) the acquisition by the Company in the ordinary course of business consistent with past practice in connection with the forfeiture of shares of Company Restricted Stock and Company RSUs pursuant to the terms of the Company Equity Plans upon termination of employment or service of an award holder;

(v)           except for transactions among the Company and one or more wholly-owned Company Subsidiaries or among one or more wholly-owned Company Subsidiaries, or as otherwise contemplated in Section 6.1(b)(iii), (iv), or (vi), issue, deliver, sell, pledge, dispose, encumber or grant any shares of the Company’s or any of the Company Subsidiaries’ capital stock or other voting securities or equity interests, or any options, calls, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or any of the Company Subsidiaries’ capital stock, voting securities or other equity interests or any other rights issued by the Company or any Company Subsidiary that are linked in any way to the price of Company Common Stock or any other shares of capital stock or other voting securities or equity interests of the Company or any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock or other voting securities or equity interests of the Company or any Company Subsidiary; provided, however, that the Company may issue shares of Company Common Stock upon the vesting of any Company Restricted Stock or any Company RSU;

(vi)          except as may be specifically required under a Company Employment Agreement executed prior to the date of this Agreement or a Company Benefit Plan and which, in each case, is described on Section 6.1(b)(vi) of the Company Disclosure Letter, grant, confer, award, or modify the terms of any options, convertible securities, restricted stock, phantom shares, equity-based compensation or other rights to acquire, or denominated in, any of the Company’s or any of the Company Subsidiaries’ capital stock or other voting securities or equity interests, other than as explicitly required by the terms of the shares of Company Restricted Stock and Company RSUs outstanding on the date of this Agreement;

(vii)         acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof or any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof, except (A) the consummation of acquisitions pursuant to existing agreements to which the Company or any Company Subsidiary is a party and which are set forth on Section 6.1(b)(vii) of the Company Disclosure Letter; or (B) other acquisitions described on Section 6.1(b)(vii) of the Company Disclosure Letter;

(viii)        sell, pledge, lease, sell and leaseback, transfer, otherwise dispose of or encumber or subject to any Lien other than a Company Permitted Lien and other than ordinary course leasing activities that do not otherwise require Parent’s consent pursuant to this Section 6.1(b), (A) any real property or any interests therein, and (B) any other property and assets in excess of $2,500,000 in the aggregate, except in each case as described on Section 6.1(b)(viii) of the Company Disclosure Letter;

(ix)          incur, create or assume any Indebtedness for borrowed money (other than by the Company or a wholly-owned Company Subsidiary to the Company or a wholly-owned Company Subsidiary) or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible for the Indebtedness of any other Person (other than a wholly-owned

Company Subsidiary), except Indebtedness incurred in connection with a refinancing permitted by Section 6.1(b)(xvi);

(x)           make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, employees, Affiliates, agents or consultants), or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, other than (A) by the Company or a wholly-owned Company Subsidiary to the Company or a wholly-owned Company Subsidiary, (B) loans or advances required to be made under any of the Company Major Leases or ground leases affecting the Company Properties, as described on Section 6.1(b)(x) of the Company Disclosure Letter and (C) loans issued pursuant to the terms of a tax-qualified Company Benefit Plan;

(xi)          renew, modify or amend, terminate (other than through expiration in accordance with its terms), or waive, release, compromise or assign any rights or claims under, any Company Material Contract or Company Major Lease or enter into any new contract that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.12 or Section 4.16(f) of the Company Disclosure Letter as a Company Material Contract or Company Major Lease; other than (A) any termination or renewal in accordance with the terms of such existing Company Material Contract or Company Major Lease that occur automatically without any action by Company or any Company Subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage, deed of trust, deed to secure debt, similar agreement, or related agreement to which Company or any Company Subsidiary is a party as required or necessitated by this Agreement or the transactions contemplated hereby or (C) as necessary to comply with the terms of this Agreement;

(xii)         enter into or amend any contract if such contract or amendment of a contract would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Mergers;

(xiii)        (A) enter into or modify any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any Company Subsidiary or (B) to the extent the Company or any Company Subsidiary has the right pursuant to a Company Management Agreement to consent to the entry into or modification of a collective bargaining agreement or other labor union contract applicable to the employees of the relevant Company Property Manager, consent to any such entry into or modification of a collective bargaining agreement or other labor union contract applicable to the employees of such Company Property Manager;

(xiv)        establish, adopt, enter into, amend, or terminate any Company Benefit Plan that is a pension plan or post-retirement benefit plan or arrangement or otherwise take any action that subjects the Company or any Company Subsidiary to material liability for pension or post-retirement benefits;

(xv)         waive, release, assign any material rights or claims or make any payment, direct or indirect, of any other liability of the Company or any Company Subsidiary, in an amount in excess of $1,000,000, before the same comes due in accordance with its terms, other than in the ordinary course of business and consistent with past practice;

(xvi)        repay or refinance any material Indebtedness (other than required payments of principal and interest when due and Indebtedness described in Section 6.1(b)(xvi) of the Company Disclosure Letter);

(xvii)       except (A) pursuant to the Company’s budget previously provided to Parent, (B) capital expenditures necessary to repair any casualty losses in an amount up to $1,000,000 or to the extent such losses are covered by existing insurance, and (C) capital expenditures in the ordinary course of business consistent with past practice necessary to repair or prevent damage to any Company Property in the event of an emergency situation, after prior notice to Parent (provided, that if the nature of such emergency renders prior notice to Parent impracticable, the Company shall provide notice to Parent as promptly as reasonably practicable after making such capital expenditure), make or commit to make any capital expenditures in excess of $1,000,000 individually or $5,000,000 in the aggregate with respect to any Company Property;

(xviii)      settle or compromise (A) any legal action, investigation, suit or arbitration proceeding, in each case made or pending against the Company or any of the Company Subsidiaries other than settlements where the amount paid (after the application of any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves, if any) in settlement or compromise does not exceed the thresholds set forth on Section 6.1(b)(xviii) of the Company Disclosure Letter and that (x) do not require any material actions or impose any material restrictions on the business or operations of the Company and the Company Subsidiaries, and (y)  do not provide for any admission of liability by the Company or any Company Subsidiaries and (B) any legal action, suit or proceeding involving any present, former or purported holder or group of holders of the Company Common Stock other than in accordance with Section 6.7, provided, however, that notwithstanding the foregoing, the written consent of Parent shall be required in order for the Company or any Company Subsidiary to settle, compromise, dismiss, discharge or otherwise dispose of any legal action, investigation, suit or arbitration proceeding arising from, based upon or challenging the validity of this Agreement or the consummation of the transactions contemplated hereby or seeking to prevent the consummation of the transactions contemplated hereby;

(xix)        except as required pursuant to Company Employment Agreements or Company Benefit Plans in effect as of the date hereof and set forth on Section 4.10 of the Company Disclosure Letter, or as otherwise required by Law, (A) hire or terminate (other than for cause) any officer or director of the Company or any Company Subsidiary or promote or appoint any Person to a position of officer or director of the Company or any Company Subsidiary (other than the appointment of any officer or director to replace an officer or director who has departed the Company); (B) increase the compensation, perquisites or other benefits payable or to become payable to any current or former directors, employees or other individual service providers of the Company or any Company Subsidiary (other than payment of normal year-end bonuses and annual salary increases in the ordinary course consistent with past practice and any established performance criteria), (C) grant any severance or termination pay to, or enter into any severance agreement with, any current or former director, employee or other individual service provider of the Company or any Company Subsidiary, (D) enter into any Company Employment Agreement or other employment, change of control, severance or retention agreement with any current or former director, employee or other individual service provider of the Company or any Company Subsidiary, (E) accelerate the vesting, funding or payment of the compensation payable or the benefits provided to or to become payable or provided to any current or former directors, employees or other individual service providers of the Company or any Company Subsidiary, or (F) establish, adopt, enter into, materially amend or terminate any Company Benefit Plan, Company Employment Agreement, plan, trust, fund, policy or arrangement with, or for the benefit of, any current or former directors, employees, other individual service providers or any of their beneficiaries (other than offer letters to non-executive officers containing customary at-will employment terms);

(xx)         make any material change to its methods of accounting, principles or practices in effect at December 31, 2016, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law or fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof);

(xxi)        enter into any new line of business;

(xxii)       fail to duly and timely file all material reports and other material documents required to be filed with all Governmental Authorities and other authorities (including the NYSE), subject to extensions permitted by Law;

(xxiii)      enter into, amend or modify any Company Tax Protection Agreement; make, change or rescind any election relating to Taxes; change a material method of Tax accounting; file or amend any income Tax Return or any other material Tax Return; settle or compromise any material U.S. federal, state, local or foreign income Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes; except as set forth in Section 6.1(b)(xxiii) of the Company Disclosure Letter, take any action outside the ordinary course of business that would materially reduce or limit the usage by Parent or any Parent Subsidiary of any net operating losses (and carryovers thereof) or other material tax attributes of the Company or any Company Subsidiary (for the sake of clarity, other than an “ownership change” pursuant to Section 382 resulting from the Mergers); take any action to recognize, trigger, or authorize any item described in Section 4.17(o) or knowingly surrender any right to claim any material Tax refund, except in each case as required by Law or necessary or appropriate to preserve the status of any Company Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes;

(xxiv)     merge or consolidate or adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except (A) by a Company Subsidiary in connection with any acquisitions permitted pursuant to Section 6.1(b)(v) in a manner that would not reasonably be expected to be adverse to the Company or to prevent or impair the ability of the Company to consummate the Mergers or (B) for the merger of one or more wholly-owned Company Subsidiaries with or into one or more other wholly-owned Company Subsidiaries or the dissolution and liquidation of Company Subsidiaries in the ordinary course of business consistent with past practice, which, individually or in the aggregate, would not reasonably be expected to be material to the Company;

(xxv)      permit any material insurance policy to terminate or lapse without replacing such policy with comparable coverage (to the extent that comparable coverage is available) or amend or cancel any material insurance policy;

(xxvi)     initiate or consent to any material zoning reclassification of any real property or any other material change to any approved site plan, special use permit, planned development approval or other land use entitlement affecting any Company Property;

(xxvii)    adopt or approve any budget or operating plan under any JV Agreement for any period anticipated to relate to any time after the Closing Date to the extent such budget or operating plan differs from the budget or operating plan for the prior fiscal year other than to account for inflation and uncontrollable expenses;

(xxviii)   form any new joint ventures;

(xxix)     amend or modify the compensation terms or any other obligations of the Company contained in the engagement letter with the financial advisor referred to in Section 4.19 in a manner materially adverse to the Company, any Company Subsidiary or Parent or enter into any agreement or engage other financial advisors in connection with the transactions contemplated by this Agreement;

(xxx)      take, or agree to commit to take, any action that would reasonably be expected to result in any of the conditions to the Mergers set forth in Article VII not being satisfied by the Outside Date;

(xxxi)     take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (A) the Company to fail to qualify as a real estate investment trust under the Code or (B) Company LP to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes; or

(xxxii)    authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(c)           Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit (i) the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to the Company, is reasonably necessary for the Company to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code, maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the REIT Merger Effective Time, including making dividend or distribution payments to stockholders of the Company in accordance with this Agreement or otherwise, or to qualify or preserve the status of any Company Subsidiary as a partnership or disregarded entity for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; (ii) the Company from taking any action, at any time or from time to time, as the Company determines to be necessary to (A) be in compliance at all times with all of its obligations under any Company Tax Protection Agreement, and (B) avoid liability for any indemnification or other payment under any Company Tax Protection Agreement; and (iii) the Company, its Affiliates and their respective Representatives from continuing to market its interest (or a portion of its interest) in The Knickerbocker hotel, the Morgans hotel or the Royalton hotel.

Section 6.2              Conduct of Business by Parent.

(a)           Parent and Parent LP covenant and agree that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(a) of the Parent Disclosure Letter, Parent and Parent LP shall, and shall cause each of the Parent Subsidiaries to, (i) conduct their business and operations in the ordinary course and in a manner consistent with past practice in all material respects, and (ii) use their commercially reasonable efforts to: (A) maintain the material assets and properties of Parent and Parent Subsidiaries in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of Parent’s or the Parent Subsidiaries’ control excepted), (B) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with Third Parties (C) keep available the services of its present officers and key employees and (D) maintain, in all material respects, satisfactory relationships with significant customers, franchisors, managers and suppliers and with other Persons with whom they have significant business relations.

(b)           Without limiting the foregoing, Parent and Parent LP covenant and agree that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned, except with respect to clauses (ii), (iii), (iv) or (x) below, as to which the Company may grant or withhold its consent in its sole discretion)), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(b) of the Parent Disclosure Letter, Parent and Parent LP shall not, and shall not cause or permit any of the Parent Subsidiaries to, do any of the following:

(i)            amend or propose to amend the Parent Declaration of Trust, Parent Bylaws, Parent Partnership Certificate or Parent Partnership Agreement (or such equivalent organizational or governing documents of any Parent Subsidiary material to Parent and the Parent Subsidiaries, considered as a whole, if such amendment would be adverse to Parent or the Company), except to the extent as provided in Section 6.18;

(ii)           split, combine, reclassify or subdivide any shares of stock or other voting securities or equity interests of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary or, except as contemplated by Section 6.2(b)(iv), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other voting securities or equity interests;

(iii)          declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or other equity securities or ownership interests in Parent, except for (A) the declaration and payment by Parent of regular quarterly dividends at a rate not to exceed $0.33 per Parent Common Share (each a “Parent Common Quarterly Dividend”), (B) the declaration and payment of dividends or distributions made to Parent by any wholly owned Parent Subsidiary and (C) the declaration and payment of dividends or distributions made by any Parent Subsidiary that is not wholly owned, directly or indirectly, by Parent, in accordance with the requirements of the organizational documents of such Parent Subsidiary.  Notwithstanding the foregoing, Parent and any Parent Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Parent to maintain its status as a REIT under the Code and avoid or reduce the imposition of any corporate level tax or excise Tax under the Code;

(iv)          redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of the Parent or a Parent Subsidiary or any securities of the Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the

Parent or any Parent Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (A) the redemption or exchange of Parent Partnership Units pursuant to and in accordance with the provisions of the Parent Partnership Agreement, (B) the withholding of Parent Common Shares to satisfy withholding Tax obligations with respect to any restricted shares and RSUs under the Parent Equity Plans, and (C) the acquisition by Parent in the ordinary course of business consistent with past practice pursuant to the terms of the Parent Equity Plans upon termination of employment or service of an award holder;

(v)           except for transactions among the Parent and one or more wholly-owned Parent Subsidiaries or among one or more wholly-owned Parent Subsidiaries, or as otherwise contemplated in Section 6.2(b)(iii) or (iv), issue, deliver, sell, pledge, dispose, encumber or grant any shares of the Parent’s or any of the Parent Subsidiaries’ capital stock or other voting securities or equity interests, or any options, calls, warrants, convertible securities or other rights of any kind to acquire any shares of the Parent’s or any of the Parent Subsidiaries’ capital stock, voting securities or other equity interests or any other rights issued by the Parent or any Parent Subsidiary that are linked in any way to the price of Parent Common Shares or any other shares of capital stock or other voting securities or equity interests of the Parent or any Parent Subsidiary, the value of the Parent, any Parent Subsidiary or any part of the Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock or other voting securities or equity interests of the Parent or any Parent Subsidiary; provided, however, that the Parent may issue shares of Parent Common Shares pursuant to awards under the Parent Equity Plans;

(vi)          except as set forth on Section 6.2(b)(vi), incur, create or assume any Indebtedness for borrowed money (other than by Parent or a wholly-owned Parent Subsidiary to the Parent or a wholly-owned Parent Subsidiary) or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible for the Indebtedness of any other Person (other than a wholly-owned Parent Subsidiary);

(vii)         acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets), any real property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof that would, or would reasonably be expected to, prevent or materially impair the ability of Parent, REIT Merger Sub or Partnership Merger Sub to consummate the Mergers before the Outside Date;

(viii)        enter into or amend any contract if such contract or amendment of a contract would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Mergers;

(ix)          fail to duly and timely file all material reports and other material documents required to be filed with all Governmental Authorities and other authorities (including the NYSE), subject to extensions permitted by Law;

(x)           take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (A) Parent to fail to qualify as a real estate investment trust under the Code or (B) Parent LP to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes;

(xi)          take, or agree to commit to take, any action that would reasonably be expected to result in any of the conditions to the Mergers set forth in Article VII not being satisfied by the Outside Date; or

(xii)         authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(c)           Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit (i) Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board, upon advice of counsel to Parent, is reasonably necessary for Parent to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the REIT Merger Effective Time, including making dividend or distribution payments to shareholders of Parent in accordance with this Agreement or otherwise, or to qualify or preserve the status of any Parent Subsidiary as a partnership or disregarded entity for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; and (ii) Parent from taking any action, at any time or from time to time, as Parent determines to be necessary to (A) be in compliance at all times with all of its obligations under any Parent Tax Protection Agreement, and (B) avoid liability for any indemnification or other payment under any Parent Tax Protection Agreement.

Section 6.3              Preparation of Form S-4, Joint Proxy Statement and NYSE Listing; Stockholder and Shareholder Meetings.

(a)           As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement, (ii) the Company and Parent shall prepare, and Parent shall cause to be filed with the SEC, the Form S-4, which will include the Joint Proxy Statement as a prospectus, and (iii) Parent shall prepare and cause to be submitted to the NYSE the application and other agreements and documentation necessary for the listing of the Parent Common Shares issuable in the REIT Merger on the NYSE.  Each of the Company and Parent shall use its reasonable best efforts to (w) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (x) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, (y) mail or deliver the Joint Proxy Statement to its respective stockholders or shareholders (as applicable) as promptly as practicable after the Form S-4 is declared effective and (z) keep the Form S-4 effective for so long as necessary to complete the Mergers and the other transaction contemplated hereby.  Parent shall use its reasonable best efforts to have the application for the listing of the Parent Common Shares issuable in the REIT Merger accepted by the NYSE as promptly as practicable following submission.  Between the date of this Agreement and the REIT Merger Effective Time, each party shall use its reasonable best efforts to maintain its NYSE listing.  Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its capital stock or other equity interests to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement and the preparation and filing of the NYSE listing application.  The Form S-4, Joint Proxy Statement and the NYSE listing application shall include all information reasonably requested by such other party to be included therein.  Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement, and shall provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand.  Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4.  Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall include in such document or response all comments reasonably proposed by the other.  Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4 the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Shares issuable to Parent LP in connection with the REIT Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of Parent Common Shares in the REIT Merger, and the Company shall furnish all information concerning the Company and the holders of its capital stock as may be reasonably requested in connection with any such actions.

(b)           If, at any time prior to the REIT Merger Effective Time, in the case of the Form S-4, or receipt of the Company Stockholder Approval and Parent Shareholder Approval, in the case of the Joint Proxy Statement, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders or shareholders of the Company and Parent, as applicable. Nothing in this Section 6.3(b) shall limit the obligations of any party under Section 6.3(a).

(c)           As promptly as reasonably practicable following the date of this Agreement, but in any event prior to the date of the Company’s 2017 annual meeting of stockholders to elect directors of the Company, the Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting.  The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of the Company and to hold the Company Stockholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act.  The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 6.5(d).  Notwithstanding the foregoing provisions of this Section 6.3(c), if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholder Meeting to the extent permitted by Law; provided, that the Company Stockholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (excluding any postponement or adjournments required by applicable Law); provided further, the Company Stockholder Meeting may not be postponed or adjourned on the date the Company Stockholder Meeting is scheduled if the Company shall have received proxies in respect of an aggregate number of Company Common Stock, which have not been withdrawn, such that Company Stockholder Approval will be obtained at such meeting.

(d)           As promptly as reasonably practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Declaration of Trust and Parent Bylaws, establish a record date for, duly call, give notice of, convene and hold the Parent Shareholder Meeting.  Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the shareholders of Parent and to hold the Parent Shareholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act.  Parent shall, through the Parent Board, recommend to its shareholders that they give the Parent Shareholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Parent Shareholder Approval.  Notwithstanding the foregoing provisions of this Section 6.3(d), if, on a date for which the Parent Shareholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of Parent Common Shares to obtain the Parent Shareholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Shareholder Meeting to the extent permitted by Law; provided, that the Parent Shareholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Parent Shareholder Meeting was originally scheduled (excluding any postponement or adjournments required by applicable Law); provided further, the Parent Shareholder Meeting may not be postponed or adjourned on the date the Parent Shareholder Meeting is scheduled if Parent shall have received proxies in respect of an aggregate number of Parent Common Shares, which have not been withdrawn, such that Parent Shareholder Approval will be obtained at such meeting.

(e)           Each of the Company and Parent will use its reasonable best efforts to hold the Company Stockholder Meeting and the Parent Shareholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

Section 6.4              Access to Information; Confidentiality.

(a)           During the Interim Period, to the extent permitted by applicable Law and contracts, each of the Company and Parent shall, and shall cause each of the Parent Subsidiaries and the Company Subsidiaries, respectively, to, afford to the other party and to the Representatives of such other party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel, and records and, during such period, each of the Company and Parent shall, and shall cause each of the Company Subsidiaries and the Parent Subsidiaries, respectively, to, furnish reasonably promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business and properties and personnel as such other party may reasonably request, subject to any privacy protections with respect to information concerning personnel as may be required by applicable Law.  Subject to the terms of the Company Major Leases, Parent, at its own expense, shall have the right to such reasonable access during normal business hours and upon reasonable advance notice in order to prepare or cause to be prepared surveys, inspections, engineering studies, environmental assessments and other tests, examination or studies with respect to any Company Property that Parent deems to be reasonably necessary, so long as such access does not unduly interfere with the Company’s ordinary conduct of business; provided, that (x) neither Parent nor any of its Representatives shall be entitled to conduct intrusive soil testing or similar assessments at any Company Property without the Company’s prior written consent and (y) Parent shall indemnify the Company for any losses, costs or damages caused by such access.  Subject to the terms of any applicable leases, the Company, at its own expense, shall have the right to such reasonable access during normal business hours and upon reasonable advance notice in order to prepare or cause to be prepared surveys, inspections, engineering studies, environmental assessments and other tests, examination or studies with respect to any Parent Property that Company deems to be reasonably necessary, so long as such access does not unduly interfere with Parent’s ordinary conduct of business; provided, that (x) neither the Company nor any of its Representatives shall be entitled to conduct intrusive soil testing or similar assessments at any Parent Property without Parent’s prior written consent and (y) the Company shall indemnify Parent for any losses, costs or damages caused by such access.  Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 6.4 to provide the other party or the Representatives of such other party with access to or to disclose information (x) that is subject to the terms of a confidentiality agreement with a Third Party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding party shall use its reasonable best efforts to obtain the required consent of such Third Party to such access or disclosure), (y) the disclosure of which would violate any Law (including without limitation employee privacy Laws) or fiduciary duty (provided, however, that the withholding party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or fiduciary duty) or (z) that is subject to any attorney-client privilege (provided, however, that the withholding party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege).

(b)           The Company shall cooperate and participate, as reasonably requested by Parent from time to time and to the extent consistent with applicable Law, in Parent’s efforts to oversee the integration of the parties’ operations in connection with, and taking effect upon consummation of, the Mergers, including providing such reports on operational matters and participating on such teams and committees as Parent may reasonably request (including customer billing and other data files for the purpose of system integration and testing as well as compensation and payroll data files for the purpose of payroll system integration and testing with respect to employees of the Company and the Company Subsidiaries), and including providing reasonable notice to, and consulting with, Parent in connection with the Company’s review and approval of any budgets or operating plans pursuant to any JV Agreements.

(c)           Each of the Company and Parent will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.4, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(d)           Each of the Company and Parent agree to give prompt written notice to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which (i) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, (ii) would reasonably be expected to make any of the conditions in Article VII to not be satisfied or (iii) is an action, suit, proceeding, inquiry or investigation pending or, to the knowledge of the Company or Parent, as applicable, threatened which questions or challenges the validity of this Agreement or that could otherwise adversely impact the ability of the parties hereto to consummate the Mergers; provided, however, that no such notification shall affect the representations and warranties of any party or relieve any party of any breach of any such representation or warranty or affect the remedies available to the party receiving notice hereunder.  The failure to deliver any such notice, in and of itself, shall not result in the failure of, or otherwise affect, any of the conditions set forth in Article VII.

Section 6.5              No Solicitation; Acquisition Proposals.

(a)           Subject to the other provisions of this Section 6.5, during the Interim Period, neither the Company nor Parent shall, and each of the Company and Parent shall cause each of their respective Subsidiaries, and its and their officers and directors, managers or equivalent not to, and shall use its reasonable best efforts to cause any other Representatives of itself or its Subsidiaries not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (provided that for purposes of this Section 6.5(a), the references in the definition of “Acquisition Proposal” to “twenty percent (20%)” shall be deemed to be “five percent (5%)” (an “Inquiry”)), (ii) engage in any discussions or negotiations regarding, or furnish to any Third Party any nonpublic information in connection with, or otherwise cooperate in any way with, or knowingly facilitate in any way any effort by, any Third Party in connection with, any Acquisition Proposal or Inquiry, (iii) approve or recommend an Acquisition Proposal, (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.5) providing for or relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”), or (v) propose or agree to do any of the foregoing.  For the avoidance of doubt, the Company shall not, and shall cause each of the Company Subsidiaries, and its and their officers and directors, managers or equivalent not to, and shall use its reasonable best efforts to cause any other Representatives of the Company or the Company Subsidiaries not to, directly or indirectly, engage in any activity of the foregoing clauses (i)-(v) with respect to any Acquisition Proposal or any Inquiry that was made by any Third Party prior to the date of this Agreement.

(b)           Notwithstanding anything to the contrary in Section 6.5(a), at any time prior to obtaining the requisite Company Stockholder Approval or the Parent Shareholder Approval, as applicable, the Company or Parent, as applicable, may, in response to an unsolicited bona fide written Acquisition Proposal by a Third Party received after the date of this Agreement (that did not result from a breach of this Section 6.5) (i) furnish nonpublic information to such Third Party (and such Third Party’s Representatives) making an Acquisition Proposal (provided, however, that (A) prior to so furnishing such information, the applicable party receives from the Third Party an executed Acceptable Confidentiality Agreement, and (B) any nonpublic information concerning such party and its Subsidiaries that is provided to such Third Party shall, to the extent not previously provided to the other party, be provided to such other party prior to or simultaneously with providing it to such Third Party), and (ii) engage in discussions or negotiations with such Third Party (and such Third Party’s Representatives) with respect to the Acquisition Proposal if, in the case of each of clauses (i) and (ii):  (x) the Company Board or the Parent Board, as the case may be, determines in good faith, after consultation with its financial and legal advisors, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, and (y) the Company Board or the Parent Board, as the case may be, determines in good faith, after consultation with legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the duties of its directors or trustees under applicable Law; provided, however, that in each of the foregoing clauses (i) and (ii), such Acquisition Proposal was not solicited in violation of this Section 6.5.

(c)           The Company and Parent shall notify the other party promptly (but in no event later than one (1) Business Day) after receipt of any Acquisition Proposal or any request for nonpublic information relating to such party or any of its Subsidiaries by any Third Party, or any Inquiry from any Person seeking to have discussions or negotiations with such party relating to a possible Acquisition Proposal.  Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Third Party making the Acquisition Proposal or Inquiry and the material terms and conditions of any Inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence).  The Company and Parent shall also promptly, and in any event within one (1) Business Day, notify the other, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with Section 6.5(b) and keep the other party informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(d)           Except as permitted by this Section 6.5(d), neither the Company Board nor Parent Board nor any committee thereof, shall (i) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to the Company, on the one hand, or Parent on the other hand, the Company Recommendation or the Parent Recommendation, as the case may be, (ii) approve, adopt or recommend (or publicly propose to approve, adopt or recommend) any Acquisition Proposal, (iii) fail to include the Company Recommendation or the Parent Recommendation, as the case may be, in the Joint Proxy Statement or any Schedule 14D-9, as applicable, (iv) fail to publicly recommend against any Acquisition Proposal within ten (10) Business Days of the request of the other party, and reaffirm the Company Recommendation or the Parent Recommendation, as applicable,  within ten (10) Business Days of the request of the other party (any of the actions described in clauses (i), (ii), (iii) and (iv) of this Section 6.5(d), an “Adverse Recommendation Change”), or (v) approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit the Company or Parent, as applicable, to enter into any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.5).

Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board shall be permitted to, and at any time prior to obtaining the Parent Shareholder Approval, the Parent Board shall be permitted to, (x) terminate this Agreement to enter into a definitive agreement, including an Alternative Acquisition Agreement, with respect to a Superior Proposal, subject to compliance with Section 6.5(e) and Section 8.3, if such board (A) has received an Acquisition Proposal that, in the good faith determination of such board, after consultation with its financial and legal advisors, constitutes, a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by the other party pursuant to, Section 6.5(e), and (B) determines in good faith, after consultation with its financial and legal advisors, that failure to take such action would be inconsistent with the directors’ duties under applicable Law, or (y) effect an Adverse Recommendation Change if, after the date of this Agreement the Company or Parent, as applicable, receives an unsolicited bona fide written Acquisition Proposal by a Third Party that did not result from a breach of this Section 6.5 and that such board determines in good faith, after consultation with its financial and legal advisors, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, and such board determines in good faith, after consultation with its financial and legal advisors, that failure to take such action would be inconsistent with the directors’ duties under applicable Law.

(e)           Except in connection with an Acquisition Proposal, neither the Company Board nor the Parent Board shall be entitled to terminate this Agreement or effect an Adverse Recommendation Change as permitted under Section 6.5(d) unless (i) the Company or Parent, as the case may be, has provided a written notice (a “Notice of Superior Proposal”) to the other party that it intends to take such action and describing the material terms and conditions of, attaching a complete copy of, the Superior Proposal that is the basis of such action, and identifying the Third Party making such Superior Proposal (ii) during the five (5) Business Day period following the Company’s or Parent’s receipt of the Notice of Superior Proposal, as the case may be, the other party shall, and shall cause its Representatives to, negotiate with the receiving party in good faith (to the extent the receiving party desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and (iii) following the end of the five (5) Business Day period, the Company Board or the Parent Board, as the case may be, shall have determined in good faith, after consultation with its financial and legal advisors, taking into account any changes to this Agreement proposed in writing by receiving party in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal.  Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal, and the notifying party shall be required to comply again with the requirements of this Section 6.5(e); provided, however, that references to the five (5) Business Day period above shall then be deemed to be references to a three (3) Business Day period.

(f)            Nothing contained in this Section 6.5 or elsewhere in this Agreement shall prohibit either party or its Subsidiaries from taking and disclosing to its respective stockholders or shareholders (as applicable) a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, and provided, further, that any such disclosure that addresses the approval, recommendation or declaration of advisability by the Company Board or the Parent Board, as applicable, with respect to this Agreement or an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change, unless the Company Board or the Parent Board, as applicable, in connection with such communication publicly states that its recommendation with respect to this Agreement and the transactions contemplated hereby has not changed or refers to the prior recommendation of such party, without disclosing any Adverse Recommendation Change.

(g)           Each of the Company and Parent shall, and shall cause each of its respective Subsidiaries and its and their officers and directors, managers or equivalent, and shall use its reasonable best efforts to cause any of their other Representatives, to immediately cease any existing discussions, negotiations or communications with any Person conducted heretofore with respect to any Acquisition Proposal.  The parties shall use all reasonable efforts to cause all Third Parties who have been furnished confidential information regarding either party in connection with the solicitation of or discussions regarding an Acquisition Proposal within the six (6) months prior to the date of this Agreement to promptly return or destroy such information (to the extent that the Company is entitled to have such information returned or destroyed).  Moreover, neither the Company nor Parent shall release any Third Party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal.

(h)           Notwithstanding any Adverse Recommendation Change made by either the Company Board or the Parent Board, as applicable, unless such (i) Adverse Recommendation Change is with respect to a Superior Proposal, (ii) the party making the Adverse Recommendation Change has otherwise complied with this Section 6.5 (including the notice obligations of Section 6.5(e)) and (iii) this Agreement is terminated pursuant to Section 8.1, (A) the Company shall cause the approval of the REIT Merger to be submitted to a vote of its stockholders at the Company Stockholder Meeting and (B) Parent shall cause the approval of the Parent Share Issuance to be submitted to a vote of its shareholders at the Parent Shareholder Meeting.

(i)            Without the prior written consent of each of the Company and Parent (which shall not be unreasonably withheld, conditioned or delayed), approval of the REIT Merger (in the case of the Company) or approval of the Parent Share Issuance (in the case of Parent) is the only matter, other than (i) any say-on-golden parachute vote that may be required pursuant to Section 14A(b)(2) of the Exchange Act and Rule 14a-21(c) thereunder and (ii) a proposal to approve the adjournment of the Company Stockholder Meeting or the Parent Shareholder Meeting, as applicable, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Company Stockholder Meeting or the Parent Shareholder Meeting, as applicable, to obtain the approval of the Company’s stockholders or Parent’s shareholders, as applicable, which either the Company or Parent, as applicable, shall propose to be acted on by its respective stockholders or shareholders (as applicable) at the Company Stockholder Meeting or the Parent Shareholder Meeting, as applicable.

(j)            Prior to the termination of this Agreement, neither party shall submit to the vote of its respective stockholders or shareholders (as applicable) any Acquisition Proposal.

(k)           For purposes of this Agreement, except as otherwise may be expressly qualified in context by reference to the applicable definition:

(i)            “Acquisition Proposal” shall mean any proposal or offer for (or expression by a Third Party that it is considering or may engage in), whether in one transaction or a series of related transactions, (i) any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of the Company Subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of the Company or any Company Subsidiary (including equity interests of any Subsidiary) representing twenty percent (20%) or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole as determined on a book-value basis, (iii) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the voting power of the Company, (iv) any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding shares of any class of voting securities of the Company, (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company in which a Third Party shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of any class of voting securities of the Company or (vi) any transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (x) the Mergers or the other transactions contemplated by this Agreement or (y) any proposal or offer relating to any existing purchase option, right of first offer, right of first refusal or buy/sell provision contained in any agreement to which the Company or any Company Subsidiary is a party.

(ii)           “Superior Proposal” shall mean a bona fide written Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Acquisition Proposal” to “twenty percent (20%)” shall be deemed to be “fifty percent (50%)”) made by a Third Party on terms that the Company Board determines in good faith, after consultation with the Company’s financial and legal advisors, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal, including the identity of the Person making such proposal, as well as any changes to the financial terms of this Agreement proposed by Parent, REIT Merger Sub and Partnership Merger Sub in response to such proposal or otherwise, to be more favorable to the Company and the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement.

For purposes of this Agreement, when either the term Acquisition Proposal or Superior Proposal is used with respect to Parent, references to “the Company” shall be deemed to mean “Parent,” references to the “Company Subsidiaries” shall be deemed to mean “Parent Subsidiaries,” references to “Company Board” shall be deemed to mean “Parent Board,” references to “Parent” shall mean “the Company” and references to “REIT Merger Sub” and “Partnership Merger Sub” shall be disregarded.

Section 6.6              Appropriate Action; Consents; Filings.

(a)           Upon the terms and subject to the conditions set forth in this Agreement (including Section 6.5), each of the Company and Parent shall (and shall cause the Company Subsidiaries and the Parent Subsidiaries, respectively, to) use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iii)  the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible, provided, however, that none of Parent, Parent LP or any Parent Subsidiary nor the Company nor any Company Subsidiary shall be required to take any action that would be materially adverse to the business or financial condition of the Company and the Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, and (iv) the execution and delivery of any additional instruments necessary to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b)           Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will use reasonable best efforts to cooperate in responding to any inquiry from a Governmental Authority, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement.  To the extent practicable, and permitted by a Governmental Authority, each party hereto shall permit Representatives of the other party to participate in meetings (whether by telephone or in person) with such Governmental Authority.

(c)           In connection with and without limiting the foregoing, and notwithstanding anything in the Confidentiality Agreement to the contrary, each of Parent and the Company shall give (or shall cause the Parent Subsidiaries or the Company Subsidiaries, respectively, to give) any notices to Third Parties, and Parent shall use, and cause each of its Affiliates to use, its reasonable best efforts, and the Company shall use its reasonable best efforts to cooperate with Parent in its efforts, to obtain any third-party consents not covered by Section 6.6(a) and Section 6.6(b) that are necessary, proper or advisable to consummate the Mergers as may be determined by Parent or the Company.  Notwithstanding the foregoing, obtaining any approval or consent from any Third Party pursuant to this Section 6.6(c) shall not be considered a condition to the obligations of Parent, REIT Merger Sub and Partnership Merger Sub to consummate the Mergers.

Section 6.7              Notification of Certain Matters; Transaction Litigation.

(a)           The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b)           The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably expected to be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c)           The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving such party or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which relate to this Agreement, the Mergers or the other transactions contemplated by this Agreement.  The Company shall give Parent the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Company and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement involves no admission of liability and no restrictions or other obligations binding on Parent, the Company or any of their respective Subsidiaries other than the payment of money and the amount of such settlement shall be fully covered by insurance proceeds.  Parent shall give the Company the opportunity to reasonably participate in the defense and settlement of any shareholder litigation against Parent and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement involves no admission of liability and no restrictions or other obligations binding on Parent, the Company or any of their respective Subsidiaries other than the payment of money and the amount of such settlement shall be fully covered by insurance proceeds.

Section 6.8              Public Announcements.  The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby, and none of the parties shall issue any such press release or make any such public statements or filings prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a party may, without obtaining the other parties’ consent, issue such press release or make such public statements or filings as may be required by Law, Order or the applicable rules of any stock exchange or the applicable provisions of any listing agreement of any party hereto.  If for any reason it is not practicable to consult with the other party before making any public statement with respect to this Agreement or any of the transactions contemplated hereby, then the party making such statement shall not make a statement that is inconsistent with any press release or public statements or filings, if any, to which the other party had previously consented.

Section 6.9              Directors’ and Officers’ Indemnification and Insurance.

(a)           Parent, REIT Merger Sub and Partnership Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the REIT Merger Effective Time, whether asserted or claimed prior to, at or after the REIT Merger Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of Indemnitees as provided in the Company Charter or Company Bylaws or each of the Company Subsidiaries’ respective articles or certificates of incorporation or bylaws (or comparable organizational or governing documents) or in any indemnification agreement of the Company or the Company Subsidiaries or other applicable contract as in effect on the date of this Agreement shall survive the Mergers and shall continue in full force and effect in accordance with their terms.  Parent and the Surviving Entity shall (and Parent shall cause the Surviving Entity to) (i) indemnify, defend and hold harmless, and advance expenses to, Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the REIT Merger Effective Time, to the fullest extent required by:  (x) the Company Charter or Company Bylaws, or the articles or certificates of incorporation or bylaws (or comparable organizational or governing documents) of any of the Company Subsidiaries, in each case, as in effect on the date of this Agreement, (y) any indemnification agreement of the Company or the Company Subsidiaries or other applicable contract as in effect on the date of this Agreement, or (z) applicable Law, and (ii) not amend, repeal or otherwise modify any such provisions referenced in subsections (i)(x) and (i)(y) above in any manner that would adversely affect the rights thereunder of any Indemnitees.

(b)           Without limiting the provisions of Section 6.9(a), during the period commencing as of the REIT Merger Effective Time and ending on the sixth (6th) anniversary of the REIT Merger Effective Time, Parent and the Surviving Entity shall (and Parent shall cause the Surviving Entity to):  (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to (x) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer, partner, member, trustee or employee of the Company or any of the Company Subsidiaries, or (y) this Agreement and any of the transactions contemplated hereby, including the Mergers; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified.  Notwithstanding anything to the contrary contained in this Section 6.9(b) or elsewhere in this Agreement, neither Parent nor the Surviving Entity shall (and Parent shall cause the Surviving Entity not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 6.9(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation, and does not include an admission of fault or wrongdoing by any Indemnitee. Notwithstanding anything to the contrary set forth in this Agreement, Parent or the Surviving Entity (i) shall not be liable for any settlement effected without their prior written consent and (ii) shall not have any obligation hereunder to any Indemnitee to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnitee shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

(c)           Prior to the REIT Merger Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Entity as of the REIT Merger Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case, for a claims reporting or discovery period of at least six (6) years from and after the REIT Merger Effective Time with respect to any claim related to any period of time at or prior to the REIT Merger Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies and with policy limits no less than the limits on the Company’s existing policies as long as the annual premium does not exceed 250% of the annual premium under the Company’s existing policies.  If the Company or the Surviving Entity for any reason fails to obtain such “tail” insurance policies as of the REIT Merger Effective Time, (i) the Surviving Entity shall continue to maintain in effect, for a period of at least six (6) years from and after the REIT Merger Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or (ii) Parent shall provide, or shall cause the Surviving Entity to provide, for a period of not less than six (6) years after the REIT Merger Effective Time, the Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the REIT Merger Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable than the existing policy of the Company (which may be provided under Parent’s D&O Insurance policy) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Entity shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the annual premium currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Entity shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the REIT Merger Effective Time, for a cost not exceeding such amount.

(d)           The Indemnitees to whom this Section 6.9 applies shall be Third Party beneficiaries of this Section 6.9.  The provisions of this Section 6.9 are intended to be for the benefit of each Indemnitee and his or her successors, heirs, executors, trustees, fiduciaries, administrators or representatives.  Parent shall pay all reasonable expenses, including attorney’s fees, that may be incurred by any Indemnitee in successfully enforcing the indemnity and other obligations provided in this Section 6.9.

(e)           The rights of each Indemnitee under this Section 6.9 shall be in addition to any rights such person or any employee of the Company or any Company Subsidiary may have under the Company Charter, the Company Bylaws or the certificate of incorporation or bylaws (or equivalent organizational or governing documents) of any of the Company Subsidiaries, or the Surviving Entity or any of its Subsidiaries, or under any applicable Law or under any agreement of any Indemnitee or any employee with the Company or any of the Company Subsidiaries listed in Section 4.12(a)(iv) of the Company Disclosure Letter (each, an “Existing Indemnification Right”).  To the extent of any conflict between an Existing Indemnification Right and the rights granted to Indemnitees pursuant to this Section 6.9, the provision or provisions more favorable to the Indemnitee shall control.

(f)            Any Indemnitee wishing to claim indemnification under this Section 6.9, upon learning of any such indemnifiable claim, shall promptly notify the Surviving Entity thereof, but the failure to so notify shall not relieve Parent or the Surviving Entity of any liability it may have to such Indemnitee, except to the extent such failure materially prejudices the Surviving Entity. In the event of any such threatened or actual indemnifiable claim (whether asserted or arising at or before or after the REIT Merger Effective Time), (A) Parent or the Surviving Entity shall have the right to assume the defense thereof, with counsel reasonably acceptable to the Indemnitee (which acceptance shall not be unreasonably withheld, delayed or conditioned), and Parent and the Surviving Entity shall not be liable to such Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if Parent or the Surviving Entity elects not to assume such defense, or counsel for the Indemnitee advises that there are issues that raise conflicts of interest between Parent or the Surviving Entity and the Indemnitee, the Indemnitee may retain counsel satisfactory to him or her, and Parent or the Surviving Entity shall pay all documented fees and expenses of such counsel for the Indemnitee within twenty (20) Business Days after statements therefor are received; provided, however, that Parent and the Surviving Entity shall be obligated pursuant to this paragraph (f) to pay for only one firm of counsel for all Indemnitees in connection with an indemnifiable claim (selected by a majority of the applicable Indemnitees) in any jurisdiction except to the extent that any two or more Indemnitees have a conflict of interest in such claim, and (B) the Company and, after the REIT Merger Effective Time, the Surviving Entity shall (and Parent shall cause the Surviving Entity to) promptly pay expenses in advance of the final disposition of any such threatened or actual claim to each Indemnitee to the fullest extent permitted by applicable Law, subject to the receipt of an undertaking by such Indemnitee to repay such expenses if it is ultimately determined that such Indemnitee is not entitled to be indemnified; provided, however, that neither the Company nor the Surviving Entity shall be liable for any settlement effected without its prior written consent (which prior written consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that the Company and the Surviving Entity shall have no obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification by them of such Indemnitee in the manner contemplated hereby is prohibited by applicable Law.

(g)           Notwithstanding anything contained in Section 9.1 or Section 9.7 to the contrary, this Section 6.9 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Entity and its Subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives.  In the event that Parent or the Surviving Entity or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, shall succeed to the obligations set forth in this Section 6.9.  The parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Entity’s obligations pursuant to this Section 6.9.

Section 6.10            Employee Benefit Matters.

(a)           Parent shall provide, or shall cause the Surviving Entity to provide, to employees of the Company and any of the Company Subsidiaries immediately prior to the REIT Merger Effective Time (“Company Employees”) whose employment with the Surviving Entity, Company Subsidiaries and its Affiliates is terminated in a severance-qualifying manner during the one (1)-year period following the REIT Merger Effective Time, (i) cash severance benefits that are not less favorable than the cash severance benefits, if any, and (ii) other severance benefits substantially comparable in the aggregate to the other severance benefits, if any, in each case, that would have been provided to such Company Employee pursuant to the terms of the Company Benefit Plans maintained by the Company and the Company Subsidiaries as of the date hereof (or, for the avoidance of doubt, the terms as they shall be amended pursuant to Section 6.10(c)) upon such a severance-qualifying termination of employment.

(b)           For purposes of eligibility to participate, vesting and with respect to vacation, other paid time off and severance only, determination of level of benefits under the compensation and benefit plans, programs, agreements and arrangements of Parent, the Company, the Parent Subsidiaries, the Company Subsidiaries, the Surviving Entity and any of its Subsidiaries or any respective Affiliate thereof providing benefits to any Company Employees after the Closing, and in which such Company Employees did not participate prior to the REIT Merger Effective Time (the “New Plans”) (but excluding any New Plan that is established after the Closing that does not recognize service prior to its adoption), each Company Employee shall be credited with his or her years of service with the Company, the Company Subsidiaries and their respective Affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan, except where such credit would result in a duplication of benefits or retroactive application.  In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before such replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents except to the extent such pre-existing conditions and actively-at-work requirements would apply under the analogous Company Benefit Plan, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such Company Employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year prior to the REIT Merger Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.  For the avoidance of doubt and without limiting the generality of the foregoing, Parent may elect to continue the Company Benefit Plans or to permit Company Employees to commence participation in New Plans, in Parent’s discretion and at such times as are determined by Parent.

(c)           Prior to the Closing Date, the Company shall use its commercially reasonable efforts to enter into an amendment to the applicable Company Employee’s Change in Control and Severance Agreement in substantially the form attached hereto as Exhibit C with each Company Employee who is party to a Change in Control and Severance Agreement with the Company and the Company LP as set forth in Section 6.10(c) of the Company Disclosure Letter.

(d)           Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Entity to continue any specific employee benefit plans or to continue the employment of any specific person.  The provisions of this Section 6.10 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee or other individual service provider or any other Person shall be a third-party beneficiary of this Section 6.10, and nothing herein shall amend, or be construed as an amendment to, any Company Benefit Plan, any Parent Benefit Plan, any New Plan or any other compensation or benefit plan or arrangement for any purpose.

Section 6.11            Certain Tax Matters.

(a)           The parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated herein (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes.

(b)           Parent and Parent LP shall deliver to the Company and Polsinelli PC (or other counsel to the Company) a tax representation letter, signed by each of the officers of Parent and of Parent LP principally responsible for legal, tax, and financial matters, in each case, in their capacities as officers of Parent and not in their individual capacities, dated as of (i) the effective date of the Form S-4 (if requested by Parent in connection with the delivery of a tax opinion as an exhibit to the Form S-4), and (ii) the Closing Date (such tax representation letter, the “Parent Tax Letter”).  The Parent Tax Letter shall be in a form and substance reasonably acceptable to the Company.  The Parent Tax Letter shall include language explicitly permitting Hogan Lovells US LLP (or other counsel to the Company) to rely on the representations set forth therein for purposes of delivering an opinion as to the REIT status of Parent (including the opinion described in Section 7.2(e) hereof).

(c)           The Company and Company LP shall deliver to Parent and Hogan Lovells US LLP (or other counsel to Parent) a tax representation letter, signed by each of the officers of the Company and of Company LP principally responsible for legal, tax, and financial matters, in each case, in their capacities as officers of the Company and not in their individual capacities, dated as of (i) the effective date of the Form S-4 (if requested by Parent in connection with the delivery of a tax opinion as an exhibit to the Form S-4), and (ii) the Closing Date (such tax representation letter, the “Company Tax Letter”).  The Company Tax Letter shall be in a form and substance reasonably acceptable to Parent.  The Company Tax Letter shall include language explicitly permitting Hogan Lovells US LLP (or other counsel to Parent) to rely on the representations set forth therein for purposes of delivering an opinion as to the REIT status of Parent (including the opinion described in Section 7.3(e) hereof).

(d)           All Tax Returns shall be prepared in a manner consistent with Section 2.5 of this Agreement.

Section 6.12            Control of Operations.  Nothing contained in this Agreement shall be deemed to give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the REIT Merger Effective Time. Prior to the REIT Merger Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations.

Section 6.13            Dividends.

(a)           In the event that the Closing Date is to occur prior to the end of the then current dividend period of the Company or Parent, as the case may be, then each of the Company and Parent shall declare a dividend to the respective holders of Company Common Stock and Parent Common Shares, the record date, and payment date (to the extent practicable), for which shall be the close of business on the last Business Day prior to the Closing Date (the “Closing Dividend Date”), in each case, subject to funds being legally available therefor.

(b)           The per share dividend amount payable by the Company with respect to the shares of Company Common Stock shall be an amount equal to the Company Common Quarterly Dividend, multiplied by a fraction, the numerator of which is the number of days lapsed from the first day of the then current dividend period through and including the Closing Dividend Date, and the denominator of which is the actual number of days in the calendar quarter in which such dividend is declared

(c)           The per share dividend amount payable by Parent with respect to the Parent Common Shares shall be an amount equal to the Parent Common Quarterly Dividend, multiplied by a fraction, the numerator of which is the number of days lapsed from the first day of the then current dividend period through and including the Closing Dividend Date, and the denominator of which is the actual number of days in the calendar quarter in which such dividend is declared.

(d)           The Company LP or Parent LP, as the case may be, may make a distribution with respect to its partnership units in order to distribute funds sufficient for the foregoing dividend.

(e)           Notwithstanding the foregoing, any dividend with respect to the shares of Company Series A Preferred Stock shall be made in accordance with the terms of such Company Series A Preferred Stock as set forth in the Company Charter; provided, however, if the Closing Date shall occur following a Dividend Period but prior to a Dividend Payment Date (in each case as defined in the Company Charter with regard to the Company Series A Preferred Stock) then the Company shall declare a dividend to the respective holders of Company Series A Preferred Stock as of end of the prior Dividend Period and the payment date (to the extent practicable) shall be the close of business on the last Business Day prior to the Closing Date (the “Series A Closing Dividend Date”), subject to funds being legally available therefor.

Section 6.14            Financing Cooperation.

(a)           The Company shall provide to Parent, and shall cause the respective officers and employees of the Company, and use its commercially reasonable efforts to cause the Representatives of the Company to provide to Parent, at Parent’s sole expense, all cooperation reasonably requested by Parent that is necessary or reasonably required in connection with any Third Party debt financing transaction or underwritten public offering of Parent Common Shares for cash that Parent may pursue prior to the Closing Date, including the following: (i) furnishing Parent as promptly as reasonably practicable upon request by Parent with all financial statements, financial data and other information regarding the Company and its Subsidiaries of the type that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a public offering of securities of Parent (including for use in Parent’s preparation of pro forma financial statements); and (ii) requesting the Company’s independent accountants to prepare and deliver “comfort letters,” dated the date of each final offering document used in connection with any securities offering by Parent (with appropriate bring-down comfort letters delivered on the closing date of any such offering), in compliance with professional standards (including providing “negative assurance” comfort and Statement on Auditing Standards No. 100 review of interim financial statements) and otherwise on terms reasonably acceptable to Parent, as the case may be; provided, however, that none of the Company or any of its Subsidiaries shall be required to pay any fee or incur any liability in connection with any such financing, and no personal liability shall be imposed on any officers, directors or other Representatives of the Company.  Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses paid to Third Parties (including advisor’s fees and expenses) incurred by the Company or Company LP in connection with the cooperation provided or other action taken by Company or Company LP pursuant to this Section 6.14 and indemnify and hold harmless the Company, its Subsidiaries and their respective officers, directors and other Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (collectively, “Losses”) suffered or incurred by them in connection with any such financing transaction or public offering, any information utilized in connection therewith or any action taken by the Company or any of its Subsidiaries pursuant to this Section 6.14; provided, however, that the foregoing indemnity shall not apply with respect to any Losses resulting from a willful or intentional breach of any representation, warranty, covenant or agreement of the Company or any Company Subsidiaries under this Agreement.  All nonpublic or otherwise confidential information regarding the Company and Company Subsidiaries obtained by Parent, its Affiliates or their Representatives pursuant to this Section 6.14 shall be kept confidential in accordance with the terms of the Confidentiality Agreement.  Notwithstanding the foregoing, the effectiveness of any documentation executed by the Company or any of the Company Subsidiaries pursuant to this Section shall be subject to the occurrence of the REIT Merger Effective Time, and none of the Company, the Company Subsidiaries and any Persons who are directors of the Company or any Company Subsidiary shall be required to pass resolutions or consents to approve or authorize the execution of, or execute or deliver, any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, with an effective date prior to the REIT Merger Effective Time.

(b)           Company LP shall, if requested by Parent, as soon as reasonably practicable after the date of this Agreement, use its reasonable best efforts to commence a consent solicitation with respect to any or all of Company LP’s outstanding senior notes (the “Notes”), on such terms and conditions as may be specified by Parent (i) to amend or waive certain provisions of the indenture governing each series of Notes with the consent of the holders of a majority in principal amount of the outstanding securities of such series, to provide that no offer to repurchase the Notes will be required as a result of any “Change of Control” (as defined in the applicable indenture) occurring in connection with the transactions contemplated by this Agreement (the “Notes COC Consents”) and (ii) to amend certain terms of the indenture governing each series of Notes (the “Indenture Amendments”) as determined by Parent and in compliance with applicable law (including SEC rules and regulations) and the provisions of the indentures governing the applicable series of Notes and as set forth in the consent solicitation documents sent to holders of such series of Notes to become effective substantially simultaneously with the Closing and no earlier than the REIT Merger Effective Time, which amendments may include the elimination of all or substantially all of the restrictive covenants and certain other provisions contained in the indenture governing such series of Notes that can be eliminated upon the favorable vote of the holders of a majority of the principal amount thereof (the “Other Consents” and, together with the Notes COC Consents, the “Consent Solicitations”).  Any documentation relating to any Consent Solicitation (including all amendments or supplements thereto) (the “Solicitation Documents”) and all material requested to be published or mailed to the holders of the Notes in connection with any Consent Solicitation shall be subject to the prior review of (which review shall be made as promptly as reasonably practicable), and comment by the Company and shall be reasonably acceptable to the Company; provided that, in any event, the parties hereby agree that promptly upon expiration of any Consent Solicitation, assuming the requisite consents have been received with respect to such series of Notes, Company LP shall execute a supplemental indenture to the indentures governing each series of Notes and shall use reasonable best efforts to cause the trustee under each such indenture and lenders to enter into such supplemental indenture prior to or substantially simultaneously with the execution thereof by Company LP. Any Indenture Amendments contemplated by any Consent Solicitation (other than any Notes COC Consent) shall revert to the form in effect prior to the effectiveness of any Indenture Amendments and be of no further effect if the Closing does not occur.

(c)           If at any time prior to the completion of any Consent Solicitation any information should be discovered by the Company, Company LP, Parent or Parent LP that the Company, Company LP, Parent or Parent LP reasonably believes should be set forth in an amendment or supplement to the Solicitation Documents, so that the Solicitation Documents shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement prepared by Parent and reasonably acceptable to the Company describing such information shall be disseminated by or on behalf of Company LP to the holders of the applicable Notes.

(d)           Parent shall select and pay the fees and out-of-pocket expenses of any dealer manager, information agent, depositary, trustee or other agent retained in connection with any Consent Solicitation (in each case reasonably acceptable to the Company), and pay all consent fees (or provide Company LP with the funds required therefor in advance of the required payment thereof) payable in connection with any Consent Solicitation. At Parent’s expense, the Company shall use its reasonable best efforts, and shall cause Company LP and the other Company Subsidiaries to use their reasonable best efforts to, provide all cooperation reasonably requested by Parent that is necessary or reasonably required in connection with the Consent Solicitations, including, without limitation, (i) executing supplemental indentures to the indentures governing each series of Notes, (ii) using reasonable best efforts to cause the trustee under each such indenture to enter such supplemental indenture prior or substantially simultaneously with execution thereof by Company LP and (iii) providing the information necessary to distribute the applicable Solicitation Documents to the holders of the applicable series of Notes. If requested by Parent in writing in connection with any COC Consent with respect to the Notes, the Company, Company LP and the Company Subsidiaries shall use their reasonable best efforts, or shall use their reasonable best efforts to cause their counsel to, deliver legal opinions in customary form and scope relating to the Company, Company LP, the Company Subsidiaries and/or the indentures governing the Notes required in connection with any Other Consent.

(e)           Notwithstanding anything to the contrary contained in this Section 6.14, neither the Company nor Company LP shall be required to take any action in connection with any Consent Solicitation that either believes, after consultation with counsel, could reasonably be expected to cause the Company or Company LP to violate (i) federal or state securities laws or (ii) the provisions of the indentures governing the applicable series of Notes. It is expressly agreed by the parties hereto that the failure to obtain the consent of the holders of the Notes in connection with any Consent Solicitation shall not be deemed to be a breach by the Company or Company LP under this Agreement or a failure of any condition hereto.

Section 6.15            Section 16 Matters.  Assuming that the Company delivers to Parent, in a timely fashion prior to the REIT Merger Effective Time, all requisite information necessary for Parent and Parent LP to take the actions contemplated by this Section 6.15, the Company, Parent, REIT Merger Sub and Partnership Merger Sub each shall take all such steps as may be necessary or appropriate to ensure that (a) any dispositions of Company Common Stock (including derivative securities related to such stock) resulting from the Mergers and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the REIT Merger Effective Time are exempt under Rule 16b-3 promulgated under the Exchange Act, and (b) any acquisitions of Parent Common Shares (including derivative securities related to such stock) resulting from the Mergers and the other transactions contemplated by this Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent are exempt under Rule 16b-3 promulgated under the Exchange Act. Upon request, the Company shall promptly furnish Parent with all requisite information for Parent and Parent LP to take the actions contemplated by this Section 6.15.

Section 6.16            Voting of Securities.

(a)           Parent shall vote all shares of Company Common Stock beneficially owned by it or any of the Parent Subsidiaries as of the record date for the Company Stockholder Meeting in favor of the REIT Merger.  The Company shall vote all Parent Common Shares beneficially owned by it or any of the Company Subsidiaries as of the record date for the Parent Shareholder Meeting in favor of the Parent Share Issuance.

(b)           At or immediately following the execution of this Agreement, Parent LP, as the sole member of REIT Merger Sub, shall execute and deliver a written consent adopting this Agreement in accordance with the MD LLC Act.

Section 6.17            Parent Series A Preferred Shares.  Prior to the REIT Merger Effective Time, Parent shall designate a number of Parent Preferred Shares as Parent Series A Preferred Shares sufficient to enable Parent LP to satisfy the REIT Preferred Merger Consideration, and shall adopt and file Articles Supplementary substantially in the form of Exhibit D attached hereto, setting forth the terms of the Parent Series A Preferred Shares.

Section 6.18            Parent LP Preferred Units.  Prior to the Partnership Merger Effective Time, Parent LP shall adopt an amendment to the Parent Partnership Agreement substantially in the form of Exhibit E attached hereto, authorizing and setting forth the terms of the Parent LP Preferred Units to be issued to Parent in exchange for its transfer of the Parent Series A Preferred Shares to Parent LP in advance of the Partnership Merger, as described in Section 2.5 hereof.

Section 6.19            Governance.  Parent and the Parent Board, as applicable, shall take all actions necessary so that, as of the REIT Merger Effective Time, (a) the number of trustees that will comprise the full board of trustees of Parent shall be increased by one (1) and (b) one (1) individual, who is as of the date hereof a member of the Company Board, designated by the Company and approved by Parent shall be appointed to fill the vacancy created by such increase in size of the board of trustees of Parent (“Company Designee”).

Section 6.20            REIT Ownership Waiver.  Prior to the Closing, the Parent Board, in accordance with Section 7.2.7 of the Parent Declaration of Trust and subject to the conditions set forth in this Section 6.20, shall reasonably cooperate to exempt from the ownership limitations set forth therein, any Person to the extent the receipt of the REIT Common Merger Consideration or REIT Preferred Merger Consideration by such Person would result in such Person owning (constructively or beneficially) in excess of the amount permitted to be owned pursuant to such ownership limitations; provided that any such Person delivers to the Parent Board such representations, warranties and covenants to ensure that the limited exemption provided to such Person satisfies the requirements of the Parent Declaration of Trust, including the requirement that the exemption not result in the Parent failing to qualify as a REIT, as determined by the Parent Board in its sole discretion.

ARTICLE VII

CONDITIONS

Section 7.1              Conditions to the Obligations of Each Party.  The respective obligations of each party to effect the Mergers and to consummate the other transactions contemplated by this Agreement shall be subject to the satisfaction or (to the extent permitted by Law) waiver by each of the parties, at or prior to the Partnership Merger Effective Time, of the following conditions:

(a)           Shareholder Approvals.  The Company Stockholder Approval and the Parent Shareholder Approval shall have been obtained.

(b)           No Restraints.  No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making either of the Mergers illegal or otherwise preventing or prohibiting consummation of either of the Mergers.

(c)           Form S-4.  The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC that has not been withdrawn.

(d)           Listing.  The Parent Common Shares to be issued in the REIT Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

Section 7.2              Conditions to the Obligations of Parent, Parent LP, REIT Merger Sub and Partnership Merger Sub.  The respective obligations of Parent, Parent LP, REIT Merger Sub and Partnership Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Partnership Merger Effective Time, of the following additional conditions:

(a)           Representations and Warranties.  (i) The representations and warranties set forth in Section 4.1(a) (Organization and Qualification; Subsidiaries), Section 4.3(a) (Capital Structure), Section 4.4 (Authority), Section 4.19 (Opinion of Financial Advisor), Section 4.21 (Vote Required) and Section 4.23 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time and (ii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (ii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)           Officer’s Certificate.  The Company shall have delivered to Parent a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)           Absence of Material Adverse Effect.  Since the date of this Agreement, there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e)           REIT Opinion. Parent shall have received (i) with respect to the Company, a written opinion of Polsinelli PC (or other counsel to Company reasonably acceptable to Parent, which the parties agree shall the law firms set forth on Section 7.2(e) of the Company Disclosure Letter), dated as of the date which includes the REIT Merger Effective Time and in form and substance attached hereto as Exhibit F (and in the case of such other counsel rendering such opinion, in the form of such other counsel’s standard REIT opinion) and reasonably satisfactory to Parent, to the effect that, for all taxable periods commencing with its taxable year ended December 31, 2007, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that its current organization and proposed method of operation will permit the Company to continue to qualify for taxation as a REIT under the Code for its taxable year which ends on the REIT Merger Effective Time (which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in the Company Tax Letter) and (ii) with respect to Parent, a written opinion of Hogan Lovells US LLP (or other counsel to Parent reasonably acceptable to Parent, which the parties agree shall include the law firms set forth on Section 7.2(e) of the Company Disclosure Letter), dated as of the date which includes the REIT Merger Effective Time and in form and substance attached hereto as Exhibit G (and in the case of such other counsel rendering such opinion, in the form of such other counsel’s standard REIT opinion) and reasonably satisfactory to Parent, to the effect that its current organization and proposed method of operation will permit Parent to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the REIT Merger Effective Time and thereafter (which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in the Parent Tax Letter and the Company Tax Letter, and solely for purposes of rendering this opinion, counsel will be able to rely on the opinion referred to in Section 7.2(e)(1) above).

Section 7.3              Conditions to the Obligations of the Company and Company LP.  The obligations of the Company and Company LP to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company, at or prior to the Partnership Merger Effective Time, of the following additional conditions:

(a)           Representations and Warranties.  (i) The representations and warranties set forth in Section 5.1(a) (Organization and Qualification; Subsidiaries), Section 5.3(a) (Capital Structure), Section 5.4 (Authority) and Section 5.21 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time and (ii) each of the other representations and warranties of Parent, Parent LP, Partnership Merger Sub and Partnership Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Agreements and Covenants.  Parent, Parent LP, REIT Merger Sub and Partnership Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)           Officer’s Certificate.  Parent shall have delivered to the Company a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of Parent, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)           Absence of Material Adverse Effect.  Since the date of this Agreement, there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(e)           REIT Opinion. The Company shall have received a written opinion of Hogan Lovells US LLP (or other counsel to Parent reasonably acceptable to the Company, which the parties agree shall include the law firms set forth on Section 7.3(e) of the Company Disclosure Letter), dated as of the date which includes the REIT Merger Effective Time and in form and substance attached hereto as Exhibit G (and in the case of such other counsel rendering such opinion, in the form of such other counsel’s standard REIT opinion) and reasonably satisfactory to the Company, to the effect that, for all taxable periods commencing with its taxable year ended December 31, 2011, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that its current organization and proposed method of operation will permit Parent to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the REIT Merger Effective Time and thereafter (which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in the Parent Tax Letter and the Company Tax Letter, and solely for purposes of rendering this opinion, counsel will be able to rely on the opinion referred to in Section 7.2(e)(1) above the Company Tax Letter).

(f)            Company Designee.  The Company Designee shall have been appointed to the Parent Board effective as of the REIT Merger Effective Time.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1              Termination.  This Agreement may be terminated at any time prior to the Partnership Merger Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Shareholder Approval (except as otherwise expressly noted below), as follows:

(a)           by mutual written agreement of each of Parent and the Company; or

(b)           by either Parent or the Company, if:

(i)            the Partnership Merger Effective Time shall not have occurred on or before December 28, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Mergers to be consummated on or before such date; or

(ii)           any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii)          the Company Stockholder Approval or the Parent Shareholder Approval shall not have been obtained at a duly held Company Stockholder Meeting or Parent Shareholder Meeting, as applicable, or at any adjournment or postponement thereof at which this Agreement and the transactions contemplated hereby have been voted upon, provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to the Company if the failure to obtain such Company Stockholder Approval was primarily due to the Company’s failure to perform any of its obligations under this Agreement and shall not be available to Parent if the failure to obtain such Parent Shareholder Approval was primarily due to Parent’s failure to perform any of its obligations under this Agreement; or

(c)           by the Company, if:

(i)            Parent, REIT Merger Sub or Partnership Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by Parent within sixty (60) days of receipt by Parent of written notice of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company or Company LP are then in breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied; or

(ii)           the Company Board has determined to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of, Section 6.5, and the Company pays to Parent the Company Termination Fee and enters into the Alternative Acquisition Agreement with respect to such Superior Proposal, provided, that the right to terminate under this Section 8.1(c)(ii) shall not be available after the receipt of the Company Stockholder Approval; or

(iii)          (x) the Parent Board shall have made an Adverse Recommendation Change, or (y) Parent enters into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.5); or

(d)           by Parent, if:

(i)            the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by the Company within sixty (60) days of receipt by the Company of written notice of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent, REIT Merger Sub or Partnership Merger Sub are then in breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied; or

(ii)           the Parent Board has determined to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of, Section 6.5, and Parent pays to the Company the Parent Termination Fee and enters into an Alternative Acquisition Agreement with respect to such Superior Proposal, provided, that the right to terminate under this Section 8.1(d)(ii) shall not be available after the receipt of the Parent Shareholder Approval; or

(iii)          (x) the Company Board shall have made an Adverse Recommendation Change, or (y) the Company enters into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.5).

Section 8.2              Effect of Termination.  In the event that this Agreement is terminated and the Mergers and the other transactions contemplated by this Agreement are abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any party hereto (or any of the Company Subsidiaries, Parent Subsidiaries or any of the Company’s or Parent’s respective Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary (a) no such termination shall relieve any party hereto of any liability or damages resulting from or arising out of any willful or intentional breach of this Agreement; and (b) the Confidentiality Agreement, this Section 8.2, Section 8.3, Section 8.6, Article IX and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 8.1.  If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made.

Section 8.3              Termination Fees and Expenses.

(a)           Company Termination Fees and Expenses.

(i)            Subject to the provisions of this Section 8.3, the Company shall pay, or cause to be paid, to Parent the Company Termination Fee (subject to adjustment (if any) in accordance with Section 8.3(c)(i)) if this Agreement is terminated:

(A)          by the Company pursuant to Section 8.1(c)(ii), in which case, payment of the Company Termination Fee shall be a condition to the effectiveness of such termination; or

(B)          by either the Company or Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), in either case as a result of the failure to obtain the Company Stockholder Approval, and the Company (x) receives or has received an Acquisition Proposal, which proposal has been publicly announced and has not been withdrawn either (I) at or prior to the time of the Company Stockholder Meeting (with respect to a termination under Section 8.1(b)(iii)) or (II) otherwise prior to the termination of this Agreement (including if there has been no Company Stockholder Meeting), and (y) within twelve (12) months after the termination of this Agreement, consummates a transaction regarding, or executes an Alternative Acquisition Agreement which is later consummated with respect to, any Acquisition Proposal;

(C)          by Parent pursuant to Section 8.1(d)(i), and the Company (x) receives or has received an Acquisition Proposal, which proposal has been publicly announced and has not been withdrawn prior to the termination of this Agreement, and (y) within twelve (12) months after the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, any Acquisition Proposal; or

(D)          (I) by Parent pursuant to Section 8.1(d)(iii) or (II) by either the Company or Parent pursuant to Section 8.1(b)(iii) as a results of the failure to obtain the Company Stockholder Approval following an Adverse Recommendation Change by the Company Board.

For purposes of this Section 8.3(a), all references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%.”

(ii)           Subject to the provisions of this Section 8.3, the Company shall pay, or cause to be paid, to Parent the Expense Amount if this Agreement is terminated:

(A)          by either the Company or Parent pursuant to Section 8.1(b)(iii) as a result of the failure to obtain the Company Stockholder Approval; or

(B)          by Parent pursuant to Section 8.1(d)(i).

(b)           Parent Termination Fees and Expenses.

(i)            Subject to the provisions of this Section 8.3, Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee (subject to adjustment (if any) in accordance with Section 8.3(c)(i)) if this Agreement is terminated:

(A)          by Parent pursuant to Section 8.1(d)(ii), in which case, payment of the Parent Termination Fee shall be a condition to the effectiveness of such termination; or

(B)          by either the Company or Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), in either case, as a result of the failure to obtain the Parent Shareholder Approval, and Parent (x) receives or has received an Acquisition Proposal, which proposal has been publicly announced and has not been withdrawn either (I) at or prior to the time of the Parent Shareholder Meeting (with respect to a termination under Section 8.1(b)(iii)) or (II) otherwise prior to the termination of this Agreement (including if there has been no Parent Shareholder Meeting), and (y) within twelve (12) months after the termination of this Agreement, consummates a transaction regarding, or executes an Alternative Acquisition Agreement which is later consummated with respect to, any Acquisition Proposal; or

(C)          by the Company pursuant to Section 8.1(c)(i), and Parent (x) receives or has received an Acquisition Proposal, which proposal has been publicly announced and has not been withdrawn prior to the termination of this Agreement, and (y) within twelve (12) months after the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, any Acquisition Proposal; or

(D)          (I) by the Company pursuant to Section 8.1(c)(iii) or (II) by either the Company or Parent pursuant to Section 8.1(b)(iii) as a result of the failure to obtain the Parent Shareholder Approval following an Adverse Recommendation Change by the Parent Board.

For purposes of this Section 8.3(b), all references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%.”

(ii)           Subject to the provisions of this Section 8.3, Parent shall pay, or cause to be paid, to the Company the Expense Amount if this Agreement is terminated:

(A)          by either the Company or Parent pursuant to Section 8.1(b)(iii) as a result of the failure to obtain the Parent Shareholder Approval; or

(B)          by the Company pursuant to Section 8.1(c)(i).

(c)           Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that:

(i)            payment by any party of any portion of the Expense Amount pursuant to Section 8.3(a)(ii) or Section 8.3(b)(ii), as applicable, shall not relieve such paying party of any subsequent obligation with respect to the Company Termination Fee or Parent Termination Fee, as applicable, that may arise under Sections 8.3(a)(i) or 8.3(b)(i), except that, to the extent any such obligation does arise, it shall be adjusted to an amount equal to the Company Termination Fee or Parent Termination Fee, as applicable, less all of the Expense Amount previously paid (if any) to such other party;

(ii)           the party required to pay any Company Termination Fee, Parent Termination Fee or Expense Amount shall make such payment by wire transfer of same day funds to an account designated by the party entitled to receive such Company Termination Fee, Parent Termination Fee or Expense Amount within two (2) Business Days of such termination (or in the case of clauses (C) and (D) of Sections 8.3(a)(i) and 8.3(b)(i), two (2) Business Days of the date of the consummation of such transaction arising from any such Acquisition Proposal), but under no circumstances earlier than one (1) full Business Day after receipt of appropriate wire transfer instructions from the party entitled to payment;

(iii)          under no circumstances shall either the Company or Parent be required to pay the Company Termination Fee or Parent Termination Fee, as applicable, on more than one occasion.

(d)           Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Company Termination Fee or the Parent Termination Fee, as applicable, is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either the Company or Parent, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, such paying party shall pay the other party its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate of ten percent (10%) for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law and (iv) if the Company Termination Fee or the Parent Termination Fee is payable, receipt of the Company Termination Fee or the Parent Termination Fee, as applicable, shall be the sole and exclusive remedy of the Company and the Company Subsidiaries, or Parent and the Parent Subsidiaries, as applicable, other than for any willful or intentional breach of this Agreement.

(e)           If the Company or Parent is required to pay a Company Termination Fee, Parent Termination Fee or Expense Amount, such Company Termination Fee, Parent Termination Fee or Expense Amount shall be paid into escrow on the date such payment is required to be paid by such party pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 8.3(e).  In the event that the Company or Parent is obligated to pay a Company Termination Fee, Parent Termination Fee or Expense Amount, the amount payable to the other party in any tax year shall not exceed the lesser of (i) the Company Termination Fee, Parent Termination Fee or Expense Amount, and (ii) the sum of (A) the maximum amount that can be paid to such other party without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”), and such receiving party has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case as determined by such party’s independent accountants, plus (B) in the event such receiving party receives either (x) a letter from the paying party’s counsel indicating that the receiving party has received a ruling from the IRS as described in Section 8.3(f) or (y) an opinion from its outside counsel as described in Section 8.3(f), an amount equal to the excess of the Company Termination Fee, Parent Termination Fee or Expense Amount less the amount payable under clause (A) above.

(f)            To secure the Company or Parent’s obligation to pay any amounts payable pursuant to Section 8.3(e), such paying party shall deposit into escrow an amount in cash equal to the Company Termination Fee, Parent Termination Fee or Expense Amount with an escrow agent selected by the paying party and reasonably acceptable to the receiving party on such terms (subject to this Section 8.3) as shall be mutually agreed upon by the paying party, the receiving party and the escrow agent.  The payment or deposit into escrow of the Company Termination Fee, Parent Termination Fee or Expense Amount pursuant to this Section 8.3(f) shall be made at the time the paying party is obligated to pay the receiving party such amount pursuant to Section 8.3 by wire transfer.  The escrow agreement shall provide that the Company Termination Fee, Parent Termination Fee or Expense Amount in escrow or any portion thereof shall not be released to the receiving party unless the escrow agent receives any one or combination of the following:  (i) a letter from the receiving party’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the receiving party without causing such party to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, and the receiving party has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the receiving party, or (ii) a letter from the receiving party’s counsel indicating that (A) the receiving party received a ruling from the IRS holding that the receipt by such party of the Company Termination Fee, Parent Termination Fee or Expense Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) the receiving party’s outside counsel has rendered a legal opinion to the effect that the receipt by such party of the Company Termination Fee, Parent Termination Fee or Expense Amount should either constitute Qualifying Income should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Company Termination Fee, Parent Termination Fee or Expense Amount to the receiving party.  The paying party agrees to amend this Section 8.3 at the reasonable request of the receiving party in order to (i) maximize the portion of the Company Termination Fee, Parent Termination Fee or Expense Amount that may be distributed to the receiving party hereunder without causing the paying party to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve the receiving party’s chances of securing a favorable ruling described in this Section 8.3 or (iii) assist the receiving party in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.3.  Any amount of the Company Termination Fee, Parent Termination Fee or Expense Amount that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 8.3, provided, however, that the obligation of the paying party to pay the unpaid portion of the Company Termination Fee, Parent Termination Fee or Expense Amount shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement.

Section 8.4              Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the parties hereto by action taken or authorized by the Parent Board and the Company Board at any time before or after receipt of the Company Stockholder Approval and prior to the REIT Merger Effective Time; provided, however, that after the Company Stockholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock, or which by applicable Law or in accordance with the rules of any stock exchange requires the further approval of the stockholders of the Company or shareholders of Parent without such further approval of such stockholders or shareholders (as applicable), or (b) any amendment or change not permitted under applicable Law.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5              Waiver.  At any time prior to the REIT Merger Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 8.4, waive compliance with any agreement or condition contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.  Notwithstanding the foregoing, no failure or delay by the Company, Company LP, Parent, Parent LP, REIT Merger Sub or Partnership Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.6              Fees and Expenses.  Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that the Company and Parent shall share equally all Expenses related to the printing and filing of the Form S-4 and the printing, filing and distribution of the Joint Proxy Statement, other than attorneys’ and accountants’ fees.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1              Non-Survival of Representations and Warranties.  None of the representations or warranties in this Agreement or any certificate or other writing delivered pursuant to this Agreement, including any rights arising out of any breach of such representations or warranties, shall survive the Partnership Merger Effective Time.

Section 9.2              Notices.  Any notice, request, claim, demand and other communications hereunder shall be in writing, shall be deemed to have been given (i) upon confirmation of successful transmission if sent by facsimile transmission or e-mail of a pdf attachment (provided that any notice received by facsimile or e-mail on any Business Day after 5:00 p.m. (Eastern time) shall be deemed to have been received at 9:00 a.m. (Eastern time) on the next Business Day), or (ii) upon receipt by the receiving party if sent by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), and shall be addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent or Parent LP:

RLJ Lodging Trust
3 Bethesda Metro Center

Suite 1000

Bethesda, MD 20814

Phone:	(301) 280-7777
Fax:	(301) 280-7787
Attention:	Ross H. Bierkan
Email:	rbierkan@rljlodgingtrust.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
555 13th Street NW
Washington, DC 20004

Phone:	(202) 637-5600
Fax:	(202) 637-5910
Attention:	David Bonser
Les Reese
Email:	david.bonser@hoganlovells.com
leslie.reese@hoganlovells.com

if to the Company or Company LP:

FelCor Lodging Trust Incorporated
125 E. John Carpenter Freeway

Suite 1600
Irving, TX 75062

Phone:	(972) 444-4900
Fax:	(972) 444-4949
Attention:	Steven R. Goldman
Email:	sgoldman@felcor.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
787 Seventh Avenue

New York, NY 10019

Phone:	(212) 839-5300
Fax:	(212) 839-5399
Attention:	Michael Gordon; Gabriel Saltarelli
Email:	mgordon@sidley.com; gsaltarelli@sidley.com

and

Polsinelli PC

2950 North Harwood Street

Suite 2100

Dallas, TX 75201

Phone:	(214) 661-5505
Fax:	(214) 397-0033
Attention:	Robert W. Dockery
Email:	bdockery@polsinelli.com

Section 9.3              Interpretation; Certain Definitions.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article or Section of, or a Schedule or Exhibit to, this Agreement, unless otherwise indicated.  The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other instrument made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws.  References to a person are also to its successors and permitted assigns.  All references to “dollars” or “$” refer to currency of the United States of America.

Section 9.4              Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.5              Assignment; Delegation.  Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto (except to the Surviving Entities).

Section 9.6              Entire Agreement.  This Agreement (including the exhibits, schedules, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.7              No Third-Party Beneficiaries.  Except for the provisions of Section 6.9, this Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other person.  The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8              Specific Performance.  The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Mergers and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions.  Accordingly, the parties acknowledge and agree that, prior to the termination of this Agreement pursuant to Section 8.1, the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.  In no event shall the exercise of any party’s right to seek specific performance pursuant to this Section 9.8 reduce, restrict or otherwise limit the right of a party to terminate this Agreement pursuant to Section 8.1.

Section 9.9              Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this

Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10            Governing Law.  This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) directly or indirectly arising out of or relating to this Agreement or the actions of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub, the Company or Company LP in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland, except with respect to matters under the DRULPA relating to the Partnership Merger, which shall be governed by the laws of the State of Delaware.

Section 9.11            Consent to Jurisdiction.

(a)           Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Maryland and to the jurisdiction of the United States District Court for the District of Maryland, for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) directly or indirectly arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any state or federal court located in the State of Maryland.  Each of the parties hereto further consents to the assignment to the Business and Technology Case Management Program with regard to any proceeding in the courts of the State of Maryland.

(b)           Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 9.11 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of any United States federal court located in the State of Maryland or any Maryland state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than any United States federal court located in the State of Maryland or any Maryland state court.  Each of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub, the Company and Company LP agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.12            WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE

COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.  EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

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IN WITNESS WHEREOF, Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub, the Company, and Company LP have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RLJ LODGING TRUST,
a Maryland real estate investment trust

By:	/s/ Ross H. Bierkan
Name: Ross H. Bierkan
Title: President and CEO

RLJ LODGING TRUST, L.P.,
a Delaware limited partnership

By:	RLJ LODGING TRUST,
its General Partner

By:	/s/ Ross H. Bierkan
Name: Ross H. Bierkan
Title: President and CEO

RANGERS SUB I, LLC,
a Maryland limited liability company

By:	RLJ LODGING TRUST, L.P.,
its Sole Member

By:	RLJ LODGING TRUST,
its General Partner

By:	/s/ Ross H. Bierkan
Name: Ross H. Bierkan
Title: President and CEO

RANGERS SUB II, LP,
a Delaware limited partnership

By:	RANGERS GENERAL PARTNER, LLC,
its General Partner

By:	RLJ LODGING TRUST, L.P.,
its Sole Member

By:	RLJ LODGING TRUST,
its General Partner

By:	/s/ Ross H. Bierkan
Name: Ross H. Bierkan
Title: President and CEO

FELCOR LODGING TRUST INCORPORATED, a Maryland corporation

By:	/s/ Steven R. Goldman
Name: Steven R. Goldman
Title: Chief Executive Officer

FELCOR LODGING LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	FELCOR LODGING TRUST INCORPORATED,
its General Partner

By:	/s/ Steven R. Goldman
Name: Steven R. Goldman
Title: Chief Executive Officer

EXHIBITS AND SCHEDULES*

*                      The registrant will furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request; provided, however, that the company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any exhibit or schedule so furnished.